Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

Kimball International, Inc., as Parent

Poppin, Inc., as the Company

PROJECT FIFTH GEAR MERGER CORP., as Merger Sub

and

FORTIS ADVISORS LLC, as the Stockholders’ Representative

November 4, 2020

TABLE OF CONTENTS

INDEX OF EXHIBITS

Title	Exhibit
Form of Written Consent	A
Company employees party to Employment Agreements	B
Form of Disbursement Schedule	C
Form of Escrow Agreement	D
Form of Letter of Transmittal	E
Sample EBITDA Calculation	F
Form of Retention Award Agreement	G
Form of Performance-Based Sales Retention Bonus Plan Participation Letter	H
Accounting Principles	I
R&W Binder	J

INDEX OF DEFINED TERMS

Term	Page
280G Approval	56
Accounting Principles	73
Accounts Receivable	73
Acquisition Proposal	55
Acquisition/Disposition Agreement	40
Act	2
Advisory Group	24
affiliate	73
Agreement	1
Antitrust Laws	73
Audited Balance Sheet Date	29
Balance Sheet	29
Benefit Plans	31
Business Day	74
CARES Act	74
Cash	7
CERCLA	41
Certificate of Merger	74
Certificates	6
Charter	74
Claimant	64
Closing	2
Closing Adjustment	8
Closing Date	2
v

Closing Net Working Capital	8
Closing Option and Warrant Consideration	4
Closing Payment	8
Closing Payment Common Stock Per Share Amount	8
Code	31
Commitment	74
Company	1
Company Capital Stock	74
Company Common Stock	74
Company Disclosure Schedule	26
Company Equity Plan	4
Company Equityholders	22
Company Intellectual Property	37
Company Letter of Credit	8
Company Material Adverse Effect	74
Company Note	75
Company Note Payor	75
Company Owned Intellectual Property	75
Company Preferred Stock	75
Company Stockholder	75
Company Systems	75
Computer Software	38
Confidentiality Agreement	54
Consent	75
COVID-19	75
COVID-19 Order	75
D&O Indemnified Person	57
Data Room	75
Deductible	63
Desktop Software	76
Disbursement Schedule	3
Dispute	76
Disqualified Individual	56
Dissenting Shares	76
Dissenting Stockholder	76
Earnout Amount	21
Earnout Disputed Items	17
Earnout Period	20
Earnout Statement Dispute Notice	17
Earnout Statements	20
EBITDA	17

EBITDA Disputed Items	20
EBITDA Statement Dispute Notice	20
Effective Time	2
Election Notice	64
Employment Agreements	1
Encumbrances	76
End Date	70
Environmental Laws	41
Environmental Permits	42
Equity Securities	76
ERISA	31
ERISA Affiliate	31
Escheat Property	8
Escrow Agent	5
Escrow Agreement	5
Escrow Amount	8
Escrow Fund	5
Estimated Closing Adjustment	9
Estimated Closing Adjustment Statement	11
Exchange Act	47
Excluded Shares	76
Fifth Earnout Payment	21
Final First Earnout Statement	18
Final Fourth Earnout Statement	20
Final Quarterly EBITDA Statement	21
Final Second Earnout Statement	19
Final Statement	12
Final Third Earnout Statement	19
Financial Statements	29
First Earnout Payment	18
First Earnout Period	17
First Earnout Statement	17
Former Properties	42
Fourth Earnout Payment	20
Fourth Earnout Period	20
Fourth Earnout Statement	20
Fundamental Representations	76
Funded Debt	9
Funded Debt Payoff Certificate	3
GAAP	76
Governing Documents	77

Government Contract	77
Government Contract Bid	77
Governmental Entity	77
Hazardous Materials	41
Historical Financial Statements	29
Holdback Amount	9
HSR Act	29
Indebtedness	9
Indemnification Notice	64
Indemnifying Party	64
Independent Accounting Firm	14
Intellectual Property	37
Intentional Breach	77
Intercompany Liability	77
Interim Financial Statements	29
Key Customers	44
Key Employees	1
Key Suppliers	44
Knowledge of the Company	77
Law	77
Lease	55
Leased Real Property	35
Letter of Transmittal	6
Liability	77
Liquidation Preference	78
Litigation Notice	64
Loss	78
Losses	78
made available to Parent	78
Management Services Fees	9
Material Commitments	41
Materiality Qualifiers	62
Measurement Time	7
Merger	1
Merger Sub	1
Most Recent Balance Sheet Date	29
Net Working Capital	9
Notice of Disagreement	13
Option	4
Order	78
Other Indebtedness	9

Owned Real Property	35
Pandemic	78
Pandemic Relief Debt	78
Pandemic-Relief Debt Documentation	78
Parent	1
Parent Disclosure Schedule	47
Parent Indemnified Parties	61
Parent Material Adverse Effect	48
Parent’s Aggregate Closing Adjustment Payment	16
Parties	1
Party	1
Paying Agent Agreement	4
Payment Fund	4
Payoff Letters	3
PCBs	41
Performance-Based Sales Retention Bonus Plan Participation Letters	54
Permit	78
Permitted Encumbrance	78
Person	79
Personnel	79
Policies	43
PPP Escrow Agreement	5
PPP Escrow Amount	79
PPP Escrow Cash	5
PPP Escrow Expiration Date	79
PPP Escrow Fund	6
PPP Loan	79
PPP Loan Repayment Amount	58
PPP Payroll Costs	79
PPP Specified Forgivable Uses	79
Pre-Closing Tax Period	10
Preliminary Statement	12
Privacy Policies	39
Pro Rata Share	80
Proceeding	79
Prohibited Person	79
Protected Information	39
Quarterly EBITDA Statement	20
R&W Binder	80
R&W Insurer	80
R&W Policy	80

RCRA	41
Real Property	36
Reasonable Efforts	80
Registered Company Intellectual Property	37
Related Agreements	80
Release	42
Representative Agreements	22
Requisite Stockholders	1
Resignation Notice	25
Restrictive Covenant Agreements	1
Retention	63
Retention Award Agreements	54
Revenue	17
RSA	27
Run-Off Policies	57
Sample EBITDA Calculation	17
SBA	74
Second Earnout Payment	19
Second Earnout Period	18
Second Earnout Statement	18
Series A Preferred Stock	80
Series AA Preferred Stock	80
Series B Preferred Stock	80
Series BB-1 Preferred Stock	80
Series BB-2 Preferred Stock	80
Series C Preferred Stock	80
Series D-1 Preferred Stock	80
Small Business Act	81
Special Indemnity Claim	62
Specified Fundamental Representations	81
Specified Tax Liability	10
Stockholder Indemnified Parties	62
Stockholder Retention Amount	63
Stockholders’ Representative	1
Stockholders’ Representative Engagement Agreement	24
Stockholders’ Representative Expenses	24
Stockholders’ Representative Group	24
Straddle Period	59
subsidiary	81
Surviving Company	2
Tax	10
x

Tax Proceeding	60
Tax Return	10
Taxes	10
Third Earnout Payment	19
Third Earnout Period	19
Third Earnout Statement	19
Title Defects	35
Transaction Expenses	11
Transaction Expenses Certificate	3
Unauthorized Use	39
Waived Parachute Payments	56
Warrant	4
Working Capital Adjustment	11
Written Consent	1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of November 4, 2020 (this “Agreement”), is by and among Kimball International, Inc., an Indiana corporation (“Parent”), Project Fifth Gear Merger Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Poppin, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the Stockholders’ Representative (the “Stockholders’ Representative”). Parent, Merger Sub, the Company and the Stockholders’ Representative are each sometimes referred to herein individually as a “Party” and together as the “Parties”.
WHEREAS, the respective boards of directors of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), whereby, among other things, (i) each issued and outstanding share of Company Capital Stock (other than Dissenting Shares and Excluded Shares) shall be converted into the right to receive the consideration set forth herein; and (ii) all other securities of the Company shall be terminated;
WHEREAS, the Company shall (i) within 24 hours after the execution and delivery of this Agreement, deliver to Parent a written consent from (a) the holders of a majority of the outstanding Company Capital Stock (on an as-converted to Company Common Stock basis) entitled to vote on the adoption of this Agreement on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement pursuant to the Company’s Governing Documents; and (b) the holders of a majority of the outstanding shares of Company Preferred Stock (voting on an as-converted basis as a single class) (the Company Stockholders described in clauses (a) and (b), the “Requisite Stockholders”), in each case adopting this Agreement in accordance with the Act and the relevant provisions of the Company’s Governing Documents in substantially the form set forth in Exhibit A attached hereto (such consent set forth in this clause (i), the “Written Consent”); and (ii) comply with the notice requirements of Sections 228 and 262 of the Act as promptly as reasonably practicable after delivery to Parent of the Written Consent;
WHEREAS, as a condition and inducement to Parent entering into this Agreement, each employee of the Company listed on Exhibit B (the “Key Employees”) attached hereto, concurrently with the execution and delivery of this Agreement, is entering into an employment agreement with Parent (the “Employment Agreements”), which Employment Agreements will become effective at the Closing; and
WHEREAS, as a condition and inducement to Parent entering into this Agreement, certain Persons, concurrently with the execution and delivery of this Agreement, are entering into a restrictive covenant agreement (the “Restrictive Covenant Agreements”), which Restrictive Covenant Agreements will become effective at the Closing.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I
MERGER; CLOSING; MERGER CONSIDERATION
Section 1.1 The Merger.
(a)Surviving Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation law of the State of Delaware, as amended (the “Act”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue its corporate existence under Delaware law as the surviving company in the Merger (the “Surviving Company”).
(b)Effective Time; Effects of the Merger. On the Closing Date, the Company and Merger Sub will file the Certificate of Merger with the Office of the Secretary of State of Delaware. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Office of the Secretary of State of Delaware, or at such later date or time as is agreed by Merger Sub and the Company and specified in the Certificate of Merger (the “Effective Time”). From and after the Effective Time, the Merger shall have the effects specified in this Agreement, the Certificate of Merger and the applicable provisions of the Act. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company following the Merger, and all debts, liabilities, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, restrictions, disabilities and duties of the Surviving Company following the Merger, subject to the terms and conditions contained in this Agreement.
(c)Closing of the Merger. Subject to the satisfaction or waiver (to the extent permitted under applicable Laws) of each of the conditions contained in ARTICLE VII hereof (other than conditions that by their nature are customarily satisfied at the Closing or that can be satisfied by their terms only at the Closing), and except as otherwise agreed to in writing by Parent and the Company, the closing of the Merger (the “Closing”) shall take place no later than the third Business Day after satisfaction or waiver (to the extent permitted under applicable Law) of the conditions set forth in ARTICLE VII hereof (other than conditions that by their nature are customarily satisfied at the Closing or that can be satisfied by their terms only at the Closing). In lieu of an in-person Closing, the Closing may instead be accomplished by facsimile or email (in PDF format) transmission to the respective offices of legal counsel for the Parties of the requisite documents, duly executed where required, delivered upon actual confirmed receipt, with originals to be delivered as promptly as practicable following the Closing. The actual date on which the Closing takes place is referred to in this Agreement as the “Closing Date”, and the Closing shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date. All proceedings to be taken and all documents to be executed and delivered by all parties at the Closing will be deemed to have been taken and executed simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.
(d)Governing Documents; Directors; Officers.
(i)At the Effective Time, the certificate of incorporation of Surviving Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub until thereafter changed or amended as provided therein or by applicable Law.
(ii)At the Effective Time, the bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

(iii)The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company following the Merger, each to serve in accordance with the Governing Documents of the Surviving Company. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Governing Documents of the Surviving Company.
Section 1.2 Paying Agent; Payment Fund; Closing Certificates.
(a)No more than seven Business Days, and no fewer than three Business Days, prior to the anticipated Effective Time, the Company shall prepare and deliver to Parent a schedule (the “Disbursement Schedule”) in the form attached as Exhibit C, which schedule shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Effective Time (it being understood and agreed that in the event that Parent notifies the Company prior to the Closing that it disputes any of the amounts set forth therein, then Parent and the Company shall cooperate in good faith to resolve any such dispute as promptly as practicable, and modify the Disbursement Schedule as appropriate to reflect any agreed adjustments thereto, provided, that such cooperation shall not delay the Closing, it being understood and agreed that if Parent and the Company have not resolved any such dispute as of the Closing Date, then the amounts proposed by the Company so remaining in dispute shall (subject to any adjustments to which Parent and the Company have agreed in writing) prevail for purposes of the Disbursement Schedule): (i) the names of all the Company Stockholders as of the Closing and their respective addresses (if available) and email addresses as and to the extent reflected in the records of the Company; (ii) the number, class and series of shares of Company Capital Stock (with Certificate numbers) held by such Persons as of the Closing; (iii) the amount of cash payable to each Company Stockholder pursuant to Section 1.3(a) (other than amounts payable pursuant to Section 1.4(f), Section 1.5 and Section 1.8, as applicable); (iv) the calculation of each Company Stockholder’s Pro Rata Share; (v) the amount of cash payable to each holder of Warrants or Options pursuant to Section 1.3(a)(i) –(ii), (vi) the amount of Transaction Expenses (as set forth in the Transaction Expenses Certificate) payable to each payee thereof; (vii) the amount of Funded Debt (as set forth in the Funded Debt Payoff Certificate) payable to each payee thereof; (viii) a schedule of the payees and accounts to which each of the foregoing payments will be made; and (ix) a separate column that indicates whether each Company Stockholder will be paid by the Paying Agent or through Company payroll.
(b)No more than seven Business Days, and no fewer than three Business Days, prior to the anticipated Effective Time, the Company shall deliver to Parent (i) (A) a certificate (the “Funded Debt Payoff Certificate”), certified by a duly authorized officer of the Company, setting forth the Company’s good faith estimate of all outstanding Funded Debt as of immediately prior to the Closing, including the respective amounts with respect to each such item of Funded Debt, and (B) the forms of pay-off letters in form and substance reasonably satisfactory to Parent to be executed at or prior to the Closing by providers of Funded Debt, which, if such Funded Debt is secured, shall include an undertaking by such providers to discharge, terminate and release in full at Closing any Encumbrance securing such Funded Debt (such letters, the “Payoff Letters”); and (ii) a certificate (the “Transaction Expenses Certificate”) setting forth the Company’s good faith estimate of all Transaction Expenses that will be unpaid as of the Closing Date. Concurrent with the delivery of the Funded Debt Payoff Certificate, the Company shall have made arrangements satisfactory to Parent for the full and final release, by each lender of Funded Debt, of all Encumbrances over the properties and assets of the Company and its subsidiaries.
(c)Prior to the Effective Time, Parent and the Stockholders’ Representative shall engage the Paying Agent, pursuant to a paying agent agreement in a form reasonably satisfactory to Parent, the Stockholders’ Representative and the Paying Agent (the “Paying Agent Agreement”), for payment of the portion of the Payment Fund then due to the holders of Company Capital Stock pursuant to

Section 1.3(a) and the Disbursement Schedule. Prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, to be further distributed to the holders of the Company Capital Stock in an account specified by the Paying Agent to Parent (with such account so specified prior to the Closing Date), cash in an amount equal to the Closing Payment less the Closing Option and Warrant Consideration. All funds provided to the Paying Agent by Parent pursuant to the terms hereof are referred to herein as the “Payment Fund”.
(d)Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Capital Stock one year after the end of the Earnout Period shall be delivered by the Paying Agent to the Surviving Company upon demand. Any former holders of Company Capital Stock who have not theretofore complied with this ARTICLE I shall thereafter look only to Parent and the Surviving Company for payment of the portion of the Payment Fund payable with respect thereto.
(e)Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Company, the Paying Agent, nor any Party hereto, shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
(f)The Paying Agent shall hold, invest and release the Payment Fund in accordance with the terms of this Agreement and the Paying Agent Agreement.
Section 1.3 Conversion of Shares; Closing Deliveries.
(a)At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, the Stockholders’ Representative, the Paying Agent or any Company Stockholder:
(i)each then-outstanding and unexercised warrant to purchase Company Common Stock (each, a “Warrant”) and each then-outstanding and unexercised option to purchase Company Common Stock granted under the Company’s 2012 Equity Incentive Plan (the “Company Equity Plan” and each such option, an “Option”), shall vest in full and, without any action on the part of any holder of any such Warrant or Option, shall automatically be canceled and converted into the right to receive from the Company an amount of cash, if any, equal to the product of the sum of (A) and (B), where (A) is the total number of shares of Company Common Stock then underlying such Warrant or Option multiplied by the excess, if any, of the Closing Payment Common Stock Per Share Amount over the exercise price per share of such Warrant or Option (such amount, in the aggregate, the “Closing Option and Warrant Consideration”), and (B) is when, as and if an Earnout Amount becomes payable pursuant to the terms of this Agreement under Section 1.5, the applicable per share portion of such Earnout Amount with respect to a share of Company Common Stock for each share of Company Common Stock underlying such Warrant or Option as of immediately prior to the Effective Time. In the event that the exercise price of any Warrant or Option is equal to or greater than the amount calculated pursuant to the foregoing sentence, such Warrant or Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect. As of the Effective Time, each holder of a Warrant or Option shall cease to have any rights with respect thereto, except the right to receive the payment, if any, described herein;
(ii)each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, Excluded Shares, and shares that have been converted to Company Common Stock in accordance with the Company’s Governing Documents as of immediately prior to the Effective Time) shall be automatically converted into the right to receive an amount of cash (without interest) equal to the Liquidation Preference of each such share of Company Preferred Stock;
(iii)each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, including any such share of Company Common Stock issued under the Company Equity Plan, which shall vest in full at the Effective Time (other than Dissenting Shares and Excluded Shares), shall be automatically converted into the right to receive (A) an amount of cash (without interest) equal to the Closing Payment Common Stock Per Share Amount plus (B) when, as and if an Earnout Amount becomes payable pursuant to the terms of this Agreement under Section 1.5, the applicable per share portion of such Earnout Amount with respect to a share of Company Common Stock; and
(iv)each Excluded Share shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.
(b)The amount of cash each Company Stockholder is entitled to receive for the shares of Company Capital Stock held by such Company Stockholder shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Capital Stock held by such Company Stockholder. The amount of cash to be paid to each Company Stockholder will be set forth on the Disbursement Schedule.
(c)At the Closing, Parent shall:
(i)deposit the Escrow Amount into an escrow fund (the “Escrow Fund”) pursuant to the terms of an escrow agreement (the “Escrow Agreement”) to be entered into at Closing among Parent, Stockholders’ Representative and U.S. Bank National Association, as escrow agent (U.S. Bank National Association , or any successor thereto pursuant to the terms of the Escrow Agreement, the “Escrow Agent”), which agreement shall be in substantially the form attached hereto as Exhibit D;
(ii)pay to or deposit with the Company or Surviving Company, the Closing Option and Warrant Consideration, for further payment to the former holders of Options or Warrants (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than the first regular payroll date following the Closing Date, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options or Warrants;
(iii)pay, or cause to be paid, on behalf of the Surviving Company and/or its subsidiaries, to such account or accounts as are specified in the applicable Payoff Letters, all of the Funded Debt specified in such Payoff Letters to be paid to each such holder of Funded Debt;
(iv)deposit, or cause to be deposited, an amount in cash equal to the PPP Escrow Amount (the “PPP Escrow Cash”), into an escrow fund pursuant to the terms of an escrow agreement (the “PPP Escrow Agreement”) to be entered into at or prior to Closing between the Company and Silicon Valley Bank, as escrow agent, which agreement shall be in substantially the form customarily entered into by Silicon Valley Bank and reasonably acceptable to Parent and the Company (the PPP Escrow Cash, together with any dividends and income earned on thereon, the “PPP Escrow Fund”), which PPP Escrow Fund shall be available to compensate the Parent for the PPP Loan Repayment Amount (if any) for which it is entitled to recovery under Section 4.19 and shall be distributed in accordance the terms and conditions of Section 4.19 and the PPP Escrow Agreement;

(v)at the election of Parent, either (A) pay on behalf of the Surviving Company and its subsidiaries, to such account or accounts specified in the Disbursement Schedule, or (B) pay to the Company, and immediately thereafter at the Closing cause the Surviving Company to pay, or cause its applicable subsidiaries to pay, or, in the case of any Transaction Expense payable to an employee and subject to Section 1.6, cause the Company’s payroll provider or system to pay as promptly as practicable after the Closing, each of the Transaction Expenses, to the extent not paid prior to the Closing, specified in the Transaction Expenses Certificate; and
(vi)pay the Holdback Amount, by wire transfer of immediately available funds to the account specified in writing by Stockholders’ Representative, for use in accordance with Section 1.8.
(d)At or prior to the Closing, the Company shall deliver or cause to be delivered to Parent the documents, instruments and writings specified in Section 7.1(f) hereof.
(e)At or prior to the Closing, Parent shall deliver or cause to be delivered to the Company the documents, instruments and writings specified in Section 7.2(f) hereof.
(f)At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of electronic certificates administered by eShares, Inc. (d/b/a Carta, Inc.) representing shares of Company Capital Stock (“Certificates”) that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive consideration in accordance with Section 1.3(a) and Section 1.5 (provided, however, that Certificates representing Dissenting Shares will entitle the holder thereof only to such rights as provided under the Act and any other applicable Law); and (ii) the stock transfer books of the Company shall be closed and there shall be no registration of transfers on the stock transfer books of the Surviving Company of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time.

(g)Parent shall instruct the Paying Agent to pay each Company Stockholder the aggregate dollar amount receivable by such Company Stockholder under Section 1.3(a) following surrender (or deemed surrender) of the Certificate or Certificates representing such shares of Company Capital Stock and the delivery to the Paying Agent by such Company Stockholder of (i) a letter of transmittal substantially in the form attached hereto as Exhibit E (the “Letter of Transmittal”), duly executed and completed in accordance with the instructions thereto; (ii) a completed IRS Form W-8 and/or W-9, as applicable; and (iii) such other documents as may be reasonably requested by the Paying Agent. If such Certificate or Certificates are surrendered (or deemed surrendered), and such Letter of Transmittal and IRS Forms W-8 and/or W-9, as applicable, are delivered, at least two Business Days prior to the Closing Date, then Parent shall instruct the Paying Agent to pay such dollar amount to such holder by wire transfer of immediately available funds on the Closing Date. Each such Certificate so surrendered (or deemed surrendered) shall be cancelled. Until surrendered (or deemed surrendered) as contemplated by this Section 1.3(f), each such Certificate shall be deemed after the Effective Time to represent only the right to receive (following such surrender or deemed surrender) the consideration receivable pursuant to Section 1.3(a) and Section 1.5 with respect to the shares of Company Capital Stock previously represented by such Certificate.

(h)If any Certificate shall have been lost, stolen or destroyed, then, notwithstanding anything to the contrary contained in Section 1.3(f), upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the presentation of such affidavit (and delivery of a duly executed and completed Letter of Transmittal and IRS Forms W-8 and/or W-9, as applicable) to the Payment Agent, Parent shall instruct the Paying Agent to pay to such Person the consideration receivable with respect to the Company Capital Stock represented by such lost, stolen or destroyed Certificate.
(i)Parent shall instruct the Paying Agent, as soon as reasonably practicable following the execution and delivery of this Agreement (and in no event more than 10 Business Days prior to the expected Closing Date), to mail or otherwise deliver a Letter of Transmittal and IRS Form W-8 (or instructions to access and complete such form) and IRS Form W-9 to each holder of record of shares of Company Capital Stock. No interest shall accrue or be paid on the cash amount payable upon the surrender (or deemed surrender) of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the applicable cash amount is to be made to a Person other than the Person in whose name a surrendered (or deemed surrendered) Certificate formerly evidencing shares of Company Capital Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered (or so deemed surrendered) shall be endorsed properly or otherwise be in proper form for transfer and that the Person requesting such payment shall have paid all transfer and other similar Taxes required by reason of the payment of the applicable cash amount to a Person other than the registered holder of such Certificate, or shall have established to the satisfaction of Parent that such Taxes either have been paid or are not applicable.
(j)Notwithstanding any provision of this Agreement to the contrary, if required by the Act, but only to the extent required thereby, Dissenting Shares shall not be converted into the right to receive the consideration described in Section 1.3(a) and Section 1.5, and holders of such Dissenting Shares shall only be entitled to receive such rights as are provided in accordance with the Act and any other applicable Law unless and until such holders fail to perfect or withdraw or otherwise lose such rights under the Act and any other applicable Law. If, after the Effective Time, any such holder of Dissenting Shares fails to perfect or effectively withdraws or otherwise loses such right, such holder’s Dissenting Shares shall thereupon be automatically treated as if they had been converted into and have become exchangeable for, at the Effective Time, the right to receive the consideration described in Section 1.3(a) and Section 1.5, without any interest thereon (subject to the surrender of the Certificate(s) representing such Dissenting Shares and other requirements set forth in Section 1.3(f)). The Company shall give Parent prompt notice of any demands for dissenters’ rights and withdrawals of demands for dissenters’ rights. Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for dissenters’ rights or settle or offer to settle any such demand.
Section 1.4 Post-Closing Adjustment to Closing Payment.
(a)For purposes of this Agreement:
(i)“Cash” means as of as of 12:01 a.m. Eastern Time on the Closing Date (the “Measurement Time”), the cash and cash equivalents of the Company and its subsidiaries; provided, however, that, notwithstanding anything to the contrary contained herein, (A) to the extent not taken into account in Indebtedness or Net Working Capital, Cash shall be reduced by the aggregate amount of (1) any issued but uncleared checks issued by the Company or any subsidiary of the Company as of the Measurement Time, and (2) cash overdrafts and other negative balances of unrestricted cash and cash equivalents in any bank account of the Company or any of its subsidiaries, (B) to the extent not taken into account in Net Working Capital, Cash shall be increased by the aggregate amount of all uncleared deposits or inbound checks, drafts and electronic receipts of the Company or any of its subsidiaries as of the Measurement Time, and (C) to the extent not taken into account in Indebtedness or Net Working Capital, any cash held as collateral pursuant to that certain Letter of Credit by and between the Company and SVB expiring on January 9, 2021 (the “Company Letters of Credit”) shall be counted as Cash. Other than the Company Letters of Credit, Cash shall not include any (i) cash security deposits made by the Company or any of its subsidiaries, cash collateralizing any obligation (including customs bonds), cash in reserve or escrow accounts, custodial cash or cash subject to a lockbox, dominion, control or similar agreement (other than those that will be terminated at Closing) and (ii) cash held by a foreign subsidiary of the Company that cannot be distributed or otherwise repatriated to the Company due to legal or contractual restrictions, but only to the extent of such legal or contractual restriction.
(ii)“Closing Adjustment” means an amount equal to: (A) the Working Capital Adjustment, plus (B) the Cash minus (C) Funded Debt that will be unpaid as of the Closing Date as set forth in the Funded Debt Payoff Certificate, minus (D) Other Indebtedness as of the Closing Date, and minus (E) Transaction Expenses that will be unpaid as of the Closing Date as set forth in the Transaction Expenses Certificate.
(iii)“Closing Net Working Capital” means the Net Working Capital as of the Measurement Time.
(iv)“Closing Payment” means an amount equal to (A) $110,000,000, minus (B) the Escrow Amount, minus (C) the Holdback Amount, minus (D) the PPP Escrow Cash, and (E) plus the Estimated Closing Adjustment, if the Estimated Closing Adjustment is a net positive number, or minus the absolute value of the Estimated Closing Adjustment, if the Estimated Closing Adjustment is a net negative number.
(v)“Closing Payment Common Stock Per Share Amount” means an amount equal to (A)(1) the Closing Payment, minus (2) the aggregate amount of Liquidation Preference payments on shares of Company Preferred Stock payable pursuant to Section 1.3(a)(iii), plus (3) the aggregate exercise price of Warrants and Options having an exercise price less than the Closing Payment Common Stock Per Share Amount, divided by (B) the sum of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares), plus (2) the aggregate number of shares subject to outstanding Options and Warrants having an exercise price less than the Closing Payment Common Stock Per Share Amount, in each case immediately prior to the Effective Time.
(vi)“Escheat Property” means Liability of the Company and its subsidiaries under any escheat or unclaimed property Law attributable to Pre-Closing Tax Periods, together with all additions to the Liability, penalties and interest and including any liability for such amounts as a result of (a) being a transferee or successor or (b) a contractual obligation to indemnify any Person.
(vii)“Escrow Amount” means an amount equal to $3,000,000.
(viii)“Estimated Closing Adjustment” means the Company’s estimate of the Closing Adjustment, as prepared in good faith by the Company pursuant to Section 1.4(b)(i) and set forth in the Estimated Closing Adjustment Statement.

(ix)“Funded Debt” means, with respect to any Person (or if no other Person is specified, with respect to the Company and its subsidiaries), without duplication, all Liabilities of such Person for (A) indebtedness for borrowed money (including the aggregate principal amount thereof and the aggregate amount of any accrued but unpaid interest), including bonds, notes, debentures and similar instruments; and (B) all penalty payments, premiums, charges, yield maintenance amounts and other reasonable out-of-pocket third party expenses payable as a result of or in connection with the prepayment of any obligations of the types referred to in the foregoing clause (A) (assuming for purposes of calculating such amounts that such prepayment occurs immediately prior to or at the time of the Closing on the Closing Date).
(x)“Holdback Amount” means $300,000.
(xi)“Indebtedness” means Funded Debt and Other Indebtedness (excluding the principal and any accrued interest under the PPP Loan) as of the Measurement Time.
(xii)“Net Working Capital” means (A) the sum of the total current assets of the Company and its subsidiaries as of the applicable date minus (B) the sum of the total current liabilities of the Company and its subsidiaries as of the applicable date, in each case, calculated in accordance with the Accounting Principles; provided, however, that (x) total current assets will not include any Cash or deferred Tax assets, and (y) total current liabilities will not include any Indebtedness, amounts in respect of the PPP Loan or any Transaction Expenses or deferred Tax liabilities.
(xiii)“Other Indebtedness” means, with respect to any Person (or if no other Person is specified, with respect to the Company and its subsidiaries), without duplication, all Liabilities of such Person for: (A) letters of credit, banker’s acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), and similar credit transactions securing obligations of a third party, in each case of this clause (A), to the extent drawn upon or otherwise matured; (B) the deferred purchase price of assets, properties or services (including all Liabilities created or arising under any conditional sale or other title retention Commitment with respect to any such property), other than customary trade credit; (C) reimbursement obligations with respect to any letter of credit, banker’s acceptances, bank overdrafts, surety bonds, other financial guarantees and interest rate protection agreements (without duplication of other indebtedness supported or guaranteed thereby), and similar credit transactions securing obligations of a third party; (D) capitalized lease obligations (determined in accordance with GAAP), synthetic lease obligations and sale leaseback obligations; (E) fees payable by the Company or any of its subsidiaries for the provision of management, administrative or similar services to the Company or any of its subsidiaries (“Management Services Fees”); (F) out-of-the-money swaps, foreign currency exchange agreements or similar hedging Commitments (in each case, only to the extent out-of-the-money); (F) “earn-out”, contingent or similar type payments in respect of any acquisition of or investment in any Person or business, whether or not then due (provided that if not due at or prior to the Closing, such amount shall reduce the Closing Payment at Closing but shall not be paid at Closing); (G) all penalty payments, premiums, charges, yield maintenance amounts and other reasonable out-of-pocket third party expenses in respect of obligations of the types referred to in clauses (A) through (F) above that are triggered or accelerated solely as a result of the transactions contemplated hereby; and (H) obligations to guarantee any of the foregoing Liabilities referred to in clauses (A) through (G).
(xiv)“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any Straddle Period.

(xv)“Specified Tax Liability” means (A) all Liability for Taxes of the Company and its subsidiaries for all Pre-Closing Tax Periods, except to the extent (i) incurred outside the ordinary course of business on the Closing Date after the Closing, (ii) attributable to any election under Section 338 or Section 336 of the Code (or any comparable provision of applicable Law, or (iii) attributable to a breach by Parent or any of its Affiliates of the covenants set forth in ARTICLE V, and excluding Parent’s share of any Transfer Taxes as set forth in Section 5.7, (B) all Liability for Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its subsidiaries is or was a member on or prior to the Closing Date (including pursuant to Treasury Regulation Section 1.1502-6(a) (or a comparable state or local Tax provision)), (C) all Taxes of any Person (other than the Company or any subsidiary of the Company) imposed on the Company or any subsidiary of the Company as a transferee or successor, by contract (other than any agreement entered into in the Ordinary Course of Business the primary purpose of which is not Taxes) or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, (D) all Taxes imposed on the Company Equityholders, (E) all Taxes (determined without taking into account any Tax benefits arising in a Post-Closing Tax Period) attributable to prepaid amounts or deferred revenue received on or prior to the Closing Date; and (F) all Escheat Liability. In the case of any Straddle Period, the amount of Taxes that relate to a Pre-Closing Tax Period shall be determined in accordance with Section 5.1. For the avoidance of doubt, Specified Tax Liabilities shall not include any Taxes attributable to any disallowance of tax credits or other benefits claimed by Parent or any of its affiliates (other than the Company and its subsidiaries) under the CARES Act or other Pandemic related Laws.
(xvi)“Tax” or “Taxes” shall mean all taxes, assessments, charges, duties, fees, levies or other governmental charges including all United States federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, occupation, property, excise, severance, windfall profits, stamp, license, payroll, social security, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation (other than any agreement entered into in the ordinary course of business the primary purpose of which is not Taxes) to indemnify any Person.
(xvii)“Tax Return” means and includes all returns, statements, declarations, estimates, forms, reports, information returns and any other documents (including all consolidated, affiliated, combined or unitary versions of the same), including all related and supporting information, filed or required to be filed with any Governmental Entity in connection with the determination, assessment, reporting, payment, collection or administration of any Taxes.
(xviii)“Transaction Deductions” means, without duplication, all items of loss or deduction permitted by applicable Law resulting from: (A) the exercise of cash out of Options in accordance with Section 1.3 hereof, (B) Transaction Expenses, or (C) any liabilities included in Closing Net Working Capital or Funded Debt.

(xix)“Transaction Expenses” means, without duplication, as of the Measurement Time, the sum of all (A) unpaid “single trigger” transaction related bonuses and change of control related bonuses due to any Personnel of the Company or its subsidiaries that become payable solely in connection with the transactions contemplated by this Agreement, (B) unpaid commission, success fees, brokerage fees, investment banking fees and similar fees payable by the Company or any of its subsidiaries to a

Person as a result of any transactions contemplated by this Agreement, (C) unpaid legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred by the Company or its subsidiaries in connection with the transactions contemplated by this Agreement, including those of Cooley LLP and those, if any, set forth on Section 2.23 of the Company Disclosure Schedule, (D) the portion of the escrow fee to be paid to the Escrow Agent by the Stockholders’ Representative (on behalf of the Company Equityholders) at Closing under the Escrow Agreement, (E) the premiums payable with respect to the Run-Off Policies, (F) any payroll, social security, unemployment or similar Taxes required to be paid by the Company or its subsidiaries in connection with payments made by the Company on or around the Closing with respect to Options or Warrants pursuant to ARTICLE I and in connection with the termination, settlement or extinguishment of any Company Notes, (G) 50% of the premiums, brokerage fees, Taxes and underwriting fees for obtaining the R&W Policy, and (H) 50% of the filing fees payable under the HSR Act and any other Antitrust Law pursuant to Section 4.4; provided, however, that Transaction Expenses shall (x) include, to the extent applicable, the employer-paid portion of any payroll, social security, unemployment or similar Taxes required to be paid by the Company or its subsidiaries in connection with any of the items described in clauses (A), (B) and (C) of this definition of Transaction Expenses, (y) not include any items to the extent included in Indebtedness or Net Working Capital (it being the intention of the parties to avoid duplication or double counting), and (z) not include any fees, expenses or other amounts arising as a result of any action taken by the Surviving Company or any of its subsidiaries after the Effective Time or Parent or any of its subsidiaries prior to, at or after the Effective Time (other than as contemplated hereunder).
(xx)“Working Capital Adjustment” means the amount by which the Closing Net Working Capital is greater than or less than, as the case may be, $14,520,835.13. For the avoidance of doubt, the Working Capital Adjustment shall be positive if the Closing Net Working Capital is greater than $14,520,835.13 and negative if it is less than $14,520,835.13 and zero if it is equal to $14,520,835.13.

(b)Preparation of the Estimated Closing Adjustment and the Preliminary Statement.
(i)The Company shall prepare and deliver to Parent, at least three Business Days prior to the Closing Date, a certificate executed by the Company setting forth in reasonable detail the Company’s calculation, and the amount, of the Estimated Closing Adjustment (the “Estimated Closing Adjustment Statement”), provided, that in the event that Parent notifies the Company prior to the Closing that it disputes the Company’s calculation of the Estimated Closing Adjustment or any component thereof, then Parent and the Company shall cooperate in good faith to resolve any such dispute as promptly as practicable, and modify the Estimated Closing Adjustment Statement as appropriate to reflect any agreed adjustments thereto, provided, further, that such cooperation shall not delay the Closing, it being understood and agreed that if Parent and the Company have not resolved any such dispute as of the Closing Date, then the amounts proposed by the Company so remaining in dispute shall (subject to any adjustments to which Parent and the Company have agreed in writing) prevail for purposes of the Estimated Closing Adjustment Statement. The amounts included in the Estimated Closing Adjustment Statement shall be calculated in accordance with the Accounting Principles. The Estimated Closing Adjustment Statement shall include a detailed listing of the items and amounts included in the calculation of the Estimated Closing Adjustment, including the Closing Net Working Capital used to calculate the Working Capital Adjustment, and shall be prepared by the Company in good faith and in accordance with this Agreement and the books and records of the Company and the subsidiaries, and shall be accompanied by a certificate of the Company stating that the Estimated Closing Adjustment Statement was prepared in accordance with this Section 1.4(b)(i), and that the calculations included therein were made in accordance with the applicable definitions included herein and the Accounting Principles.

(ii)Within 60 days after the Closing Date, Parent will prepare and deliver to the Stockholders’ Representative a preliminary statement (the “Preliminary Statement”) setting forth in reasonable detail Parent’s calculation of the Closing Adjustment, which shall include a detailed listing of the items and amounts included in the calculation of each of the items included in the Closing Adjustment, including the Closing Net Working Capital used to calculate the Working Capital Adjustment. The amounts shall be calculated in accordance with the applicable definitions included herein and the Accounting Principles. The Preliminary Statement shall be prepared by Parent in good faith and in accordance with this Agreement and the books and records of the Company and the subsidiaries, and shall be accompanied by a certificate of an officer of Parent stating that the Preliminary Statement was prepared in accordance with this Section 1.4(b)(ii), and that the calculations included therein were made in accordance with the definitions included herein and the Accounting Principles. The Preliminary Statement as finally modified pursuant to clauses (b) through (d) of this Section 1.4 to become the final statement of the Closing Adjustment is referred to herein as the “Final Statement.” All disputes with respect to the Preliminary Statement and the Final Statement will be resolved in accordance with clauses (b) through (d) of this Section 1.4. For purposes of Section 1.4(b)(i) and this Section 1.4(b)(ii), in the event of a conflict between any calculation of the Closing Net Working Capital in accordance with the books and records of the Company and the subsidiaries and a calculation of the Closing Net Working Capital in accordance with this Agreement, this Agreement shall control.

(iii)If the Company or any of its subsidiaries takes a physical inventory at any of their facilities within 30 days prior to the Closing Date, the Stockholders’ Representative shall notify Parent of the taking of such inventory at least five Business Days prior to the taking of such inventory and afford Parent and its representatives the right to observe the taking of each such physical inventory. If the Company or any of its subsidiaries elects to take any such inventories, the Company shall adjust, in consultation with Parent and its representatives, the results of any such physical inventory to reflect transactions (including transactions such as sales of goods and services, purchases of raw materials and the conversion of inventory into accounts receivable) after the date of such inventory or inventories, as the case may be, through and including the day immediately prior to the Closing Date. Such physical inventory or inventories shall include the valuation determinations in respect of the inventory covered thereby and such inventories (including the related valuations) shall be used for the purpose of determining the inventory amounts for the Closing Net Working Capital. If the Company and its subsidiaries do not take the foregoing physical inventories within such timeframe and Parent or its representatives elect to take such inventories on or after the Closing Date for the purpose of preparing the Preliminary Statement and the determination of the Closing Net Working Capital, Parent shall notify the Stockholders’ Representative of the taking of such inventory at least five Business Days prior to the taking of such inventory and afford the Stockholders’ Representative the right to observe the taking of each such physical inventory. If Parent or its representatives take such inventories on or after the Closing Date, Parent or its representatives shall adjust, in consultation with the Stockholders’ Representative, the results of any such physical inventory such that transactions (including transactions such as sales of goods and services, purchases of raw materials and the conversion of inventory into accounts receivable) after the Closing are not reflected in the inventories. The valuation of the inventory or inventories shall be calculated using the Accounting Principles for any inventories taken by either the Company or Parent for the purposes of determining the Closing Net Working Capital.

(c)Review of Preliminary Statement.
(i)The Stockholders’ Representative will have 30 days following Parent’s delivery of the Preliminary Statement to the Stockholders’ Representative to review and respond to the Preliminary Statement during which period Parent will grant the Stockholders’ Representative and its representatives reasonable access during normal business hours to the books and records of the Company and its subsidiaries, including the working papers of Parent’s independent accountants (subject to the execution of customary working paper access letters), if any.

(ii)Unless the Stockholders’ Representative has delivered to Parent and the Escrow Agent a written letter of its disagreement with the Preliminary Statement (the “Notice of Disagreement”) on or prior to the 31st day following Parent’s delivery of the Preliminary Statement to the Stockholders’ Representative, the Preliminary Statement will become the Final Statement on the 31st day following Parent’s delivery of the Preliminary Statement to the Stockholders’ Representative. The Notice of Disagreement shall set forth in reasonable detail any proposed adjustment to the Preliminary Statement and the basis for such adjustment (including a specific dollar amount and accompanied by a reasonably detailed explanation).

(iii)If the Notice of Disagreement is delivered in accordance with Section 1.4(c)(ii), then (A) any amount set forth in the Preliminary Statement as to which the Stockholders’ Representative has not objected in the Notice of Disagreement in accordance with Section 1.4(c)(ii) will be deemed to be accepted and will become part of the Final Statement, and (B) the Final Statement will become conclusive and binding on the earlier of (1) the date that the Stockholders’ Representative and Parent resolve in writing all remaining disputed matters specified in the Notice of Disagreement or (2) the date that the Independent Accounting Firm delivers to the Stockholders’ Representative and Parent a copy of the Final Statement and the Closing Adjustment pursuant to Section 1.4(e)(iv).

(d)Meeting to Resolve Proposed Adjustments. As soon as reasonably practicable, but in no event later than 15 days, after the Stockholders’ Representative’s delivery of the Notice of Disagreement, Parent and the Stockholders’ Representative will meet and endeavor to resolve the unaccepted adjustments in the Notice of Disagreement. If Parent and the Stockholders’ Representative reach agreement in writing on such adjustments, the Final Statement will be the Preliminary Statement modified to reflect the adjustments accepted pursuant to Section 1.4(c)(iii)(A) and those otherwise agreed to in writing by the Parties pursuant to this Section 1.4(d).
(e)Resolution by Arbitration.
(i)If Parent and the Stockholders’ Representative do not resolve to their mutual satisfaction all disputed adjustments in the Notice of Disagreement within 15 days following the meeting provided for in Section 1.4(d), any remaining disputed adjustments that were included in the Notice of Disagreement will be settled by Grant Thornton LLP (or, if such accounting firm shall decline to act or is not, at the time of submission thereto, independent of Parent or the Company, to another independent accounting firm of national reputation mutually acceptable to Parent and the Stockholders’ Representative) (either Grant Thornton LLP or such other accounting firm being the “Independent Accounting Firm”) in accordance with the following provisions of this Section 1.4(e). Neither Parent nor the Company (A) has, in the three-year period prior to the date of this Agreement, engaged the Independent Accounting Firm to perform any services in excess of $100,000 in any 12-month period for any such Person (other than acting as an independent arbitrator in a similar capacity as the Independent Accounting Firm) or (B) will engage the Independent Accounting Firm to perform any service for such Person (other than acting as an independent arbitrator in a similar capacity as the Independent Accounting Firm) prior to the finalization of the Final Statement pursuant to this Section 1.4.

(ii)As soon as reasonably practicable following the engagement of the Independent Accounting Firm, Parent and the Stockholders’ Representative will furnish the Independent Accounting Firm with a copy of this Agreement, the Financial Statements, the Estimated Closing Adjustment Statement, the Preliminary Statement, the Notice of Disagreement and any other relevant correspondence between the Parties. Parent and the Stockholders’ Representative will also give the Independent Accounting Firm:
1)position papers outlining such Party’s respective arguments and supporting documentation for such Party’s position, provided, however, that Parent’s positions, arguments and computations must not be inconsistent with those set forth in the Preliminary Statement or agreed to with the Stockholders’ Representative pursuant to Section 1.4(d) above (and the Independent Accounting Firm will not consider any that are inconsistent), and the Stockholders’ Representative’s positions, arguments and computations must not be inconsistent with those set forth in the Notice of Disagreement or agreed to with Parent pursuant to Section 1.4(d) above (and the Independent Accounting Firm will not consider any that are inconsistent); and
2)access to the books and records of the Surviving Company and its subsidiaries, including any work papers or other schedules prepared by such Party’s accountants (subject to compliance with such Party’s accountants’ customary procedures for release) relating to the preparation of the Preliminary Statement and the Notice of Disagreement, and upon reasonable advance notice, access during normal business hours to relevant personnel of Parent and the Surviving Company.

(iii)The Independent Accounting Firm’s engagement will be limited to (A) reviewing the Preliminary Statement and the amounts placed in dispute by the Notice of Disagreement pursuant to Section 1.4(c)(ii); (B) determining the amount for each individual item remaining in dispute between the Stockholders’ Representative and Parent in accordance with the Accounting Principles and this Agreement, and (2) whether there were mathematical errors in the Preliminary Statement; (C) preparing the Final Statement, which will include those amounts in the Preliminary Statement accepted by the Stockholders’ Representative pursuant to Section 1.4(c)(iii)(A), those adjustments otherwise agreed to in writing by Parent and the Stockholders’ Representative pursuant to Section 1.4(d), and those amounts determined by the Independent Accounting Firm in accordance with the foregoing clause (B) (which shall not be more favorable to Parent than the amount specified in the Preliminary Statement nor more favorable to the Stockholders’ Representative than the amount specified in the Notice of Disagreement); and (D) calculating the Closing Adjustment. The fees and expenses of the Independent Accounting Firm shall be borne by the Stockholders’ Representative (on behalf of the Company Equityholders) and Parent in inverse proportion as they may prevail on matters resolved by the Independent Accounting Firm, which proportionate allocations shall also be determined by the Independent Accounting Firm at the time the determination of the Independent Accounting Firm is rendered on the Final Statement and the Closing Adjustment.
(iv)The Parties will instruct the Independent Accounting Firm to (A) complete its preparation of the Final Statement and the Closing Adjustment within 25 days from the date of submission of the disputed adjustments to the Independent Accounting Firm pursuant to Section 1.4(e)(ii), and (B) deliver promptly thereafter a copy of the Final Statement and the Closing Adjustment to the Stockholders’ Representative, Parent and the Escrow Agent, together with a report setting forth each disputed adjustment and the Independent Accounting Firm’s determination with respect thereto. The Independent Accounting Firm’s determination will be conclusive and binding upon the Parties and may be entered and enforced in any court of competent jurisdiction.
(v)The Independent Accounting Firm shall be instructed that, between the time the Stockholders’ Representative delivered the Notice of Disagreement to Parent and the date of the Independent Accounting Firm’s engagement, the Stockholders’ Representative and Parent may have exchanged certain proposals relating to the disputed items that were intended solely for purposes of facilitating settlement discussions and such proposals were confidential and were provided solely on the condition and understanding that such proposals would not be permitted to be disclosed in any court or arbitration hearing, including with respect to the accounting firm engagement in the dispute. The Independent Accounting Firm will be instructed to disregard any evidence of such settlement proposals and negotiations in its consideration of the disputed matter.
(f)Payment of Closing Adjustment.
(i)If the Closing Adjustment finally determined in accordance with this Section 1.4 is greater than the Estimated Closing Adjustment:
1)Parent will pay, or cause to be paid, to the Paying Agent, for further distribution to the Company Equityholders (as defined herein) pursuant to the terms of the Paying Agent Agreement, an amount in cash equal to such excess within three Business Days from the date on which the Preliminary Statement becomes the Final Statement; and
2)Parent and the Stockholders’ Representative will instruct the Escrow Agent to pay from the Escrow Fund to the Paying Agent, for further distribution to the Company Equityholders pursuant to the terms of the Paying Agent Agreement, within three Business Days from the date on which the Preliminary Statement becomes the Final Statement; and

(ii)If the Estimated Closing Adjustment is greater than the Closing Adjustment finally determined in accordance with this Section 1.4:
1)Parent and the Stockholders’ Representative shall instruct the Escrow Agent to pay to Parent from the Escrow Fund an amount equal to the excess of the Estimated Closing Adjustment over the Closing Adjustment (“Parent’s Aggregate Closing Adjustment Payment”), and to make such payment (1) within three Business Days following the date on which the Preliminary Statement becomes the Final Statement and (2) in immediately available funds by wire transfer pursuant to instructions provided in writing by Parent; provided, however, that, in no event shall Parent’s Aggregate Closing Adjustment Payment exceed the Escrow Amount; and
2)in the event that the Parent’s Aggregate Closing Adjustment Payment is less than the Escrow Amount, Parent and the Stockholders’ Representative will instruct the Escrow Agent to pay the remainder of the Escrow Fund to the Paying Agent, for further distribution to the Company Equityholders pursuant to the terms of the Paying Agent Agreement, within three Business Days from the date on which the Preliminary Statement becomes the Final Statement.
(iii)Any portion of the Escrow Fund payable with respect to former holders of Options or Warrants shall be paid to the Company or the Surviving Company for further payment to such former holders (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than the first regular payroll date following such release from the Escrow Fund in accordance with the terms hereof, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options or Warrants.
(iv)If the Estimated Closing Adjustment finally determined in accordance with this Section 1.4 is equal to the Closing Adjustment, then there will be no adjustment to the Closing Payment pursuant to this Section 1.4 and Parent and the Stockholders’ Representative will instruct the Escrow Agent to pay the full Escrow Fund to the Paying Agent, for further distribution to the Company Equityholders pursuant to the terms of the Paying Agent Agreement, within three Business Days from the date on which the Preliminary Statement becomes the Final Statement;

(v)For the avoidance of doubt, for purposes of this Agreement, a smaller negative integer (i.e., closer to zero) is always “greater than” a larger negative integer (i.e., further from zero). For example, -2 is greater than -10.
Section 1.5 Earnout.
(a)As used herein, “EBITDA” shall mean, for any applicable period, the following amount: (A) the net income of the Surviving Company and its subsidiaries during the applicable period, plus (B) to the extent deducted in determining net income during the applicable period: interest expense; federal, state and local income taxes; depreciation of tangible assets; and amortization of intangible assets. The components of EBITDA shall be determined in accordance with the Accounting Principles as consistently applied by the Company in the preparation of the audited Financial Statements for the 2019 fiscal year and, to the extent consistent with the Accounting Principles, using the same accounting principles, practices, procedures, policies and methods, with consistent classifications, judgments, inclusions, exclusions and valuation and estimation methodologies that were employed in the preparation of the sample EBITDA calculation attached hereto as Exhibit F (the “Sample EBITDA Calculation”). Without limiting the foregoing, for purposes of calculating the 2020 EBITDA, there shall be no deductions for any general and administrative expenses (G&A), IR&D expenses or any overhead related charges of Parent or its affiliates (other than the Surviving Company) or any other indirect costs allocations from Parent or its affiliates (other than the Surviving Company) after the Closing.
(b)As used herein, “Revenue” shall mean revenue generated by Parent, the Surviving Company and their respective subsidiaries, without duplication, from (i) sales through direct sales channels of products, whether Poppin-branded or not, including unbranded or third-party products such as Byrne electric solutions or Humanscale monitor arms, and services arising out of or related to direct sales (e.g., white glove installation, storage or customization fees), but excluding non-Poppin branded, designed, sourced or produced products sold by (A) Kimball Hospitality, Inc., an Indiana corporation and wholly owned subsidiary of Parent, (B) Parent’s Hospitality business unit, or (C) business units or Persons acquired by Parent after the date hereof, (ii) sales through two-step distribution channels of Poppin-branded products or other products sourced, designed or produced by the Poppin team, or (iii) all products branded, designed or produced by Poppin, whether Poppin-branded or not.
(c)First Earnout Payment.
(i)As promptly as practical following the end of Parent’s fiscal year ending June 30, 2021 (but in no event later than 60 days thereafter), Parent shall deliver to the Stockholders’ Representative a statement (the “First Earnout Statement”) showing (A) the Revenue for the months of May and June 2021 (only to the extent following the Closing Date if the Closing occurs during such months) and (B) EBITDA with respect to the period from January 1, 2021 (or the Closing Date, if the Closing Date is later than January 1, 2021) through June 30, 2021 (such period from the Closing through June 30, 2021, the “First Earnout Period”), calculated in a manner consistent with the definitions thereof. If the Stockholders’ Representative does not provide a reasonably detailed written notice (an “Earnout Statement Dispute Notice”) with respect to certain disputed items (or calculations) as specified in the notice (the “Earnout Disputed Items”) to Parent within 45 calendar days of receiving the First Earnout Statement, then the Parties hereby agree that the First Earnout Statement shall be deemed conclusive and binding on the Parties hereto.
(ii)If the Stockholders’ Representative provides an Earnout Statement Dispute Notice to Parent within such 45-day period, Parent and the Stockholders’ Representative shall use commercially reasonable efforts to resolve the dispute during the 15-day period commencing on the date Parent receives the Earnout Statement Dispute Notice from the Stockholders’ Representative. If the Stockholders’ Representative and Parent do not agree upon a final resolution with respect to any disputed items within such 15-day period, then the remaining items in dispute shall be submitted promptly to the Independent Accounting Firm for determination in accordance with the procedures, and the fees and expenses of the Independent Accounting Firm shall be borne by the Stockholders’ Representative (on behalf of the Company Equityholders) and Parent in accordance with the rules, set forth in Section 1.4(e), mutatis mutandis. The conclusive and binding First Earnout Statement, based either upon agreement of Parent and the Stockholders’ Representative, or the written determination delivered by the Independent Accounting Firm in accordance with Section 1.4(e) and this Section 1.5, shall be deemed the “Final First Earnout Statement”.

(iii)(A) If the Revenue set forth on the Final First Earnout Statement is equal to or greater than $10,100,000; and (B) if the EBITDA set forth on the Final First Earnout Statement is equal to or greater than negative $2,800,000 (i.e., a positive number or a negative integer smaller than negative $2,800,000), then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $5,000,000; provided, that, for the purposes of the First Earnout Statement only, the Revenue set forth therein shall exclude any Revenue from sales by Poppin attributable to its wholesale business unit (as determined in the same manner in which sales were historically allocated by the Company to its wholesale business unit). Any amounts payable pursuant to this Section 1.5(c)(iii) (the “First Earnout Payment”) shall be made within ten Business Days following the date on which the First Earnout Statement becomes the Final First Earnout Statement.; provided that, notwithstanding anything to the contrary in this Section 1.5(c), no First Earnout Payment will be made if the Closing has not occurred by the end of the First Earnout Period. For the avoidance of doubt, (x) if the Revenue set forth on the Final First Earnout Statement is less than $10,100,000, or (y) if the EBITDA set forth on the Final First Earnout Statement is less than negative $2,800,000 (i.e., a negative integer larger than negative $2,800,000), then First Earnout Payment attributable to this Section 1.5(c)(iii) will be $0.
(d)Second Earnout Payment.
(i)As promptly as practical following the end of Parent’s fiscal year ending June 30, 2022 (but in no event later than 60 days thereafter), Parent shall deliver to the Stockholders’ Representative a statement (the “Second Earnout Statement”) showing the Revenue and EBITDA with respect to such fiscal year (the “Second Earnout Period”), calculated in a manner consistent with the definitions thereof. If the Stockholders’ Representative does not provide an Earnout Statement Dispute Notice within 45 calendar days of receiving the Second Earnout Statement, then the Parties hereby agree that the Second Earnout Statement shall be deemed conclusive and binding on the Parties hereto.
(ii)If the Stockholders’ Representative provides an Earnout Statement Dispute Notice to Parent within such 45-day period, then the provisions of Section 1.5(c)(ii) shall apply mutatis mutandis. The conclusive and binding Second Earnout Statement, based either upon agreement of Parent and the Stockholders’ Representative, or the written determination delivered by the Independent Accounting Firm in accordance with Section 1.4(e) and this Section 1.5, shall be deemed the “Final Second Earnout Statement”.

(iii)(A) If the Revenue set forth on the Final Second Earnout Statement is equal to or greater than $100,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $15,000,000; and (B) if the EBITDA set forth on the Final Second Earnout Statement is equal to or greater than $0, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $5,000,000. Any amounts payable pursuant to this Section 1.5(c)(iii) (the “Second Earnout Payment”) shall be made within ten Business Days following the date on which the Second Earnout Statement becomes the Final Second Earnout Statement. For the avoidance of doubt, (x) if the Revenue set forth on the Final Second Earnout Statement is less than $100,000,000, the Second Earnout Payment attributable to clause (A) of this Section 1.5(d)(iii) will be $0, and (y) if the EBITDA set forth on the Final Second Earnout Statement is less than $0, the Second Earnout Payment attributable to clause (B) of this Section 1.5(d)(iii) will be $0.

(e)Third Earnout Payment.
(i)As promptly as practical following the end of Parent’s fiscal year ending June 30, 2023 (but in no event later than 60 days thereafter), Parent shall deliver to the Stockholders’ Representative a statement (the “Third Earnout Statement”) showing the Revenue with respect to such fiscal year (the “Third Earnout Period”), calculated in a manner consistent with the definition thereof. If the Stockholders’ Representative does not provide an Earnout Statement Dispute Notice within 45 calendar days of receiving the Third Earnout Statement, then the Parties hereby agree that the Third Earnout Statement shall be deemed conclusive and binding on the Parties hereto.
(ii)If the Stockholders’ Representative provides an Earnout Statement Dispute Notice to Parent within such 45-day period, then the provisions of Section 1.5(c)(ii) shall apply mutatis mutandis. The conclusive and binding Third Earnout Statement, based either upon agreement of Parent and the Stockholders’ Representative, or the written determination delivered by the Independent Accounting Firm in accordance with Section 1.4(e) and this Section 1.5, shall be deemed the “Final Third Earnout Statement”.
(iii)If the Revenue set forth on the Final Third Earnout Statement is equal to or greater than $140,000,000, but less than $150,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $5,000,000. If the Revenue set forth on the Final Third Earnout Statement is equal to or greater than $150,000,000, but less than $160,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $10,000,000. If the Revenue set forth on the Final Third Earnout Statement is equal to or greater than $160,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $15,000,000. Any amounts payable pursuant to this Section 1.5(e)(iii) (the “Third Earnout Payment”) shall be made within ten Business Days following the date on which the Third Earnout Statement becomes the Final Third Earnout Statement. For the avoidance of doubt, if the Revenue set forth on the Final Third Earnout Statement is less than $140,000,000, the Third Earnout Payment will be $0.

(f)Fourth Earnout Payment.
(i)As promptly as practical following the end of Parent’s fiscal year ending June 30, 2024 (but in no event later than 60 days thereafter), Parent shall deliver to the Stockholders’ Representative a statement (the “Fourth Earnout Statement”) showing the Revenue with respect to such fiscal year (the “Fourth Earnout Period” and, collectively with the First Earnout Period, the Second Earnout Period, and the Third Earnout Period, the “Earnout Period”), calculated in a manner consistent with the definition thereof. If the Stockholders’ Representative does not provide an Earnout Statement Dispute Notice within 45 calendar days of receiving the Fourth Earnout Statement, then the Parties hereby agree that the Fourth Earnout Statement shall be deemed conclusive and binding on the Parties hereto.
(ii)If the Stockholders’ Representative provides an Earnout Statement Dispute Notice to Parent within such 45-day period, then the provisions of Section 1.5(c)(ii) shall apply mutatis mutandis. The conclusive and binding Fourth Earnout Statement, based either upon agreement of Parent and the Stockholders’ Representative, or the written determination delivered by the Independent Accounting Firm in accordance with Section 1.4(e) and this Section 1.5, shall be deemed the “Final Fourth Earnout Statement” (collectively with the Final First Earnout Statement, the Final Second Earnout Statement and the Final Third Earnout Statement, the “Earnout Statements”).

(iii)If the Revenue set forth on the Final Fourth Earnout Statement is equal to or greater than $180,000,000, but less than $200,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $5,000,000. If the Revenue set forth on the Final Fourth Earnout Statement is equal to or greater than $200,000,000, but less than $220,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $10,000,000. If the Revenue set forth on the Final Fourth Earnout Statement is equal to or greater than $220,000,000, then Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $15,000,000. Any amounts payable pursuant to this Section 1.5(f)(iii) (the “Fourth Earnout Payment”) shall be made within ten Business Days following the date on which the Fourth Earnout Statement becomes the Final Fourth Earnout Statement. For the avoidance of doubt, if the Revenue set forth on the Final Fourth Earnout Statement is less than $180,000,000, the Fourth Earnout Payment will be $0.
(g)Fifth Earnout Payment.
(i)As promptly as practical following the end of each of Parent’s fiscal quarters during the Earnout Period (but in no event later than 60 days thereafter) until the Fifth Earnout Payment (if any) is earned and payable pursuant to this Section 1.5(g), Parent shall deliver to the Stockholders’ Representative a statement (each, a “Quarterly EBITDA Statement”) showing the EBITDA with respect to such quarter, calculated in a manner consistent with the definition thereof. If the Stockholders’ Representative does not provide a reasonably detailed written notice (an “EBITDA Statement Dispute Notice”) with respect to certain disputed items (or calculations) as specified in the notice (the “EBITDA Disputed Items”) to Parent within 45 calendar days of receiving such Quarterly EBITDA Statement, then the Parties hereby agree that such Quarterly EBITDA Statement shall be deemed conclusive and binding on the Parties hereto.
(ii)If the Stockholders’ Representative provides an EBITDA Statement Dispute Notice to Parent within such 45-day period, then the provisions of Section 1.5(c)(ii) shall apply mutatis mutandis. The conclusive and binding Quarterly EBITDA Statement, based either upon agreement of Parent and the Stockholders’ Representative, or the written determination delivered by the Independent Accounting Firm in accordance with Section 1.4(e) and this Section 1.5, shall be deemed the “Final Quarterly EBITDA Statement” for such fiscal quarter.
(iii)If at any time during the Earnout Period, pursuant to the Final Quarterly EBITDA Statements, EBITDA during any four consecutive fiscal quarters falling during the Earnout Period exceeds $10,000,000 in aggregate over the course of such four consecutive fiscal quarters, Parent shall pay, or cause to be paid, to the Paying Agent, for further distribution to each Company Equityholder pursuant to the terms of the Paying Agent Agreement, an amount equal to $15,000,000. Any amounts payable pursuant to this Section 1.5(g)(iii) (the “Fifth Earnout Payment”, and collectively with the First Earnout Payment, the Second Earnout Payment, the Third Earnout Payment and the Fourth Earnout Payment (in each case, if any), the “Earnout Amount”) shall be made within ten Business Days after the determination of the Final Quarterly EBITDA Statement for the applicable period in which such EBITDA threshold is met. For the avoidance of doubt, the Fifth Earnout Payment shall only be eligible to be earned and payable one time during the Earnout Period.
(h)From and after the Closing Date until the earlier to occur of the completion of the Earnout Period or the date on which all Earnout Payments have been paid in accordance with this Agreement, Parent or the Surviving Company shall not take any actions with respect to the conduct of its business with the specific intent to prejudice the right of each Company Stockholder to receive any portion of the Earnout Amount.
(i) From and after the Closing Date until the earlier to occur of the completion of the Earnout Period or the date on which all Earnout Payments have been paid in accordance with this Agreement, Parent shall (i) use Reasonable Efforts to integrate Poppin products into the applicable portions of the Parent dealer network and (iii) not enter into any agreement, arrangement or other transaction intended to prevent, reduce or delay payment of any Earnout Amount.
(j)From and after the Closing Date until the earlier to occur of the completion of the Earnout Period or the date on which all Earnout Payments have been paid in accordance with this Agreement, Parent shall not, and shall cause its affiliates (including the Surviving Corporation) not to, directly or indirectly, by sale or swap of assets, merger, reorganization, joint venture, lease, license, or any other transaction or arrangement, sell, assign or transfer all or substantially all of the rights to develop or commercialize a material portion of the Revenue opportunity of the Company to any third party not affiliated with Parent without first agreeing in good faith with the Stockholders’ Representative to appropriately reduce the remaining applicable EBITDA and Revenue milestones.
(k)Parent shall provide the Stockholders’ Representative with quarterly unaudited financial statements of the Surviving Company when available following the end of each of the first, second and third fiscal quarters of FY2021, FY2022, FY2023 and FY2024.
(l)During the Earnout Period and for a 12-month period thereafter, from time to time upon the reasonable written request of the Stockholders’ Representative, and upon reasonable notice, Parent shall, and shall cause its affiliates (including the Surviving Company) to, provide the Stockholders’ Representative and its representatives with reasonable access, in a manner not disruptive to the operations of the business of Parent and its affiliates (including the Surviving Company), during normal business hours to such of the books and records and personnel of the Parent and its affiliates (including the Surviving Company) as may be reasonably necessary to verify the accuracy of the information delivered by Parent pursuant to this Section 1.5 and whether any of the Earnout Amounts are payable; provided, that Parent shall not be required to provide such access more than four times in any 12-month period.
(m)Parent shall have the right to withhold and set-off against any amount otherwise due to be paid pursuant to this Section 1.5 (i) the amount of any unpaid fees and expenses of the Independent Accounting Firm which, pursuant to this Agreement, were for the account of the Company Equityholders, and (ii) pursuant to the provisions of Section 6.1(n).
(n)Any Earnout Amount paid pursuant to Section 1.5 shall be treated as an adjustment to the consideration payable to Company Equityholders pursuant to ARTICLE I of this Agreement for all Tax purposes unless applicable Tax Law causes such payment not to be so treated, and the Parties agree to file their Tax Returns accordingly.
(o)Any portion of any Earnout Amount payable with respect to former holders of Options or Warrants shall be paid to the Company or the Surviving Company for further payment to such former holders (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than the first regular payroll date following the applicable payment date for such portion of the Earnout Amount, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options and Warrants.

Section 1.6 Withholding. Each of Parent, the Surviving Company, the Company and its subsidiaries shall be entitled to deduct and withhold (or, as applicable, cause to be deducted and withheld) from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under applicable Laws. To the extent such amounts are withheld and paid to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom such amounts would have otherwise been paid.

Section 1.7 Stockholders’ Representative.
(a)By voting in favor of the adoption of this Agreement, the approval of the principal terms of the Merger, and the consummation of the Merger or participating in the Merger and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Merger, each Company Stockholder (other than Dissenting Stockholders) and the holders of Warrants or Options (the “Company Equityholders”), without any further action of any of the Company Equityholders or the Company, hereby appoints and constitutes Fortis Advisors LLC as the Stockholders’ Representative for and on behalf of the Company Equityholders and as his, her or its attorney-in-fact and exclusive agent to execute and deliver this Agreement, the Escrow Agreement and the Paying Agent Agreement (collectively, the “Representative Agreements”) and for all other purposes hereunder and thereunder, and to take any and all actions and make any and all decisions required or permitted to be taken or made by the Stockholders’ Representative under the Representative Agreements or the Stockholders’ Representative Engagement Agreement, with full authority and power of substitution to act in the name, place and stead of such Company Stockholders. All such actions shall be deemed to be facts ascertainable outside of the Representative Agreements and shall be binding on the Company Equityholders as a matter of contract Law. Without limiting the generality of the foregoing, the Stockholders’ Representative has full power and authority, on behalf of each Company Equityholder and his, her or its successors and assigns, to:
(i)interpret the terms and provisions of the Representative Agreements and the documents to be executed and delivered by the Company Equityholders in connection herewith;
(ii)execute and deliver and receive deliveries of all agreements, amendments, certificates, statements, notices, approvals, extensions, waivers, undertakings and other documents required or permitted to be given in connection with the consummation of the transactions contemplated by any of the Representative Agreements;
(iii)receive any amounts due or to be paid to the Company Equityholders under any of the Representative Agreements;
(iv)allocate among the Company Equityholders and instruct the Paying Agent or the Escrow Agent to distribute and pay to the Company Equityholders any amount to be paid to the Company Equityholders or to be paid to the Stockholders’ Representative on behalf of the Company Equityholders hereunder, and delivery of wire instructions to Parent, the Paying Agent or the Escrow Agent in connection with the foregoing;
(v)authorize delivery to Parent of the Escrow Fund, the PPP Escrow Fund, or any portion thereof, pursuant to the terms hereof;
(vi)negotiate and settle any dispute related to any post-Closing purchase price adjustments as contemplated by Section 1.4 and Section 1.5, including (A) prepare and deliver a Notice of Disagreement or Earnout Statement Dispute Notice, if deemed appropriate in the Stockholders’ Representative’s sole discretion, (B) make or authorize any payment to Parent on behalf of the Company

Equityholders in connection therewith, and (C) reduce or withhold any amounts otherwise payable to the Company Equityholders;
(vii)act on behalf of the Company Equityholders in all matters relating to ARTICLE VI of this Agreement, including agreeing to, negotiating, entering into settlements and compromises of, and assuming the defense of, indemnification claims and initiating claims and complying with Orders with respect to such indemnification claims, and to take all actions necessary or appropriate in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing;
(viii)take any and all actions that may be necessary or desirable, as determined by the Stockholders’ Representative in its sole discretion, in connection with the amendment of any Representative Agreement in accordance with its terms;
(ix)give and receive notices and communications;
(x)receive service of process in connection with any indemnification claims under this Agreement; and
(xi)take any and all other actions and do any and all other things necessary or appropriate in the judgment of the Stockholders’ Representative on behalf of any or all Company Equityholders in connection with any Representative Agreement, the Stockholders’ Representative Engagement Agreement and the transactions contemplated thereby.
Notwithstanding the foregoing, the Stockholders’ Representative shall have no obligation to act on behalf of the Company Equityholders, except as expressly provided herein, in the Escrow Agreement and in the Stockholders’ Representative Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Representative in any other ancillary agreement, schedule, exhibit or the Company Disclosure Schedule. The powers, immunities and rights to indemnification granted to the Stockholders’ Representative Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Company Equityholder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Company Equityholder of the whole or any fraction of his, her or its interest in the Escrow Fund. All actions taken by the Stockholders’ Representative under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement shall be binding upon each Company Equityholder and such Company Equityholder’s successors as if expressly confirmed and ratified in writing by such Company Equityholder, and all defenses which may be available to any Company Equityholder to contest, negate or disaffirm the action of the Stockholders’ Representative taken in good faith under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement are waived.
(b)Parent shall be entitled to deal exclusively with the Stockholders’ Representative on behalf of any Company Equityholder with respect to all matters relating to the Representative Agreements and the transactions contemplated thereunder. Parent, and any other Person, may conclusively and absolutely rely, without inquiry and without further evidence of any kind whatsoever, upon any consent, approval or action of the Stockholders’ Representative as the consent, approval or action, as the case may be, of each Company Equityholder individually and all Company Equityholders as a group in all matters referred to herein, and each confirms all that the Stockholders’ Representative shall do or cause to be done by virtue of its appointment as the Stockholders’ Representative. The Stockholders’ Representative shall be entitled to: (i) rely upon the Disbursement Schedule, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Company Equityholder or other party.

(c)Certain Company Equityholders have entered into an engagement agreement (the “Stockholders’ Representative Engagement Agreement”) with the Stockholders’ Representative to provide direction to the Stockholders’ Representative in connection with its services under this Agreement, the Escrow Agreement and the Stockholders’ Representative Engagement Agreement (such Company Equityholder, including their individual representatives, collectively hereinafter referred to as the “Advisory Group”). Neither the Stockholders’ Representative nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Representative Group”), shall be liable to any Company Equityholder for any action or failure to act in connection with the acceptance or administration of the Stockholders’ Representative’s responsibilities hereunder, under the Escrow Agreement or under the Stockholders’ Representative Engagement Agreement, unless and only to the extent such action or failure to act constitutes gross negligence or willful misconduct. Each Company Equityholder hereby consents and agrees to all actions or inactions taken or omitted to be taken by the Stockholders’ Representative under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement and hereby agrees to indemnify, defend and hold harmless the Stockholders’ Representative Group from and against all damages, Losses, Liabilities, charges, penalties, costs, claims, fees, judgments and expenses (including court costs and legal fees and expenses, costs of other skilled professionals and in connection with seeking recovery from insurers) (collectively, the “Stockholders’ Representative Expenses”) incurred in any Proceeding between any such Person or Persons and the Company Equityholders (or any of them) or between any such Person or Persons and any third party or otherwise incurred or suffered as a result of or arising out of such actions or inactions of the Stockholders’ Representative under this Agreement, the Escrow Agreement or the Stockholders’ Representative Engagement Agreement (except for actions or inactions resulting from the willful malfeasance or gross negligence of the Stockholders’ Representative). The Stockholders’ Representative shall have the right to retain legal counsel and other advisors and to incur such fees as the Stockholders’ Representative deems reasonable and necessary in the exercise of its responsibilities hereunder and to seek payment or reimbursement from the Company Stockholders for such fees and expenses, including solely with respect to the internal relationship among the Stockholders’ Representative and the Company Equityholders setting off such fees and expenses against amounts otherwise payable to the Company Equityholders at the time such amounts are distributed. The Company Equityholders acknowledge that the Stockholders’ Representative shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Escrow Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Representative shall not be required to take any action unless the Stockholders’ Representative has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Representative against the costs, expenses and liabilities which may be incurred by the Stockholders’ Representative in performing such actions.
(d)The Stockholders’ Representative may resign upon 90 days prior written notice thereof (the “Resignation Notice”) to Parent and each Company Stockholder; provided that a successor Stockholders’ Representative shall have been duly appointed pursuant to this Section 1.7(d) prior to the retiring Stockholders’ Representative’s resignation. Upon receipt of the Resignation Notice, a majority of Company Stockholders (based on their respective Pro Rata Share) shall appoint a successor Stockholders’ Representative. If no successor Stockholders’ Representative shall have been appointed by the Company Stockholders and shall have accepted such appointment, within 60 days after delivery of the Resignation Notice, then the Stockholders’ Representative wishing to resign shall, on behalf of the Company Stockholders, appoint a successor Stockholders’ Representative, which shall be any Company Equityholder. Upon the acceptance of its appointment as the Stockholders’ Representative hereunder by a successor Stockholders’ Representative, such successor Stockholders’ Representative shall succeed to and become vested, effective no earlier than 90 days after delivery of the Resignation Notice, with all the rights and duties of the retiring Stockholders’ Representative, and the retiring Stockholders’ Representative shall be discharged from its duties and obligations hereunder. After the retiring Stockholders’ Representative’s resignation hereunder as the Stockholders’ Representative, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Stockholders’ Representative. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Representative or any member of the Advisory Group and the Closing and/or any termination of this Agreement and the Escrow Agreement.
Section 1.8 Holdback. The Stockholders’ Representative shall require that a portion of the consideration to be received by the Company Stockholders in an aggregate amount equal to the Holdback Amount be paid to and held by the Stockholders’ Representative on behalf of the Company Equityholders pursuant to Section 1.3(c)(v) and used to satisfy potential future obligations of such Company Equityholders under this Agreement, the Stockholders’ Representative Engagement Agreement and the Related Agreements and to pay any Stockholders’ Representative Expenses incurred by the Stockholders’ Representative in connection with acting as the Stockholders’ Representative pursuant to the Representative Agreements or the Stockholders’ Representative Engagement Agreements. The Stockholders’ Representative is not providing any investment supervision, recommendations or advice and shall have no responsibility or liability for any loss of principal of the Holdback Amount other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative is not acting as a withholding agent or in any similar capacity in connection with the Holdback Amount, and has no tax reporting or income distribution obligations. The Company Equityholders will not receive any interest on the Holdback Amount and assign to the Stockholders’ Representative any such interest. Subject to Advisory Group approval, the Stockholders’ Representative may contribute funds to the Holdback Amount from any consideration otherwise distributable to the Company Equityholders. The Holdback Amount shall be retained by the Stockholders’ Representative for such time as the Stockholders’ Representative shall determine in its reasonable discretion. Any remaining amounts distributed from the Holdback Amount shall be delivered to the Paying Agent, and then distributed to each Company Equityholder in an amount equal to such Company Equityholder’s Pro Rata Share of such remaining Holdback Amount by wire transfer of immediately available funds to an account designated by such Company Equityholder to the Stockholders’ Representative. For U.S. federal income tax purposes, the Holdback Amount shall be treated as having been received and voluntarily set aside by the Company Equityholders on the Closing Date. Any amounts required to be withheld with respect to the deemed payment to a Company Equityholder of its portion of the Holdback Amount shall reduce the amount of cash otherwise payable to such Company Equityholder at Closing and shall not reduce the Holdback Amount.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY
Except as set forth in the written statement identified as the Company Disclosure Schedule attached to this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub, as of the date hereof and as of the Closing Date, as follows:

Section 2.1 Organization.
(a)The Company.
(i)The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.
(ii)The Company has heretofore made available to Parent complete and correct copies of the Governing Documents of the Company, all minutes of meetings, or written consents in lieu of meetings, of the stockholders, board of directors and committees of the board of directors of the Company, and stock certificates and stock transfer ledgers of the Company, in each case as presently in effect. At the Closing, the minute books of the Company, containing complete and accurate records of all meetings and other corporate action of the stockholders, board of directors and committees of the board of directors of the Company will be in the possession of the Company. Section 2.1(a) of the Company Disclosure Schedule lists all jurisdictions in which the Company is qualified to do business.
(b)Subsidiaries. Each subsidiary of the Company is duly formed and validly existing under the laws of the jurisdiction of its organization and has all requisite corporate, limited liability company or other, as the case may be, power and authority to carry on the business in which it is presently engaged and to own, lease and use the properties presently owned, leased and used by it. True and correct copies of the Governing Documents as presently in effect for each subsidiary of the Company have been made available to Parent. Each subsidiary of the Company is qualified to conduct business and is in good standing or is active, as the case may be, under the laws of each jurisdiction wherein the nature of its business or its ownership of property requires it to be so qualified, except where the failure to be so qualified could not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect. Section 2.1(b) of the Company Disclosure Schedule lists all jurisdictions in which each subsidiary of the Company is qualified to do business.

Section 2.2 Capitalization.
(a) (i) Section 2.2(a)(i) of the Company Disclosure Schedule accurately sets forth the total number of authorized, issued and outstanding shares of Company Capital Stock, together with the name of each Company Stockholder and the number and class of shares of Company Capital Stock held by each such Person. No shares of Company Capital Stock are owned by the Company or held in the treasury of the Company.
(ii)Section 2.2(a)(ii) of the Company Disclosure Schedule sets forth a true and complete list of: (A) the name of each holder of an Option or restricted stock award (“RSA”); (B) the number and class of shares of Company Capital Stock subject to each such Option or RSA; (C) the vesting schedule of such Option or RSA (and the amount of such Option or RSA that is currently vested); and (D) the exercise price of each such Option. Each Option or RSA was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Equity Plan, and does not trigger any liability for the holder thereof under Section 409A of the Code. True and complete copies of the Company Equity Plan and forms of award agreements thereunder have been made available to Parent, and there are no agreements to amend, modify or supplement such agreements or instruments from the forms thereof provided to Parent in any material respect.

(iii)Section 2.2(a)(iii) of the Company Disclosure Schedule sets forth a true and complete list of: (A) the name of each holder of a Warrant to purchase Company Common Stock; (B) the number and class of shares of Company Capital Stock subject to each such Warrant; (C) the exercise price of each such Warrant; and (D) the expiration date of each such Warrant.
(iv)Except as set forth on Section 2.2(a)(i), Section 2.2(a)(ii) and Section 2.2(a)(iii) of the Company Disclosure Schedule, there are not outstanding any Equity Securities of the Company, or any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other Commitments (other than this Agreement) pursuant to which the Company is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Securities of the Company.

(b)All of the Company’s outstanding Equity Securities are duly authorized, validly issued, fully paid and non-assessable. None of the Company’s outstanding Equity Securities have been issued in violation of, and no such Equity Securities are subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Law, the Governing Documents of the Company, any Commitment to which the Company is subject, bound or a party, or otherwise. There are no voting trusts or other Commitments to which the Company is a party with respect to the voting of the Equity Securities of the Company.

(c)No Commitment between the Company, on the one hand, and any holder of Equity Securities of the Company, on the other hand, provides for acceleration of vesting or lapse of a repurchase right in respect of such Equity Securities upon the occurrence of the transactions contemplated by this Agreement. The Company has not adjusted or amended the exercise price of any Options outstanding as of the date hereof, whether through amendment, cancellation, replacement grant, repricing or any other means. The Company does not have any obligation (contingent or otherwise) to purchase or redeem any of its capital stock.
(d)There are no Equity Securities of the Company reserved for issuance for any purpose. There are no outstanding contractual obligations of the Company to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
(e) (i) The authorized, issued and outstanding Equity Securities of each of the subsidiaries of the Company is set forth in Section 2.2(e) of the Company Disclosure Schedule. Each subsidiary of the Company is either wholly owned by the Company or a subsidiary of the Company, as indicated in Section 2.2(e) of the Company Disclosure Schedule. All of each subsidiary’s outstanding Equity Securities is duly authorized, validly issued, fully paid and non-assessable, and free and clear of all Encumbrances.
(ii)Except as set forth in Section 2.2(e) of the Company Disclosure Schedule, there are not outstanding (A) any Equity Securities of any subsidiary, or (B) any warrants, options, calls, pre-emptive rights, subscriptions, “phantom” stock rights or other rights, agreements, arrangements, convertible or exchangeable securities or other Commitments (other than this Agreement) pursuant to which any subsidiary is or may become obligated to issue, transfer, sell, purchase, return or redeem or cause to be issued, transferred, sold, purchased, returned or redeemed any Equity Securities of a subsidiary or the Company.

(iii)The outstanding Equity Securities of the subsidiaries have not been issued in violation of, and such Equity Securities are not subject to, any purchase option, call, right of first refusal, preemptive, subscription or similar rights under any Law, the Governing Documents of any subsidiary or the Company, any Commitment to which any subsidiary or the Company is subject, bound or a party, or otherwise. There are no voting trusts or other Commitments to which any subsidiary is a party with respect to the voting of the Equity Securities of any subsidiary or the Company.
(iv)There are no Equity Securities of any subsidiary reserved for issuance for any purpose. There are no outstanding contractual obligations of any subsidiary to provide funds or to make any investment (in the form of a loan, capital contribution or otherwise) in any other Person.
(f)Neither the Company nor any of its subsidiaries owns or holds the right to acquire any Equity Securities of any Person or has any direct or indirect equity or ownership interest in any business, or is a member of or participant in any partnership, joint venture or similar Person.
Section 2.3 Authorization; Validity of Agreements; Consents and Approvals; No Violations.
(a)The Company has full corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The only votes of the holders of any Company Capital Stock necessary under the Act and/or the Company’s Governing Documents to authorize the execution of this Agreement and each of the Related Agreements to which the Company is a party, and the consummation by it of the transactions contemplated hereby and thereby, are as follows: (i) the affirmative vote or consent of the holders of a majority of the outstanding Company Capital Stock (on an as-converted to Company Common Stock basis) entitled to vote on the adoption of this Agreement on the record date chosen for purposes of determining the stockholders of the Company entitled to vote on the approval of this Agreement pursuant to the Company’s Governing Documents; and (ii) the affirmative vote or consent of the holders of a majority of the outstanding shares of Company Preferred Stock (voting on an as-converted basis as a single class). The Written Consent, when executed and delivered, will satisfy all requirements for consents, votes or approvals by the holders of any classes or series of Company Capital Stock necessary to approve, adopt and consummate this Agreement and the transactions contemplated hereby in accordance with the Company’s Governing Documents and applicable Law. This Agreement and each of the Related Agreements to which the Company is a party have been duly executed and delivered by the Company and, assuming due and valid execution and delivery hereof and thereof by each other party thereto, are valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except that (1) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (2) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)Except for (i) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) or any other Antitrust Law, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (iii) matters specifically described in this Agreement, neither the execution, delivery or performance by the Company of this Agreement and each of the Related Agreements to which it is a party nor the consummation by the Company of the transactions contemplated hereby or thereby will (A) violate or conflict with any provision of any Governing Document of the Company; (B) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any Encumbrance upon any Equity Security or asset or property of the Company or any of its subsidiaries under any of the terms, conditions or provisions of, any Material Commitment to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties or assets may be bound; (C) violate in any respect any Order or any Law or (D) require on the part of the Company or any of its subsidiaries any Consent from any Governmental Entity, except, in the case of the foregoing clauses (B) through (D), for such items as are not material or would otherwise not prevent or materially impair the ability of the Company to consummate the transactions contemplated hereby.

Section 2.4 Financial Statements; Indebtedness; Inventory; Receivables.
(a)Section 2.4(a) of the Company Disclosure Schedule contains:
(i)the audited consolidated balance sheets of the Company and its subsidiaries as of December 31, 2018 and 2019, and the audited consolidated statements of income and cash flows of the Company and its subsidiaries for the years ended December 31, 2018 and 2019, together with the notes to such financial statements (the audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2019 is referred to herein as the “Balance Sheet,” the financial statements described in this Section 2.4(a)(i) are collectively referred to herein as the “Historical Financial Statements,” and December 31, 2019 is referred to herein as the “Audited Balance Sheet Date”); and
(ii)the unaudited consolidated balance sheet of the Company and its subsidiaries as of September 30, 2020 (the “Most Recent Balance Sheet Date”) and the unaudited consolidated statements of income and cash flows of the Company and its subsidiaries for the nine months ended September 30, 2020 (the financial statements described in this Section 2.4(a)(ii) are collectively referred to herein as the “Interim Financial Statements,” and all of the financial statements described in Section 2.4(a)(i) and (ii) are collectively referred to herein as the “Financial Statements”).

(b)Each balance sheet (including any related notes) included in the Financial Statements presents fairly in all material respects the consolidated financial position of the Company and its subsidiaries as of the date thereof, and each income statement (including any related notes) and cash flow statement included in the Financial Statements presents fairly in all material respects the consolidated results of operations and cash flow, respectively, of the Company and its subsidiaries for the period set forth therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (which adjustments will not be, individually or in the aggregate, material). Each of the Financial Statements has been prepared in accordance with the Accounting Principles applied on a consistent basis, except that the Interim Financial Statements do not include notes. The books, records and accounts of the Company and its subsidiaries accurately and fairly reflect, in reasonable detail, all transactions and all items of income and expense, assets and liabilities and accruals relating to the Company and its subsidiaries. The Company’s accountants have not notified the Company of any material weaknesses in internal accounting or other controls.
(c)Section 2.4(c) of the Company Disclosure Schedule contains the consolidated unaudited statement of Net Working Capital of the Company and its subsidiaries as of the month end for each of the months from and including January 1, 2020 to and including September 30, 2020, and each of such statements presents fairly in all material respects the Net Working Capital of the Company and its subsidiaries as of the date thereof and has been prepared in accordance with the Accounting Principles.

(d)Section 2.4(d) of the Company Disclosure Schedule list all Indebtedness, and all principal and any accrued interest under all PPP Loans, in each case outstanding as of the Most Recent Balance Sheet Date and specifies the Commitment under which such Indebtedness has been issued.
(e)All inventory of the Company and its subsidiaries (whether or not allocated to contracts in process), including raw materials, work in process and finished products, packaging, items purchased for distribution or resale and items which have been ordered or purchased by the Company and its subsidiaries, including inventory shown on the Balance Sheet or acquired thereafter, was acquired or manufactured in the ordinary course of business, and, except for obsolete or excessive inventory that has been reserved against in the Interim Financial Statements, is generally of a quality and quantity usable and saleable consistent in all material respects with past practice in the ordinary course of business.
(f)All Accounts Receivable reflected in the Balance Sheet, and all Accounts Receivable arising since the Audited Balance Sheet Date, to the extent still outstanding, represent arm’s length sales in the ordinary course of business, constitute valid claims of the Company or one of its subsidiaries, as applicable, free and clear of all Encumbrances other than Permitted Encumbrances, and are not subject to any dispute, claim, set-off or other defense or counterclaims other than returns in the ordinary course of business. Since the Audited Balance Sheet Date, (i) there have not been any write-offs as uncollectible of such Accounts Receivable, except for write-offs in the ordinary course of business, and (ii) there has not been a material change in the aggregate amount of such Accounts Receivable and amounts owing to the Company or any of its subsidiaries or the aging thereof.
(g)The Company and its subsidiaries have maintained internal controls that are sufficient to properly record transactions in their accounting records and have established and maintained internal controls sufficient to permit the preparation of the Financial Statements. There are no significant deficiencies in the financial reporting of the Company or any subsidiary which are reasonably likely to materially impact the ability to record, process, summarize and report financial information. Since January 1, 2020, neither the Company nor any of its subsidiaries has received written notice, and the Company does not otherwise have Knowledge, (i) of any Fraud that involves management or employees of the Company or its subsidiaries who have a significant role in financial reporting, or (ii) of any claim or allegation (including from independent accounts of the Company or its subsidiaries) regarding any of the foregoing.
Section 2.5 No Undisclosed Liabilities. Except for Liabilities (a) expressly disclosed, reflected or reserved against in the Balance Sheet, (b) incurred in the ordinary course of business after the Audited Balance Sheet Date, none of which result from, arise out of, relate to, is in the nature of, or was caused by any breach of Commitment, breach of warranty, tort, infringement or violation of applicable Laws, (c) consisting of obligations under any Commitments entered into by the Company or its subsidiaries in the ordinary course of business (none of which obligations results from, arises out of, relates to, is in the nature of, or was caused by, any breach or violation by the Company or any of its subsidiaries of any such Commitment), or (d) incurred by the Company in connection with the transactions contemplated by this Agreement, neither the Company nor any of its subsidiaries has any material Liability (including any off-balance sheet Liabilities) that would be required to be reflected or reserved against in a consolidated balance sheet of the Company prepared in accordance with GAAP.
Section 2.6 Absence of Certain Changes. Except (a) as disclosed in the Financial Statements, (b) for the engagement (and payment) of professionals to assist in the process of the Merger, or (c) as expressly permitted by this Agreement, since the Audited Balance Sheet Date, the Company and its subsidiaries have conducted their business in the ordinary course of business in all material respects, and neither the Company nor any of its subsidiaries has experienced any change that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since the Audited Balance Sheet Date, neither the Company nor any of its subsidiaries has taken any of the actions or permitted to occur any of the events specified in Section 4.1 or committed to do any of the foregoing.

Section 2.7 Employee Benefit Plans; ERISA.
(a)Section 2.7(a) of the Company Disclosure Schedule sets forth a list of all employee benefit plans and arrangements maintained or contributed to by the Company or any of its subsidiaries, including employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 (“ERISA”), employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, supplemental retirement plans, stock option plans, bonus or profit sharing plans, stock appreciation rights plans, stock purchase plans, medical, hospitalization, life, disability and other insurance plans, severance or termination pay plans and policies, vacation policies, life insurance arrangements, employment agreements, retention agreements, severance agreements and change in control agreements, whether or not described in Section 3(3) of ERISA (collectively, the “Benefit Plans”). An “ERISA Affiliate” shall mean any entity under “common control” with the Company within the meaning of Section 4001(14) of ERISA. The Company has made available to Parent copies of all material Benefit Plans, including plan documents and all amendments thereto, plan agreements, trust agreements, recordkeeping or service agreements, insurance contracts, summary plan descriptions or summaries thereof if no written plan document or summary plan description is available, IRS determination letters, actuarial reports, audit reports and annual reports on Form 5500 for the most recent plan years.
(b)With respect to each Benefit Plan: (i) if intended to qualify under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), (A) such plan (1) is relying on a current opinion letter from the Internal Revenue Service, or (2) has received a determination letter from the Internal Revenue Service or (II) timely submitted a request, for such a determination letter; (ii) such Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law, including ERISA and the Code; (iii) no breaches of fiduciary duty have occurred which are reasonably expected to give rise to Liability to the Company or any of its subsidiaries; (iv) no Proceedings are pending, or, to the Knowledge of the Company, threatened, that could reasonably be expected to give rise to Liability to the Company or any of its subsidiaries, other than routine claims for benefits; (v) no audits, inquiries, reviews, submissions or Proceedings are pending with any Governmental Entity; (vi) all reports, returns and similar documents required to be filed with any Governmental Entity or distributed to any Benefit Plan participant have been filed or distributed on or before their respective due dates; (vii) no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred that would give rise to material Liability to the Company or any of its subsidiaries; (viii) all contributions to such Benefit Plan have been paid on or before their due dates, and to the extent unpaid and required to be so reflected, are reflected on the Balance Sheet; and (ix) except as set forth in Section 2.9(b) of the Company Disclosure Schedule, no Benefit Plan is (A) a “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, (B) a “Multiple Employer Plan” within the meaning of Section 413(c) of the Code, or (C) a pension plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.
(c)With respect to each Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), no such plan provides medical or death benefits with respect to Personnel of the Company or any of its subsidiaries beyond their termination of employment (other than to the extent required by Law, including Sections 601-609 of ERISA and Section 4980B of the Code).

(d)None of the Benefit Plans obligates the Company or any of its subsidiaries to pay retention, separation, severance, termination or similar benefits to any Personnel as a result of any transaction contemplated by this Agreement (as such term is defined in Section 280G of the Code) and, except as provided in this Agreement, will not accelerate the time of paying or vesting, or increase the amount of compensation, due to any such individual.
(e)Section 2.7(e) of the Company Disclosure Schedule contains a complete list of the officers and directors (or managers, as applicable) of the Company and each of its subsidiaries.
Section 2.8 Litigation. None of the Company nor any of its subsidiaries, nor any of their respective directors or officers (in their respective capacities as such), is, or within the past three years has been, (a) subject to any Order or (b) a party to, or to the Knowledge of the Company, threatened to be made a party to, any Proceeding before any Governmental Entity, or by or against any third party, that, in the case of this clause (b), (i) seeks or sought equitable relief, (ii) seeks or sought a payment, or that alleged Losses, in any such case, in excess of $100,000, or (iii) questions or challenges the validity of this Agreement or the Related Agreements or any action taken or to be taken by the Company or any of its subsidiaries pursuant to this Agreement or the Related Agreements or in connection with the transactions contemplated hereby or thereby.
Section 2.9 No Default; Compliance with Laws; Permits.
(a)Neither the Company nor any of its subsidiaries is, or has been in the past three years, (i) in default or violation of any term, condition or provision of its Governing Documents or (ii) in default or violation in any material respect of any term, condition or provision of any Law, Order, arbitration award, concession or grant.
(b)The Company and its subsidiaries have all Permits that are material to or necessary for the conduct of the business of, or the intended use of any properties of, the Company and its subsidiaries. All of such Permits are valid and in full force and effect in all material respects and will not be invalidated or otherwise affected by consummation of the transactions contemplated by this Agreement. No violations are or have been recorded in respect of any such Permit, no event has occurred that would allow revocation or termination or that would result in the impairment of the Company’s or any of its subsidiaries’ rights with respect to any such Permit, and no proceeding is pending or, to the Knowledge of the Company, threatened, to revoke, limit or enforce any such Permit.

(c)Neither the Company nor any of its subsidiaries has received any written communication since January 1, 2017 from a Governmental Entity that alleges that the Company or any of its subsidiaries is not in compliance in any material respect with any applicable Law. The Company and each of its subsidiaries are in compliance, in all material respects, with all applicable Laws. The Company and its subsidiaries have not been cited, fined or otherwise notified in writing of any material failure to comply with any material Laws which has not been paid or cured.
(d)Neither the Company nor any of its affiliates or any of their respective officers, directors, employees or agents has (i) taken any action that would result in a violation by the Company or any of its affiliates of the United States Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations promulgated thereunder (in each case to the extent such Laws are applicable to the Company or any such affiliate), or any other anti-bribery or anti-corruption Laws applicable to the Company or any such affiliate, or (ii) made, authorized, offered or promised to make in order to assist any such Person in improperly obtaining or retaining business for or with any Person, in directing business to any Person or in securing any improper advantage, any payment, gift or promise to give or transfer or authorization of any transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any official, employee or representative, or any other Person acting in an official capacity for or on behalf of any (A) Governmental Entity, or (B) candidate for political office.
(e)The Company has not entered into a Commitment with, and has not conducted business with, a Prohibited Person. There is no pending or, to the Knowledge of the Company, threatened material legal, administrative, arbitral or other material proceeding, claim, suit or action by any Governmental Entity against the Company or any of its subsidiaries, nor is there any Order or arbitration award imposed (or, to the Knowledge of the Company, threatened to be imposed) upon the Company or any of its subsidiaries by or before any Governmental Entity, in each case in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States or the United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and the Office of Foreign Asset Controls of the U.S. Department of Treasury.
(f)This Section 2.9 shall not apply to Taxes, representations and warranties with respect to which are set forth in Section 2.10.
Section 2.10 Taxes.
(a)The Company and its subsidiaries have (i) timely filed all income and other material Tax Returns required to be filed by them (taking into account applicable extensions) and all such Tax Returns are true, correct and complete in all material respects, (ii) paid all material Taxes that are due and payable, and (iii) accrued for (as provided in the next sentence) all other Taxes that are due that relate to the Company and its subsidiaries. With respect to any such Taxes so accrued for, the Company has established adequate reserves on the Financial Statements for payment for such Taxes by the Company and its subsidiaries.
(b)There are no ongoing, pending or, to the Knowledge of the Company, threatened federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings with regard to any Tax Return or Taxes of the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has, within the past twelve months, received any written notice from any state or local Governmental Entity with respect to its requirement to file Tax Returns or to pay any Taxes. Without limiting the foregoing, since December 31, 2012, no claim has been made by any Governmental Entity in a jurisdiction where the Company or any subsidiary of the Company does not file Tax Returns that the Company or any subsidiary is or may be subject to taxation by that jurisdiction.
(c)There are no outstanding requests, Commitments, Consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any of its subsidiaries.
(d)None of the Company or its subsidiaries is, or, within the past five years, has been, a party to any Commitment under which the Company or any such subsidiary has agreed to share Tax Liability of any Person (other than agreements entered into in the ordinary course of business the primary purpose of which is not Taxes).
(e)There are no Encumbrances for Taxes upon the assets of the Company or any of its subsidiaries which are not provided for in the Financial Statements, except Encumbrances for Taxes (i) not yet due and payable or (ii) that are being contested in good faith by the Company or any of its subsidiaries and described in Section 2.10(e) of the Company Disclosure Schedule, for which, in the case of clauses (i) and (ii), appropriate reserves have been established in the Financial Statements.

(f)All Taxes that the Company or its subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, member or other Person have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable and the Company and its subsidiaries have complied in all material respects with all related reporting and recordkeeping requirements.
(g)Neither the Company nor any of its subsidiaries has been included in any “consolidated”, “unitary” or “combined” Return (other than a group the common parent of which was the Company) provided for under the Law of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.
(h)None of the Company or any of its subsidiaries has filed a disclosure statement pursuant to Section 6662 of the Code or was required to file any such disclosure statement to avoid the imposition of any penalty, fine or addition to Tax.
(i)None of the Company or any of its subsidiaries is bound, separately or as a group, by any Commitment that has resulted in or would result in, separately or in the aggregate, in connection with this Agreement or the consummation of the transactions contemplated hereby, the payment of any “excess parachute payment” within the meaning of Section 280G of the Code to any Personnel.
(j)None of the Company or any of its subsidiaries has participated in any “tax shelter” within the meaning of Section 6111 of the Code (as in effect prior to the enactment of P.L. 108-357) or any comparable Law of jurisdictions other than the United States, or in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (as in effect at the relevant time) or any comparable Law of jurisdictions other than the United States.
(k)The Company has not distributed Equity Securities of another person, or has had its Equity Securities distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Sections 355 or 361.
(l)None of the Company or any of its subsidiaries will be required to include any item in income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or before the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign law) entered into on or before the Closing Date, (iii) installment sale or open transaction disposition made on or before the Closing Date, (iv) prepaid amount or deferred revenue received on or before the Closing Date outside the ordinary course of business, or (v) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19.
(m)The Company is not, and during the past five years has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.
(n)The Company does not have any material property or obligation, including uncashed checks to vendors, customers or employees, non-refunded overpayments, credit or unclaimed amounts, that is escheatable or reportable to any Governmental Entity under any applicable escheat or unclaimed property Law.
(o)The Company and each of the Company’s subsidiaries has been treated as a “C” corporation for U.S. federal income tax purposes since its formation.

(p)Neither the Company nor any of its subsidiaries has commenced activities in a jurisdiction which will result in an initial filing of any Tax Return with respect to Taxes imposed by a Governmental Entity that it had not previously been required to file in the immediately preceding taxable period.
Section 2.11 Real Property.
(a)The Company and its subsidiaries are the owners of good, marketable and insurable fee title to the land described in Section 2.11(a) of the Company Disclosure Schedule and to all of the buildings, structures and other improvements located thereon and all fixtures, systems, equipment, and other items owned by the Company and its subsidiaries which are attached or appurtenant to such real property, and all easements, rights, interests and appurtenances relating to the foregoing (collectively, the “Owned Real Property”) free and clear of all Title Defects, except for those matters set forth in Section 2.11(a) of the Company Disclosure Schedule. The Owned Real Property constitutes all of the real property owned by the Company and its subsidiaries, and there are no Persons other than the Company and its subsidiaries in possession of any portion of the Owned Real Property. As used in this Agreement, “Title Defects” means any Encumbrance, restrictive covenant, encroachment, survey defect or other encumbrance on title to the Owned Real Property. The Owned Real Property includes any properties leased by the Company or any of its subsidiaries pursuant to industrial revenue bonds, under purchase pursuant to any installment sale contracts, or any other similar financing arrangement. Each Owned Real Property has direct and unimpeded access in all material respects to and from a physically open and publicly dedicated street or road for ingress and egress of vehicular and pedestrian traffic. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.
(b)Section 2.11(b) of the Company Disclosure Schedule sets forth a complete list of all real property and interests in real property leased by the Company or any of its subsidiaries (the “Leased Real Property”). The Company and its subsidiaries have good and valid leasehold title or rights to the leasehold estates in the Leased Real Property. There are no leases, subleases, licenses or other agreements under which the Company or any of its subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property that is not either Owned Real Property or Leased Real Property (the Owned Real Property and the Leased Real Property are collectively referred to herein as the “Real Property”).
(c)All of the land, buildings, structures and other improvements used by the Company and its subsidiaries in the conduct of their business are included in the Real Property. Neither the Company nor any of its subsidiaries is a lessor or sublessor of, or makes available for use to any Person (other than the Company or its subsidiaries), (i) any Owned Real Property or Leased Real Property or (ii) any portion of any premises otherwise occupied by the Company or any of its subsidiaries.
(d)The Company and each of its subsidiaries has obtained all appropriate material certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Owned Real Property in the manner in which the Owned Real Property is currently being used and operated. The Company and each of its subsidiaries has all material Permits necessary to own or operate the Owned Real Property as currently owned and operated; and no such Permits will be required as a result of the transactions contemplated hereby to be issued after the date hereof in order to permit the Company and its subsidiaries, following the Closing, to continue to own or operate the Owned Real Property in the same manner as currently owned or operated, other than any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.
(e)The Company and each of its subsidiaries has obtained all appropriate material certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to operate the Leased Real Property in the manner in which the Leased Real Property is currently being used and operated, other than any such instruments that are normally obtained by the lessor of property. The Company and each of its subsidiaries has all material Permits necessary to operate the Leased Real Property as currently operated; and no such Permits will be required as a result of the transactions contemplated hereby to be issued after the date hereof in order to permit the Company and its subsidiaries, following the Closing, to continue to operate the Leased Real Property in the same manner as currently operated, other than any such instruments that are normally obtained by the lessor of the property and any such Permits that are ministerial in nature and are normally issued in due course upon application therefor without further action by the applicant.
(f)To the Knowledge of the Company, the buildings, structures, fixtures, building mechanical systems (including electrical, heating and air conditioning systems), and other improvements in, on or within the Real Property, are in good operating condition and repair, subject to reasonable wear and tear and continued repair and replacement in accordance with reasonable and customary business practice, and there are no deferred maintenance, repairs or unrepaired defects in the structural components comprising such buildings and building mechanical systems located thereon or therein which could materially impair the value of the property or the use thereof in connection with the operation of the business as conducted during the last 12 months.
(g)Within the past three years, neither the Company nor any of its subsidiaries has received notice of, and there is not any pending, or to the Knowledge of the Company, threatened or contemplated, condemnation proceeding affecting the Real Property or any part thereof, or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation. The Real Property has not suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored. No portion of the Real Property is located in a special flood hazard area as designated by a Governmental Entity.

Section 2.12 Intellectual Property.
(a)The Company or one of its subsidiaries owns, or has sufficient license to use, all inventions, improvements, patents, utility models, designs, trade names, trade dress, domain names, trade secrets, trademarks, service marks, copyrights, know-how and other proprietary rights (including all grants, registrations or applications therefor), and all goodwill associated therewith (collectively, “Intellectual Property”), used by the Company or its subsidiaries or necessary for the conduct of the Company’s or its subsidiaries’ operations as currently conducted (“Company Intellectual Property”), and, subject to Section 2.3(b) of the Company Disclosure Schedules, the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights. Section 2.12(a) of the Company Disclosure Schedule sets forth a correct and complete list of all letters patent, patent applications, utility models, utility model applications, design registrations and applications, trademark and service mark registrations and applications, copyright registrations and applications, material social media accounts and domain names, in all cases both domestic and foreign, included in the Company Owned Intellectual Property (“Registered Company Intellectual Property”) and material unregistered trademarks, service marks or brand names included in the Company Owned Intellectual Property. With respect to Registered Company Intellectual Property, Section 2.12(a) of the Company Disclosure Schedule

sets forth a list of all jurisdictions in which such items are registered or applied for and all registration and application numbers and indicates, to the Knowledge of the Company as of the date hereof, any due dates for filings or payments that fall due within 90 days of the date hereof, whether or not such due dates are extendable. The Company or one of its subsidiaries is the owner of record of any application, registration or grant for each item of Registered Company Intellectual Property, and has properly executed and recorded all documents necessary to perfect its title to all such Registered Company Intellectual Property. The Company and its subsidiaries have filed all documents and paid all Taxes, fees, and other financial obligations required to maintain in force and effect all Registered Company Intellectual Property until the Closing.
(b)Section 2.12(b) of the Company Disclosure Schedule sets forth a correct and complete list of all material Commitments with respect to any Intellectual Property (excluding computer software licenses or nonexclusive licenses entered into with distributors or end-users in the ordinary course of business). Except pursuant to the Commitments listed on Section 2.12(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has granted any options or material licenses or agreements of any kind relating to the Company Intellectual Property or the marketing or distribution thereof, except nonexclusive licenses to distributors and end-users in the ordinary course of business. Except pursuant to the Commitments listed on Section 2.12(b) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is bound by or a party to any options, licenses or agreements of any kind, relating to the Intellectual Property of any other Person (excluding computer software licenses or nonexclusive licenses entered into with distributors or end-users in the ordinary course of business). Subject to the rights of third parties set forth in Section 2.12(b) of the Company Disclosure Schedule, all Intellectual Property listed in Section 2.12(a) of the Company Disclosure Schedule is free and clear of all Encumbrances. The conduct of the business of the Company and its subsidiaries as presently conducted and as conducted during the last twelve months and any of the products sold or services provided by the Company or its subsidiaries in connection therewith does not violate, conflict with or infringe the Intellectual Property rights of any other Person; and the foregoing representation (together with the representation in Section 2.12(c)) constitutes the sole and exclusive representation regarding violation, conflict with or infringement of the Intellectual Property rights of another Person. Neither the conduct of any other Person’s business, nor the products it sells or services it provides, to the Knowledge of the Company, infringes upon or violates any Company Owned Intellectual Property.
(c)(i) No claims are pending, or to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries by any Person with respect to the ownership, validity, enforceability, effectiveness or use of any Company Owned Intellectual Property, and (ii) since January 1, 2017, neither the Company nor any of its subsidiaries has received any communication alleging that the Company or any of its subsidiaries has violated any rights relating to the Intellectual Property of any Person.
(d)Any Company Owned Intellectual Property which has been created by an independent contractor or other third party for the Company or any subsidiary is the subject of a proper written assignment and/or work made for hire agreement prescribing that the Company or a subsidiary is the owner of such Company Owned Intellectual Property. The Company and its subsidiaries have written agreements with present and (except to the extent it would not be material to the Company) past Personnel requiring such Personnel to (i) assign all patents, inventions and other Intellectual Property rights to the Company or a subsidiary, as necessary to protect the Company’s and/or the subsidiaries’ ownership interest in the Company Owned Intellectual Property developed using the resources of or on the time of the Company and its subsidiaries, and (ii) maintain the confidentiality of material, non-public information and trade secrets of the Company and its subsidiaries. Neither the Company nor any of its subsidiaries has made any such confidential information available to any Person other than consistent with Reasonable

Efforts to maintain its confidentiality, such as requiring appropriate nondisclosure obligations on behalf of such other Person.
(e)No current (or, to the Knowledge of the Company, former) Personnel of the Company or any subsidiary of the Company owns or otherwise holds any right, title or interest in or to any Company Owned Intellectual Property, or has or has asserted any claim to any right, title or interest in or to any Intellectual Property that was authored, developed or otherwise created for the Company or any subsidiary of the Company by any such Personnel within the scope of such Personnel’s employment or engagement with the Company or applicable subsidiary of the Company.
(f)Neither the Company nor any of its subsidiaries is, to the Knowledge of Company, making unauthorized use of any confidential information or trade secrets of any Person, including any former employer of any past or present Personnel. To the Knowledge of Company, there has been no misappropriation of any material trade secrets or other material confidential or proprietary Company Owned Intellectual Property by any Person. The Company and its subsidiaries have taken Reasonable Efforts in accordance with industry practice to maintain the confidentiality of their respective trade secrets and other confidential or proprietary Intellectual Property.
(g)The Company and its subsidiaries own, or have sufficient license to use, all computer software, including source code, operating systems, data, databases, files, documentation and other materials related thereto, that is used in or necessary for the conduct of the Company’s and its subsidiaries’ business as currently conducted (“Computer Software”), and subject to Section 2.3(b) of the Company Disclosure Schedules, and the consummation of the transactions contemplated hereby will not conflict with, alter or impair any such rights or require the payment of any additional fees or amounts. Section 2.12(g) of the Company Disclosure Schedule sets forth a list of all material agreements in which Company has received rights to use any third party Computer Software (excluding Desktop Software). No Computer Software owned by the Company or its subsidiaries is subject to a license under any version of the GNU/General Public License (GPL) or other open source software license that requires public disclosure of the source code of the Company’s or its subsidiaries’ owned Computer Software or that places restrictions or obligations on the reuse, redistribution or disclosure of such owned Computer Software used with or incorporating such open source Computer Software. The Company and its subsidiaries have not granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any Computer Software that is owned by the Company (except to service providers in a manner solely for the benefit of Company and subject to appropriate nondisclosure obligations).
(h)The Company and its subsidiaries maintain privacy policies (“Privacy Policies”) in accordance with applicable Law that describe their collection, use, storage, retention, disclosure, transfer, disposal or other processing of sensitive data, including any personally identifiable information, health information, payment card information, Social Security Numbers and other personal information protected by applicable Law (collectively, “Protected Information”). Company and its subsidiaries comply in all material respects with applicable Privacy Policies, Commitment use restrictions, and Laws pertaining to Protected Information. The execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby, will not impair in any material respect any right in, or cause the Company or any of its subsidiaries to be in violation or default under any policy, Commitment or Law applicable to, any Protected Information acquired by the Company or any of its subsidiaries or used by the Company or any of its subsidiaries in the conduct of their business in the manner and to the extent presently conducted. Section 2.12(h) of the Company Disclosure Schedule identifies any Commitments under which Protected Information of the Company or its subsidiaries is hosted on the systems or networks of third parties, including cloud computing arrangements. No claims are pending, or to the Knowledge of the Company, threatened, against the Company or any of its subsidiaries by any Person (including any Governmental Body) alleging a violation of privacy or other rights regarding Protected Information. All processing, storing and transmitting of payment card data by or for the Company and its subsidiaries is compliant with Payment Card Industry Data Security Standard.
(i)The Company and its subsidiaries have taken Reasonable Efforts to protect the confidentiality, integrity and security of their respective software, databases, networks, Internet sites, and other Company Systems, and all Protected Information and other information stored or contained therein or transmitted thereby, from any unauthorized use, access, interruption or modification by third parties (“Unauthorized Use”), and comply in all material respects with their own policies and any Laws with regard to such Company Systems and the transmission and storage of such information. To the Knowledge of Company, as of the date hereof, the Company and its subsidiaries have not experienced any Unauthorized Use of such information or any Company Systems, or any infection of Company Systems by viruses or other harmful code.
(j)In the last three years, there have been no failures, breakdowns, continued substandard performance or other adverse events affecting any Company Systems that have caused any substantial disruption of or interruption in or to the conduct of the business of the Company or its subsidiaries. The Company has taken Reasonable Efforts to implement security, disaster recovery and business continuity plans, procedures and facilities appropriate to its business operations and are in compliance in all material respects with such plans.

Section 2.13 Commitments.
(a)Commitments. Neither the Company nor any of its subsidiaries is a party to or bound by any of the following Commitments:
(i)relating to employment or consulting services (in each case, providing for annual compensation equal to $100,000 or more including any severance or bonus agreement or policy);
(ii)covenant of the Company or any of its subsidiaries not to compete or not to solicit, or any other obligation purporting to limit in any material respect the manner in which, or the localities in which, the Company or any of its subsidiaries may conduct business;
(iii)lease of personal property by or to the Company or any of its subsidiaries with rentals in excess of (or reasonably anticipated to be in excess of) $100,000 per year;
(iv)with respect to any Indebtedness of the Company or any of its subsidiaries or any PPP Loans;
(v)involving Management Services Fees payable by the Company or any of its subsidiaries;
(vi)establishing or governing the management of any joint venture, partnership or similar arrangement, or acquisition or disposal of any joint venture, partnership or similar arrangement;
(vii)granting an Encumbrance upon any assets or properties of the Company or any of its subsidiaries;
(viii)containing a “most favored nation” pricing agreement;

(ix)requiring the Company or any of its subsidiaries to satisfy minimum purchase requirements specified therein, to purchase from a supplier all of such supplier’s output with respect to one or more products or to sell to a customer all of such customer’s requirements with respect to one or more products;
(x)for the purchase of products or services (including a purchase order) with payments or reasonably anticipated payments by the Company or any of its subsidiaries in excess of $100,000 per year, other than purchase orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;
(xi)for the sale of products or services (including a sales order) to Persons (or groups of affiliated Persons) with payments or reasonably anticipated payments in excess of $100,000 per year, other than sales orders entered into in the ordinary course of business after the date of this Agreement and not in violation of this Agreement;
(xii)relating (A) to the sale or disposition or acquisition of any business (whether by merger, sale of stock, sale of assets or otherwise), or assets outside of the ordinary course of business, (1) pursuant to which it has ongoing obligations (an “Acquisition/Disposition Agreement”), or (2) in the future, or (B) to the grant of any preferential right of first refusal, first offer or other right to purchase any material assets or property of the Company or any of its subsidiaries;
(xiii)Government Contract or Government Contract Bid by or from any Governmental Entity;
(xiv)currency exchange, interest rate exchange, commodity exchange or similar Commitment;
(xv)providing for the services of any dealer, distributor, sales representative, franchisee or similar representative involving payments (or reasonably anticipated payments) in excess of $100,000 per year; or
(b)All Commitments listed or disclosed or required to be listed or disclosed in the Company Disclosure Schedule (which, for the avoidance of doubt, includes all such Commitments listed or disclosed or required to be listed or disclosed under this Section 2.13 and all such other Commitments listed or disclosed or required to be listed or disclosed under any other Section of this ARTICLE II) (all of such Commitments, the “Material Commitments”) are valid, binding and in full force and effect and are enforceable by the Company or its subsidiaries, as applicable, in accordance with their respective terms, and to the Knowledge of the Company, are enforceable by the other parties thereto in accordance with their respective terms. The Company and its subsidiaries have performed in all material respects all obligations required to be performed by them to date under all Material Commitments and neither the Company nor any of its subsidiaries is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of the Company, no other party to any such Material Commitment is (with or without the lapse of time or the giving of notice, or both) in breach or default thereunder. Neither the Company nor any of its subsidiaries has received any notice of the intention of any party to terminate any Material Commitment. Complete and correct copies of all Material Commitments, together with all modifications and amendments thereto, have been made available to Parent.

(c)Section 2.13(c) of the Company Disclosure Schedule contains a true, complete and correct description of all material terms of all oral Material Commitments.
Section 2.14 Title, Sufficiency and Condition of Assets.
(a)The Company and its subsidiaries have good, valid and insurable title to, or a valid leasehold interest in, all tangible assets of the Company and its subsidiaries, including all assets reflected on the Balance Sheet, free and clear of all Encumbrances other than Permitted Encumbrances.
(b)The assets of the Company and its subsidiaries that Parent will acquire as a result of the consummation of the Merger represent all of the tangible assets necessary to conduct the business of the Company and its subsidiaries as presently conducted in all material respects and represent all of the tangible assets used in the conduct of the business of the Company and its subsidiaries in all material respects.
Section 2.15 Environmental and Safety Matters.
(a)The Company and its subsidiaries are and have been in compliance in all material respects with all Laws and Permits relating to (1) protection of public health or the environment, (2) pollution control, (3) human or occupational health or safety, (4) industrial hygiene, (5) the use, generation, transportation, storage, distribution in commerce, release or disposal of hazardous or toxic substances, materials and wastes, or (6) Hazardous Materials ((1) – (6) collectively, “Environmental Laws”). Environmental Laws include the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Resource Conservation and Recovery Act (“RCRA”), the Clean Water Act and the Clean Air Act, the Occupational Safety and Health Act, any comparable state law, and the common law. “Hazardous Materials” means any materials or substances containing any (i) “hazardous substance” as defined by CERCLA, (ii) “hazardous waste” as defined by RCRA, (iii) petroleum, including crude oil or any fraction thereof, (iv) natural gas, natural gas liquids or synthetic gas usable for fuel, (v) asbestos, polychlorinated biphenyls (“PCBs”) or isomers of dioxin or (vi) other hazardous or toxic substances or materials or pollutants regulated under Environmental Laws.
(b)Within the past three years, none of the Company, any of its subsidiaries, or any predecessor in interest thereof has received or is aware of any threatened or pending Proceeding, notice, Order or request for information from any Governmental Entity or private party (i) alleging violation of, or asserting any exceedance or non-compliance with any Environmental Law or Environmental Permit, (ii) asserting or threatening potential Liability under any Environmental Law, (iii) requesting information pursuant to any Environmental Law or (iv) requesting investigation or clean-up of any site under any Environmental Law. To the Knowledge of the Company, there are no facts or circumstances that could form the basis for assertion of any Proceeding against the Company or any subsidiary or any predecessor in interest thereof under any Environmental Law.
(c)The Company and its subsidiaries have obtained and possess all government authorizations and Permits required under the Environmental Laws that are applicable and necessary to the ownership and to the conduct of the Company’s and its subsidiaries’ business (“Environmental Permits”), and to the Knowledge of the Company, there are no regulatory or legislative initiatives under Environmental Laws that would require the Company or any of its subsidiaries to obtain additional authorizations or Permits for the conduct of the Company’s or any of its subsidiaries’ business. There is no pending or, to the Knowledge of the Company, threatened, administrative or judicial proceeding, review, or investigation that, in either case, would reasonably be expected to result in the involuntary revocation, non-renewal or adverse modification of any such Permit, and to the Knowledge of the Company there is no event, omission or condition, that would result in the involuntary revocation, non-renewal or adverse modification of any such Permit.

(d)There has been no (i) storage, treatment, generation, transportation, or use, or (ii) release, discharge, disposal, dumping, injecting leaking, leaching, pumping, pouring, emitting, or emptying (collectively “Release”) of Hazardous Materials by the Company, its subsidiaries or by any other Person, for which the Company or its subsidiaries is or may be held responsible, at or from any Real Properties or Former Properties in a manner that has or could reasonably be expected to lead to Proceedings for penalties, damages, cleanup costs, remedial work or injunctive relief or that could reasonably be expected to give rise to an obligation under any Environmental Law. “Former Properties” mean all plants, offices, manufacturing facilities, stores, warehouses, administration buildings and all real property and related facilities owned, leased or operated by the Company or any of its subsidiaries or any of their respective predecessors prior to the date hereof, but excluding the Real Properties.
(e)None of the Company, its subsidiaries, or any predecessor in interest thereof has transported Hazardous Materials or arranged for the transportation of such Hazardous Materials to any site that is (i) the subject of federal, state or local enforcement actions, (ii) governmental or private investigations, or (iii) listed on or proposed for listing on any listing on the United States Environmental Protection Agency’s National Priorities List or any other analogous or similar state governmental list of properties or sites that require investigation or remediation.
(f)There are no “Underground Storage Tanks,” as defined in RCRA, comparable state law or under any Environmental Law, and none has ever been located on any of the Real Properties or the Former Properties.
(g)There are no asbestos-containing building materials, lead-based paint or capacitors, transformers or other equipment or fixtures containing regulated levels of PCBs, located on any of the Real Properties or the Former Properties.
(h)No Real Property or Former Property is or has been enrolled or placed in any federal or state program relating to the investigation and remediation of sites or properties.
(i)None of the facilities located on the Real Properties or Former Properties or otherwise used or operated by the Company or any of its subsidiaries is or has been used as a manufacturing facility or generates or has generated hazardous wastes (as defined by RCRA).

(j)The Company has made available to Parent all environmental reports, audits, assessments or studies in the custody or control of the Company or any of its subsidiaries with respect to (i) any of the Real Properties or Former Properties, and (ii) the results of sampling and analysis of any asbestos, air, soil, or water, including ground and surface water, undertaken with respect to such Real Properties or Former Properties, and all of such reports, audits, assessments and studies are listed in Section 2.15(j) of the Company Disclosure Schedule.
Section 2.16 Insurance. Section 2.16 of the Company Disclosure Schedule sets forth a list (including policy number, nature of coverage, policy period, limits, deductibles and premiums) of (a) all active insurance policies and self-insurance plans insuring the properties, assets, Personnel or operations of the Company and its subsidiaries (collectively, the “Policies”) and (b) all currently pending claims and a loss run for the last three years under any Policy. A true, correct and complete copy of each Policy has been made available to Parent. Each of the Policies is in full force and effect. Neither the Company nor any of its subsidiaries is in default, whether as to payment of premiums or otherwise, under any provisions of such Policies and there have been no historical gaps in insurance coverage for the past three years. There are no Proceedings by the Company or any of its subsidiaries under any Policy as to which the Company or any of its subsidiaries has received notice indicating that coverage has been denied, questioned or disputed by the underwriter(s) of any Policy, and neither the Company nor any of its subsidiaries has received notice from or on behalf of any insurance carrier issuing any Policy that there shall hereafter be a termination or cancellation or non-renewal of any Policy.
Section 2.17 Product Warranties; Product Liability; Recalls. Within the past three years, each product manufactured, sold, delivered, leased, installed, or service performed by, the Company or any of its subsidiaries prior to the Closing has complied with and conformed to all Laws, contractual Commitments and all applicable warranties. (a) There have been no material warranty occurrences nor any material unreimbursed repair and replacement occurrences affecting the Company or any of its subsidiaries at any time during the past three years, and (b) none of the Company or any of its subsidiaries has received any written notice relating to nor are there any facts or circumstances which could in the future reasonably be expected to give rise to a Proceeding or notice of violation relating to or involving any service provided or any product designed, manufactured, serviced, produced, modified, distributed, shipped or sold by or on behalf of the Company or any of its subsidiaries resulting from an alleged defect in design, manufacture, materials or workmanship, performance, any alleged hazard or impurity, or any alleged failure to warn, or from any alleged breach of warranties or representations, or any alleged noncompliance with any Laws, requirements, and specifications, other than claims or notices that would not reasonably be expected to be, individually or in the aggregate, material. There is no material pending or, to the Knowledge of the Company, threatened, recall or investigation of or other Proceeding with respect to any product designed, manufactured, shipped, sold, marketed, distributed and/or otherwise introduced into the stream of commerce by or on behalf of the Company or any of its subsidiaries.
Section 2.18 Arrangements with Related Parties. Except as set forth in Section 2.18 of the Company Disclosure Schedule, no Company Stockholder, holder of Equity Securities of any Company Stockholder, nor any directors, officers or employees of the Company or its subsidiaries, is indebted to the Company or any of its subsidiaries (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). No Company Stockholder, nor any directors, officers or, to the Knowledge of the Company, any employees, of the Company or its subsidiaries or any Equity Holder of any Company Stockholder, is (a) a party to any Commitment, or involved in any business arrangement or relationship, with the Company or any of its subsidiaries (other than employment or severance arrangements entered into in the ordinary course of business), or (b) owns any property or right, tangible or intangible, which is used by the Company or any of its subsidiaries.
Section 2.19 Customers and Suppliers.
(a)Section 2.19(a) of the Company Disclosure Schedule sets forth a list of the 20 largest customers (based on the dollar amount of sales) of the Company and its subsidiaries (i) for the last fiscal year most recently completed and (ii) for 2020 from January 1 through August 31 (collectively, the “Key Customers”). Since January 1, 2020, none of the Key Customers has (x) terminated, not renewed, or reduced materially, or to the Knowledge of the Company has threatened to terminate, not renew or reduce materially, its business with the Company or any of its subsidiaries, and the Company does not have Knowledge of any facts or circumstances that exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a termination, non-renewal or material reduction by any Key Customer of its business with the Company or any of its subsidiaries, (y) materially altered its pattern of payments to the Company or its subsidiaries or materially altered its business relationship with the Company or its subsidiaries, or (z) made any material complaint regarding pricing, product quality or service, or demanded any price adjustment material to the business done with such Key Customer.

(b)Section 2.19(b) of the Company Disclosure Schedule sets forth a list of the 10 largest suppliers (based on the dollar amount of total purchases) of the Company and its subsidiaries (i) for the last fiscal year most recently completed and (ii) for 2020 from January 1 through August 31 (collectively, the “Key Suppliers”). Since January 1, 2020, none of the Key Suppliers has (x) terminated or not renewed its business or relationship with the Company or its subsidiaries or reduced materially its supply of materials, products, components or services to the Company or its subsidiaries, or to the Knowledge of the Company has threatened to do so, and the Company does not have Knowledge of any facts or circumstances that exist or have occurred that would indicate that there has been, or that would be reasonably likely to result in, a termination or non-renewal of a Key Supplier’s business or relationship with the Company or its subsidiaries or a material reduction in a Key Supplier’s supply of materials, products, components or services to the Company or its subsidiaries, (y) materially altered its business relationship with the Company or its subsidiaries, or (z) made any material complaint regarding pricing or payment or demanded any price adjustment material to the business done with such Key Supplier.
(c)Since January 1, 2020, each of the Company and its subsidiaries (i) has continued all pricing, sales, receivables or payables production practices in accordance with GAAP and in the ordinary course of business and (ii) has not engaged in (A) any trade loading practices or any other promotional sales or discount activity with any customers with the effect of accelerating to pre-Closing periods sales that would otherwise be expected (based on past practice) to occur in post-Closing periods, (B) any practice that would have the effect of accelerating to pre-Closing periods collections of receivables or payments by Company or any of its subsidiaries, in each case that would otherwise be expected (based on past practice) to be made in pre-Closing periods, (C) any other promotional sales, discount activity or deferred revenue activity, in each case in this clause (C) in a manner outside the ordinary course of business, or (D) any forward purchasing programs with suppliers with the effect of accelerating to pre-Closing periods rebate or other income earned from such suppliers.
(d)The terms and conditions of any rebates payable to any Key Customer and the payment schedule with respect to such rebates, if any, are set forth in the applicable Commitment with such customer. Section 2.19(d) of the Company Disclosure Schedule sets forth the aggregate amount of accrued rebates payable as of the end of the most recent fiscal quarter of the Company ended prior to the date of this Agreement.
Section 2.20 Labor Matters.
(a)Section 2.20(a) of the Company Disclosure Schedule sets forth each collective bargaining agreement or similar Commitment with any labor union, organization or association to which the Company or any of its subsidiaries is a party to or bound by, and with respect to each such agreement or Commitment (if any) identified on Section 2.20(a) of the Company Disclosure Schedule, the Company and its subsidiaries are in compliance in all material respects with the terms, conditions and obligations contained in such collective agreement and Commitment, including any and all obligations to provide health or retirement benefits to Personnel covered by such collective bargaining agreements.
(b)There is, and since January 1, 2017, there has been, no labor strike, work stoppage or lockout, pending against or otherwise affecting the Company or any of its subsidiaries (and, to the Knowledge of the Company, no such labor strike, work stoppage or lockout is threatened).
(c)No union organizational campaign is pending or in progress with respect to the employees of the Company or its subsidiaries, and none has occurred in the past three years. None of the Company, its subsidiaries, or any of their representatives or Personnel has committed any unfair labor practice in connection with the operation of the business of the Company or its subsidiaries, and there is no unfair labor practice charge or complaint against the Company or any of its subsidiaries pending, or, to the Knowledge of the Company, threatened, before the National Labor Relations Board or any comparable Governmental Entity.
(d)The Company has no Knowledge of any event or circumstance that is reasonably likely to give rise to the filing of any unfair labor practice charge or complaint against the Company or any of its subsidiaries or any of their representatives; there are no pending, or, to the Knowledge of the Company, threatened, grievance or arbitration proceeding against the Company or any of its subsidiaries and there are no outstanding or unremedied settlements or arbitration awards against the Company or any of its subsidiaries.
(e)There has not been during the previous three years, and there is currently no, charge or complaint against the Company or any of its subsidiaries or any of their respective officers, directors, managers or employees pending or, to the Knowledge of the Company, threatened, before the United States Department of Labor, the Office of Federal Contract Compliance Programs, any state department of labor, the Equal Employment Opportunity Commission or any comparable federal, state, local or foreign human/civil rights organization or other Governmental Entity, relating to the employment or termination of employment of any Personnel.
(f)The Company and its subsidiaries have discharged their respective obligations in all material respects, and have complied in all material respects with all Laws, with respect to hours, classification, employment-related Taxes, immigration, equal employment opportunity, affirmative action, legal qualification of employment status, plant closings or mass layoffs, occupational safety and health, worker’s compensation, salary, wages, commissions, bonuses, overtime pay, holiday pay, sick pay, vacation pay and all other material benefits for their Personnel.
(g)To the Knowledge of the Company, no employee of the Company or any of its subsidiaries: (i) intends to terminate employment with the Company or any of its subsidiaries prior to or following the Closing, or (ii) has taken any action which was calculated to dissuade any Personnel, representatives or agents of the Company or any of its subsidiaries from continuing their employment following the Closing.

(h)All independent contractors that are working for or have worked for the Company or its subsidiaries have been properly classified as independent contractors in compliance with all applicable Laws.
Section 2.21 Acquisition/Disposition Agreements. As of the date hereof, there are no indemnification or other claims, disputes or proceedings pending or, to the Knowledge of the Company, threatened, under or relating to any of the Acquisition/Disposition Agreements.
Section 2.22 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any of its subsidiaries.
Section 2.23 Brokers or Finders. Neither the Company nor any of its subsidiaries has entered into any Commitment entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Related Agreements, except for those disclosed on Section 2.23 of the Company Disclosure Schedule.

Section 2.24 COVID-19 Matters.
(a)Policies. Section 2.24(a) of the Company Disclosure Schedule identifies in reasonable detail all policies regarding the Pandemic or COVID-19 adopted by the Company and its subsidiaries, whether with respect to their Personnel, customers, or suppliers or otherwise, and the date of adoption of each such policy. The Company, its subsidiaries and their respective Personnel have been and are in material compliance with all such policies.
(b)Pandemic-Relief Debt. The Company has not applied for or incurred any Pandemic-Relief Debt. As to any Pandemic-Relief Debt incurred by the Company: (i) the Company met (and, as applicable, continues to meet) the eligibility requirements for receipt of such Pandemic-Relief Debt under Pandemic-Relief Debt Documentation (including, without limitation, with application of all applicable affiliation requirements under applicable Laws), (ii) the Company is in compliance in all material respects with all Pandemic-Relief Debt Documentation and, without limiting the generality of the foregoing, has used the proceeds of any such Pandemic-Relief Debt exclusively for purposes permitted by the Pandemic-Relief Debt Documentation (including, as to any PPP Loan, exclusively for PPP Specified Forgivable Uses); (iii) the Company has maintained all material records required to be submitted in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt; and (iv) the Company has provided to Parent true, correct and complete copies of Pandemic-Relief Debt Documentation in all material respects included in subsections (A) and (C) of the definition of such term with respect to such Pandemic-Relief Debt.
Section 2.25 Bank Accounts. Section 2.25 of the Company Disclosure Schedule sets forth a list of the names and locations of all banks, trust companies, savings institutions, brokerage firms, mutual funds and other financial institutions at which the Company or any of its subsidiaries maintains an account, safe deposit box or lock box, and such list correctly specifies for each account the type of account (e.g., checking account, payroll, etc.) and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto. None of such accounts is a cash collateral account.
Section 2.26 Exclusivity of Representations. The representations and warranties made by the Company in ARTICLE II and in the certificate delivered pursuant to Section 7.1(f)(i) are the exclusive representations and warranties made by the Company (including, without limitation, with respect to the Company and its subsidiaries, its assets and liabilities, its business or otherwise) and none of the Company or any other Person (including any officer, director, stockholder, member or partner of the Company or any of its affiliates or representatives) has made, or is making, and none of Parent, Merger Sub or any of their affiliates or representatives has relied on (including in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby), any other representations or warranties or information, written or oral, express or implied, at law or in equity, including with respect to the Company and its subsidiaries, its assets and liabilities, its business or otherwise in connection with the transactions contemplated hereby, including any representations or warranties about the accuracy or completeness of any information or documents previously provided, and any other such representations and warranties are hereby expressly disclaimed by Parent and Merger Sub. The Company hereby disclaims any other express or implied representations or warranties.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the written statement identified as the Parent Disclosure Schedule attached to this Agreement (the “Parent Disclosure Schedule”), each of Parent and Merger Sub jointly and severally represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
Section 3.1 Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.
Section 3.2 Authorization; Validity of Agreements. Each of Parent and Merger Sub has full corporate power and authority to execute and deliver this Agreement and each of the Related Agreements to which each is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and each of the Related Agreements to which each is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the board of directors of each of Parent and Merger Sub and no vote of the holders of capital stock of Parent or other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by each of Parent and Merger Sub of this Agreement and each of the Related Agreements to which each is a party and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby and thereby. This Agreement and each of the Related Agreements to which each of Parent and Merger Sub is a party have been duly executed and delivered by each of Parent and Merger Sub, as applicable, and, assuming due and valid execution and delivery hereof and thereof by the other parties thereto, are valid and binding obligations of each of Parent and Merger Sub, as applicable, enforceable against each in accordance with their respective terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.
Section 3.3 Consents and Approvals; No Violations. Except (a) for filings required under the HSR Act or any other Antitrust Law, (b) for applicable requirements under the Securities Exchange Act of 1934 (the “Exchange Act”), and (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware neither the execution, delivery or performance by each of Parent and Merger Sub of this Agreement and each of the Related Agreements to which each is a party nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will, as applicable (i) violate or conflict with any provision of any Governing Document of Parent or Merger Sub; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Commitment to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of its properties or assets may be bound; (iii) violate any Law; or (iv) require on the part of Parent or Merger Sub any filing or registration with, notification to, or authorization or Consent of, any Governmental Entity; except in the case of clause (ii) for such violations, breaches or defaults, the failure of which to obtain would not prevent or materially impair the ability of Parent or Merger Sub to timely consummate the transactions contemplated hereby (a “Parent Material Adverse Effect”).
Section 3.4 Financing. Parent has and will have at the Closing sufficient funds immediately available to enable it to pay the Closing Payment. Parent will have sufficient funds available to it to pay the Earnout Amount (assuming such Earnout Amount will be paid in full) as and when due and payable pursuant to the terms of this Agreement. Each of Parent and Merger Sub confirms that it is not a condition to Closing or any of its other obligations under this Agreement that Parent or Merger Sub obtain financing for or in connection with the transactions contemplated by this Agreement and the Related Agreements.

Section 3.5 Ownership of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements and has engaged in no business and has incurred no liabilities other than in connection with the transactions contemplated by this Agreement and the Related Agreements.
Section 3.6 Litigation. There is no Proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub by or before any court or Governmental Entity that (a) questions or challenges the validity of this Agreement or any action taken or to be taken by Parent, Merger Sub or any of their respective affiliates pursuant to this Agreement or in connection with the transactions contemplated hereby, or (b) individually or in the aggregate, would reasonably be expected to have a Parent Material Adverse Effect.
Section 3.7 Brokers or Finders. Neither Parent nor Merger Sub has entered into any Commitment entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement or the Related Agreements, other than any such fees and commission that are to be paid solely by Parent, Merger Sub or their affiliates, and not by any Company Stockholder.
Section 3.8 Non-Reliance. Each of Parent and Merger Sub acknowledges (for itself and on behalf of its affiliates and the representatives of any of the foregoing) that it has conducted and completed its own investigation, analysis and evaluation of the Company and its financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, and other matters relating to the Company, that it has made all such reviews and inspections of the financial condition, business, operations, properties, assets and prospects of the Company as it has deemed necessary or appropriate, and that it has had the opportunity to request all information it has deemed relevant to the foregoing from the Company, and that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby it has relied solely on the representations and warranties of the Company set forth in ARTICLE II and the certificate delivered pursuant to Section 7.1(f)(i) and its own investigation, analysis and evaluation of the Company and its financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to the Company. Each of Parent and Merger Sub acknowledges and agrees (for itself and on behalf of its affiliates and the representatives of any of the foregoing) that, except for the representations and warranties of the Company expressly set forth in ARTICLE II and the certificate delivered pursuant to Section 7.1(f)(i), (x) neither the Company nor any other Person makes, or has made, and the Company hereby disclaims, any statement or omission, representation or warranty, express or implied, at law or in equity, relating to the Company or its financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to the Company or otherwise in connection with this Agreement or the transactions contemplated hereby, and (y) no Person has been authorized by the Company to make any representation or warranty, express or implied, at law or in equity, relating to the Company or its financial condition, business, operations, results of operations, properties, assets, liabilities, prospects, or other matter relating to the Company or otherwise in connection with this Agreement or the transactions contemplated hereby, and if made, such representation or warranty has not been relied upon by Parent or Merger Sub or any of their affiliates or representatives, as having been authorized by the Company (or any other Person). In connection with the due diligence investigation of the Company by Parent and Merger Sub and their respective affiliates and representatives, Parent and Merger Sub and their respective affiliates and representatives have received and may continue to receive after the date hereof from the Company and its representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its businesses and operations. Parent and

Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, and that Parent and Merger Sub will have no claim against the Company or any of its representatives, or any other Person with respect thereto, unless any such information is expressly included in a representation or warranty contained in ARTICLE II of this Agreement or the certificate delivered pursuant to Section 7.1(f)(i).
ARTICLE IV
COVENANTS
Section 4.1 Conduct of Business Pending the Closing. During the period from the date of this Agreement to the Closing, except as required by applicable Law, without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed) the Company will, and will cause each of its subsidiaries to use Reasonable Efforts to, (i) conduct its operations in the ordinary course of business, and (ii) (A) preserve intact its business organizations, (B) keep available the services of each of the Key Employees, (C) preserve the goodwill of its business relationships with the Key Customers and Key Suppliers (D) maintain its books, accounts and records in the ordinary course of business, and (E) comply in all material respects with applicable Laws; provided, that, the Company and its subsidiaries shall be permitted to take or omit to take any action pursuant to a COVID-19 Order to the extent commercially reasonable in light of COVID-19. Without limiting the generality of the foregoing, except as set forth in Section 4.1 of the Company Disclosure Schedule or as required by applicable Law, the Company will not, and will not permit any of its subsidiaries to, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed):

(a)(i) issue, sell, pledge, transfer, dispose of or encumber any of its Equity Securities; or (ii) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any of its outstanding Equity Securities;
(b)declare, set aside or pay any dividend or distribution on any Equity Security of the Company or any of its subsidiaries, other than cash dividends paid prior to the Closing from (i) a wholly owned subsidiary of the Company to the Company or to another wholly owned subsidiary of the Company, or (ii) the Company to Company Stockholders;
(c)adopt any amendment to its Governing Documents;
(d)(i) except pursuant to the terms of agreements or plans currently in effect and listed in the Company Disclosure Schedule, increase the compensation of any of its Personnel, (ii) pay or agree to pay any pension, retirement allowance, severance or other employee benefit to any Personnel that is not already required or provided for under any existing plan, agreement or arrangement listed in the Company Disclosure Schedule or as required by applicable Law, (iii) commit itself (other than pursuant to any already existing requirement in any collective bargaining agreement listed in the Company Disclosure Schedule) to any additional pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock option, stock appreciation right, group insurance, severance, retirement or other employee benefit plan, agreement or arrangement, or to any employment, retention or consulting agreement with or for the benefit of any Personnel, (iv) except for renewals of such plans in the ordinary course of business, amend in any respect any such plan, agreement or arrangement, (v) assume, enter into, amend, alter or terminate any labor or collective bargaining agreement to which the Company or any of its subsidiaries is a party or is affected thereby, or (vi) hire any officer, director, employee, agent or other similar representative for or on behalf of the Company or any of its subsidiaries except non-management level employees hired “at will” in the ordinary course of business;
(e)(i) incur any additional Indebtedness, except in the ordinary course of business under the current terms of the Commitments for Indebtedness disclosed in Section 2.13(a)(iv) of the Company Disclosure Schedule, (ii) issue any debt securities or assume, guarantee or endorse the obligations of any other Person, (iii) pledge or otherwise encumber any Equity Security of the Company or any of its subsidiaries, (iv) make any loans, advances or capital contributions to, or investments in, any other Person, (v) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any Encumbrance thereupon, or (vi) incur or assume any other Liabilities except in the ordinary course of business;
(f)except for sales of Inventory in the ordinary course of business, sell, transfer, assign, lease, mortgage or otherwise dispose of any assets;
(g)(i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein, or (ii) otherwise acquire any assets other than in the ordinary course of business, other than (in the case of this clause (ii) only) any (A) acquisition of inventory in the ordinary course of business, (B) capital expenditures consistent with clause (m) below, and (C) acquisition that would not exceed $100,000 per transaction or $250,000 in the aggregate;
(h)adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;
(i)(i) make or change any material Tax election, adopt or change any Tax accounting method, enter into any closing agreement, settle any Tax claim or assessment, surrender any right to claim a Tax refund or credit, (ii) amend any Tax Return except to the extent required by applicable Law, or (iii) file any Tax Returns in a manner inconsistent with past practice of the Company or its subsidiaries, as the case may be;
(j)change any of the financial accounting methods or accounting practices unless required by GAAP or Law;
(k)accelerate the delivery or sale of products, or offer discounts on sale of products or premiums on purchases of raw materials (other than pursuant to any Commitments entered into prior to the date of this Agreement in the ordinary course of business), conduct any material promotions, manipulate timing of sales discounts and allowances, or conduct activities similar to the foregoing with respect to the business of the Company and its subsidiaries;
(l)account for, manage or treat Accounts Receivable (including accelerating the collection thereof) or inventory in any manner other than in the ordinary course of business, or (without limiting the generality of the foregoing) write off as uncollectible any Accounts Receivable or write down the value of any inventory other than in immaterial amounts or in the ordinary course of business;
(m)(i) neglect to use Reasonable Efforts to make any capital expenditures anticipated to be made in accordance with the capital expenditure plan for the Company and its subsidiaries set forth in Section 4.1 of the Company Disclosure Schedule, or (ii) commit to make (A) any capital expenditure other than in the ordinary course of business or in accordance with the capital expenditure plan for the Company and its subsidiaries previously made available to Parent or (B) any other capital expenditures exceeding $100,000 in the aggregate;

(n)enter into any new Commitments that, if entered into prior to the date hereof, would have been a Material Commitment, or modify, amend, terminate or renew any Material Commitment (other than renewals in the ordinary course of business);
(o)settle any Proceeding (i) that would result in the Company or any of its subsidiaries being enjoined in any respect or (ii) for an amount which, in the aggregate, is in excess of $100,000;
(p)waive any right of substantial value owned by the Company or any of its subsidiaries, cancel any material debt or claim owned by the Company or any of its subsidiaries or voluntarily suffer any extraordinary loss;
(q)sell, assign, transfer, license, convey or permit to lapse any rights in any of the Intellectual Property set forth in Section 2.12(a) of the Company Disclosure Schedule, except for nonexclusive licenses entered into with distributors or end-users in the ordinary course of business or lapses of Intellectual Property that are not material, or disclose to any Person (other than in the ordinary course of business) or otherwise dispose of any trade secret, process or know-how not heretofore a matter of public knowledge, except pursuant to judicial Order or process;
(r)permit any of the insurance policies of the Company or any of its subsidiaries to be canceled or terminated or any of the coverage thereunder to lapse, without promptly securing replacement insurance policies which are in full force and effect and provide coverage substantially similar to or greater than under the prior insurance policies;
(s)take any action that would result in any of the conditions to this Agreement set forth in Section 7.1 not being satisfied; or
(t)authorize or enter into a Commitment to do any of the foregoing.
Nothing herein shall require the Company to obtain consent from Parent to do any of the foregoing if obtaining such consent would violate applicable Law, and nothing contained in this Section 4.1 shall give to Parent, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company prior to Closing. Prior to the Closing, each of Parent and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations.
Section 4.2 Consent. Prior to the Closing, Parent and the Company shall use Reasonable Efforts to make or cause to be made promptly all material registrations, filings and applications, give all notices and obtain all governmental and third party Consents, Orders, qualifications, waivers, and the expiration or termination of waiting periods necessary for the consummation of the transactions contemplated by this Agreement or that thereafter might be necessary to effectuate the transfer of any Permit or authorization; provided, however, that the Company is not required to pay any consideration, expense, fee or other payment or make any other concession to any third party from whom consent, waiver or approval is required or requested from or by such third party in connection with the consummation of the transactions contemplated hereby in order to obtain any such consent, waiver or approval. Notwithstanding anything to the contrary contained herein, including this Section 4.2, the parties hereto each acknowledge and agree that delivering notices and obtaining waivers, consents, approvals and authorizations from any third parties as contemplated in this Section 4.2 will not be a condition to the obligation of the Parent and Merger Sub to consummate the transactions contemplated hereby.

Section 4.3 Implementing Agreement; Further Assurances.
(a)Subject to the terms and conditions hereof, each Party shall take all action required to fulfill its obligations hereunder and shall otherwise use Reasonable Efforts to facilitate the consummation of the transactions contemplated by this Agreement and the Related Agreements.
(b)The Parties agree to execute and deliver all such other instruments and take all such other action as any Party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for in this Agreement and the Related Agreements. The Parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement and the Related Agreements, including the preparation of financial statements and Tax Returns.
Section 4.4 Antitrust Laws.
(a)In furtherance and not in limitation of Section 4.2, within five Business Days after the date of this Agreement, Parent shall, or shall cause Merger Sub to, on the one hand, and the Company shall, or shall cause its subsidiaries to, on the other hand, make any and all filings which are required under the HSR Act and any other Antitrust Law with respect to the transactions contemplated by this Agreement. The Company shall furnish to Parent, and Parent shall, and shall cause Merger Sub to, furnish to the Company, such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filing or submission that is necessary under the HSR Act or any other Antitrust Law. The Company shall promptly inform Parent, and Parent shall promptly inform the Company, as to any material communications with, and any inquiries or requests for additional information from, the United States Federal Trade Commission and the United States Department of Justice; to the extent practicable, Parent and the Company shall each permit the Company or Parent (as the case may be) to review in advance and consider in good faith the other Party’s reasonable comments in any communication given by it to any Governmental Entity, and, to the extent there are any meetings or substantive telephone or video calls with any Governmental Entity, the Company and Parent shall each permit the other to attend such meetings or calls unless prohibited by such Governmental Entity; provided that materials required to be provided pursuant to this Section 4.4 may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, (ii) as necessary to comply with contractual arrangements, and (iii) as necessary to address legal privilege concerns. Each Party shall use its respective Reasonable Efforts to comply as promptly as possible with any such inquiry or request. Each Party hereby covenants and agrees to use Reasonable Efforts to secure termination of any waiting periods under the HSR Act and any other Antitrust Law, to obtain the approval of any Governmental Entity necessary to consummate the transactions contemplated hereby and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated hereby; provided, however, that nothing contained herein shall require Parent, Merger Sub or any of their respective affiliates to (a) agree to sell, divest, dispose of or hold separate any assets or businesses, or otherwise take or commit to take any action that could limit its freedom of action with respect to, or its ability to retain, one or more of its businesses, product lines or assets, or (b) litigate, pursue or defend against any administrative or judicial action or proceeding (including any proceeding seeking a temporary restraining order or preliminary injunction) challenging any of the transactions contemplated hereby as violative of any Antitrust Law. Parent and the Company shall each be responsible for 50% of the filing fees payable under the HSR Act and any other Antitrust Law. The Parties acknowledge and agree that the Company’s liability for 50% of the fees as described in the foregoing sentence shall be included as an accrued liability in the Final Statement for purposes of determining Closing Net Working Capital to the extent that the Company has not paid such fees prior to the Closing.

(b)Prior to the Closing Date, no Party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Entity, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other person or acquire a substantial portion of the assets of or equity in any other person that competes with the Company. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the transactions contemplated herein, to use Reasonable Efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.
Section 4.6 Parent’s Inspection Rights; Data Room DVD.
(a)Upon reasonable notice, the Company shall give to Parent and its designated employees or representatives reasonable access during regular business hours of the Company to all facilities, properties, assets, books, documents, Commitments, Tax Returns, Personnel and records of the Company and its subsidiaries, and shall furnish promptly to Parent and its representatives any information concerning the Company and its subsidiaries as Parent may reasonably request; provided, however, that such access does not unreasonably disrupt the normal operations of the Company. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to disclose any information to Parent, Merger Sub or their respective representatives, to the extent doing so would (A) violate any applicable Law to which the Company is subject, (B) result in the waiver of the attorney-client privilege or similar legal privilege or attorney work product protection of the Company with respect to such information, or (C) require the disclosure of communications regarding the identity of other Persons that, prior to the date of this Agreement, expressed an interest in acquiring the Company and the terms of such proposals, in each case during the sale process resulting in this Agreement and the transactions contemplated hereby.
(b)From and after the Closing Date until the seventh anniversary of the Closing Date, Parent shall and shall cause its affiliates (including the Surviving Company) to use Reasonable Efforts to preserve and keep all books and records of the Company in its or their possession as applicable, in compliance with the bona fide records retention policies of Parent; provided, however, that Parent or its affiliates (as applicable) may destroy or permit to be destroyed any such books and records prior to the seventh anniversary of the Closing Date if, prior to doing so, Parent so advises the Stockholders’ Representative in writing and gives the Stockholders’ Representative a reasonable opportunity to obtain possession thereof. Subject to the foregoing proviso, from and after the Closing Date until the seventh anniversary of the Closing Date, upon reasonable advance notice and subject to any procedures or restrictions determined by Parent in good faith to be appropriate to ensure compliance with any applicable Law or confidentiality obligation, or in order to preserve the attorney-client privilege or similar legal privilege or attorney work product protection, Parent shall cause the Surviving Company to furnish to the Stockholders’ Representative (at the Company Equityholders’ sole expense) copies of such documents and records of, and other information regarding, the Company as the Stockholders’ Representative may reasonably request to the extent such records, documents and other information are required by the Company Stockholders in order to comply with applicable Law, subpoena or other valid legal process.
(c)The Company shall deliver to Parent no later than ten Business Days following the Closing a Digital Versatile Disc (DVD) or comparable medium reasonably acceptable to Parent that contains a true and complete electronic copy of the Data Room.

Section 4.7 Public Announcements. No Party shall make, or shall permit any of its affiliates or representatives to make, any public announcement of the transactions provided for in or contemplated by this Agreement or any of the Related Agreements unless the form and substance of the announcement are mutually agreed upon by Parent and the Stockholders’ Representative, which agreement shall not be unreasonably withheld, conditioned or delayed (but after having received such approval, a Party may thereafter disclose freely any information contained in such approved release or public statement without any need for further approval), or unless public disclosure is necessary to comply with Laws or the rules of any applicable stock exchange. The Parties hereby agree that, as of the Closing, the Mutual Confidential Information Agreement, dated August 7, 2020, by and between Parent and the Company (the “Confidentiality Agreement”) shall be terminated in its entirety and shall be without further force and effect, and no party thereto (nor any of their respective successors in interest) shall have any further rights, duties, liabilities or obligations of any nature whatsoever with respect to, in connection with or otherwise arising under the Confidentiality Agreement.
Section 4.8 Employee Benefit Plans. For a period of one year following the Closing Date, Parent shall provide employees of the Company and its subsidiaries with employee benefits that are substantially similar in the aggregate to those provided by the Company and its subsidiaries under their Benefit Plans, as applicable, to such employees on the date of this Agreement; provided, however, that for purposes of this Section 4.8, such employee benefits to be provided by Parent (a) shall include only benefits provided under plans that are (i) welfare benefit plans described under Section 3(1) of ERISA, or (ii) retirement plans that are described in Section 3(2) of ERISA and intended to meet the requirements of Sections 401(a) and 401(k) of the Code and (b) shall not include benefits pursuant to any plan under which employees may receive, or under which employee benefits are based on, Equity Securities. This Section 4.8 shall not require Parent to continue the employment of any employee of the Company or any of its subsidiaries for a specified period after the Closing Date.
Section 4.9 Management Incentive Bonus. Effective as of the Closing, Parent or one of its subsidiaries shall offer to enter into (a) retention award agreements in substantially the form attached hereto as Exhibit G (the “Retention Award Agreements”) with the employees of the Company listed on Section 4.9(a) of the Parent Disclosure Schedule attached hereto, and (b) 2021 Poppin Performance-Based Sales Retention Bonus Plan participation letters in substantially the form attached hereto as Exhibit H (the “Performance-Based Sales Retention Bonus Plan Participation Letters”) with the employees of the Company listed on Section 4.9(b) of the Parent Disclosure Schedule attached hereto.
Section 4.10 Real Property.
(a)Between the date hereof and the Closing Date, the Company shall not, without the prior written consent of Parent: (i) permit the creation of any Encumbrance (other than Permitted Encumbrances) with respect to any Leased Real Property, (ii) terminate any lease Commitment with respect to any Leased Real Property (each, a “Lease”) or fail to exercise any right of renewal with respect to any Lease or take any action under any Lease that would reasonably be expected to result in a material default under such Lease or the termination of such Lease, (iii) amend, supplement or otherwise modify any Lease, or (iv) execute any sublease with respect to the Leased Real Property.
(b)The Company shall use Reasonable Efforts to (A) maintain all Leased Real Property in materially the same condition as it was on the date of this Agreement, (B) perform all of its material obligations under the Leases and any other Commitments relating to any Leased Real Property, (C) deliver to Parent any notices or other documents received pursuant to the terms of any Lease or any other Commitment related to any Leased Real Property, and (D) maintain the existing insurance policies for all Leased Real Property in full force and effect.

Section 4.11 No Solicitation. From the date hereof through the Closing, the Company shall not, nor will any affiliate of the Company or any Personnel of the Company or any of its affiliates, and the Company will cause any investment banker or other representative retained by the Company or any of its affiliates not to (a) directly or indirectly, solicit, initiate, knowingly encourage or participate in any way (including by way of furnishing information) in any discussion or negotiations with any Person or other entity or group (other than Parent or an affiliate of Parent) concerning any merger, consolidation, sale of assets, sale of Equity Securities, recapitalization, restructuring, reorganization or any other similar transaction or business combination relating to the Company or any of its subsidiaries (each, an “Acquisition Proposal”), (b) disclose, directly or indirectly, to any Person considering an Acquisition Proposal any confidential information concerning the Company or any of its subsidiaries, or (c) enter into any understanding, agreement or commitment with any third party concerning any merger, consolidation, sale of assets, sale of Equity Securities or similar transaction relating to the Company or any of its subsidiaries. As promptly as practicable after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that the Company reasonably believes would lead to an Acquisition Proposal, the Company shall provide Parent with written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry.

Section 4.12 Additional Financial Statements.
(a)The Company will furnish Parent with management-prepared financial statements for the Company and its subsidiaries, as prepared in the ordinary course of business by management of the Company on a monthly basis, for each full monthly period prior to the Closing Date as soon as they become available, and in any event, not later than 20 days after the end of each applicable month.
(b)If the Closing has not occurred on or prior to February 15, 2021, the Company will, no later than April 1, 2021, furnish Parent with an audited consolidated balance sheet of the Company and its subsidiaries as of December 31, 2020 and an audited consolidated income statement and cash flow statement of the Company and its subsidiaries for the year ended December 31, 2020, together with an associated unqualified opinion of the Company’s independent auditors with respect to all such audited financial statements. The Company will use Reasonable Efforts to prepare each of such audited consolidated financial statements (i) on a basis consistent with the Historical Financial Statements and (ii) in compliance with the representations and warranties set forth in Section 2.4(b) with respect to the Historical Financial Statements.
Section 4.13 Termination of Related Party Arrangements. Prior to the Closing, the Company shall terminate, settle or extinguish all Intercompany Liabilities (including all Company Notes), other than those listed in Section 4.13 of the Company Disclosure Schedule, such that immediately prior to the Closing there will be no Intercompany Liabilities outstanding and none of the Company Stockholders, their affiliates, the Company or its subsidiaries shall have any further rights or obligations of any kind in respect thereof, other than (a) pursuant to the Commitments and arrangements set forth in Section 4.13 of the Company Disclosure Schedule and (b) this Agreement and the Related Agreements. Any such termination, settlement or extinguishment of any Company Notes shall be treated as compensation for services for U.S. income tax purposes. Any amounts required to be withheld with respect to the deemed payment of a Company Note Payor resulting from termination, settlement or extinguishment of Company Notes issued to a Company Note Payor shall reduce the amount of cash otherwise payable at Closing to such Company Note Payor for the shares of Company Capital Stock held by such Company Note Payor.

Section 4.14 Section 280G Matters. Prior to the Closing Date, the Company shall (a) use its Reasonable Efforts to obtain from each Person who is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code) as determined under Section 280G of the Code (each, a “Disqualified Individual”), and who otherwise would receive any “parachute payment” (within the meaning of Section 280G of the Code), a waiver of such Disqualified Individual’s rights to all such payments and/or benefits applicable to such Disqualified Individuals (such waived payments, the “Waived Parachute Payments”) solely to the extent required to avoid imposition of any excise Taxes by operation of Section 280G and Section 4999 of the Code and, in substitution therefor, the right to receive such payments only if approved by equityholders of the Company in a manner that complies with Section 280G(b)(5)(B) of the Code, (b) promptly deliver to Parent copies of all executed waivers so obtained, and (c) submit to the Company’s equityholders for approval by such number of equityholders, in a manner that meets the requirements of Section 280G(b)(5)(B) of the Code (the “280G Approval”), the Waived Parachute Payments such that, following the 280G Approval, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code. The Company shall provide Parent with (i) copies of all documents prepared pursuant to this Section 4.14, (ii) a reasonable opportunity to review and comment on such documents before such documents are finalized, which comments the Company shall consider in good faith incorporating into such documents, and (iii) the results of the vote of equityholders described in this Section 4.14. All costs and expenses of obtaining the waivers and soliciting the vote under this Section 4.14 shall be paid by the Company prior to the Closing Date or included as a Transaction Expense. Prior to soliciting the 280G Approval, Parent shall provide in writing to the Company the relevant details of all payments, benefits and arrangements, if any, to be entered into with or otherwise provided to any Disqualified Individual by Parent or any affiliate or subsidiary of Parent, in each case, that could reasonably be expected to be taken into account in determining whether any payments and benefits constitute “parachute payment” pursuant to Section 280G of the Code with respect to any such Person in connection with the transactions contemplated by this Agreement.
Section 4.15 R&W Policy. Parent has caused the R&W Binder in the form made available to the Company prior to the date of this Agreement to be issued by the R&W Insurer effective as of the date hereof and will not amend any material term of the R&W Binder or the R&W Insurance Policy (before or after Closing) in any respect that would reasonably be expected to materially and adversely affect the Company Stockholders hereunder or otherwise without the prior written consent of the Stockholders’ Representative.
Section 4.16 Tail Insurance.
(a)From and for a period of six (6) years following the Effective Time, Parent shall not, and shall cause the Surviving Company and its subsidiaries not to, amend, repeal or modify any provision in the Governing Documents of the Surviving Company and its subsidiaries relating to the exculpation, indemnification or advancement of expenses of any individuals who served as a director, manager or officer of any member of the Company (or any predecessor-in-interest thereof) at any time prior to the Closing (each, a “D&O Indemnified Person”) in a manner that would reasonably be expected to affect materially and adversely affect the right of any D&O Indemnified Person to be indemnified, to the fullest extent permitted under applicable Law, the Governing Documents of the Company, or as otherwise agreed by contract with such D&O Indemnified Person as they existed prior to the Closing and set forth on the Company Disclosure Schedule, against any costs or expenses (including reasonable out-of-pocket attorneys’ fees and expenses of investigation, defense and ongoing monitoring), judgments, penalties, fines, losses, charges, demands, actions, suits, proceedings, settlements, assessments, deficiencies, Taxes, interest, obligations, damages, liabilities or amounts paid in settlement incurred in connection with any claim, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing to the extent relating to the fact that the D&O Indemnified Person was a manager or officer of the Company, whether asserted or claimed prior to, at or after the Closing.
(b)Prior to, but effective as of, the Closing Date, the Company shall obtain at its expense a prepaid six-year non-cancellable run-off insurance policy with respect to the Company’s existing directors’ and officers’ liability insurance coverage (collectively the “Run-Off Policies”), in each case reasonably satisfactory to Parent and the Company, to provide insurance coverage for events, acts or omissions occurring prior to the Closing for all Company D&O Indemnified Persons and which shall have a scope substantially similar to the existing coverage under, and have other terms not less favorable to the insured persons than the terms of, the directors’ and officers’ liability insurance coverage currently maintained by the Company. The Run-Off Policies shall cover the Company and its subsidiaries for any claims made before, on or after the Closing Date with respect to any events or claims occurring or arising prior to or on the Closing Date, the cost of which shall be borne by the Company and, to the extent not paid prior to the Closing Date, included as a Transaction Expense. Parent shall not, and shall cause the Surviving Company not to, take any action to eliminate such Run-Off Policies.
(c)Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 4.16 shall not be terminated or modified in such a manner as to adversely affect any Parent Indemnified Party to whom this Section 4.16 applies without the consent of such affected Parent Indemnified Party, it being understood and agreed that the Parent Indemnified Parties are intended to have rights of enforcement under this Agreement.
Section 4.17 Stockholder Approval. As promptly as practicable after the date hereof, the Company shall use its reasonable best efforts to obtain the approval of this Agreement and the transactions contemplated hereby from all of the Company Stockholders. The Company shall ensure that the Company Stockholders, prior to approval of this Agreement by such Company Stockholders, shall have received from the Company all material information necessary to make an informed decision with respect thereto.
Section 4.18 Written Consent. The Company shall (i) deliver the Written Consent to Parent within 24 hours after the execution and delivery of this Agreement, and (ii) comply with the notice requirements of Sections 228 and 262 of the Act as promptly as reasonably practicable after delivery to Parent of the Written Consent (it being understood that the information statement and notice of appraisal rights delivered pursuant to such Sections shall be in a form reasonably satisfactory to Parent and the Company).
Section 4.19 PPP Escrow.
(a)PPP Loan Forgiveness. On October 8, 2020, the Company submitted an application for forgiveness of the PPP Loan to Silicon Valley Bank. Following the Closing and until the PPP Escrow Expiration Date, Parent shall, and Parent shall cause the Surviving Company to (i) use their respective Reasonable Efforts to obtain forgiveness for the outstanding principal amount under the PPP Loan as promptly as practicable after the Closing, including by submitting on a timely and complete basis any documents related to the discharge of the PPP Loan that may be requested by Silicon Valley Bank or the SBA and (ii) reasonably cooperate in the event of any audit or inspection by a Governmental Entity in connection with the application for forgiveness of the PPP Loan. Following the Closing and until the PPP Escrow Expiration Date, Parent shall, and Parent shall cause its subsidiaries (including the Surviving Company) to, (i) comply with the terms of the PPP Loan and (ii) not take any action that could reasonably be expected to result in non-forgiveness of the PPP Loan or a determination of the Company’s ineligibility for the PPP Loan.

(b)Distribution of the PPP Escrow Fund. On or prior to the date that is five (5) Business Days after the PPP Escrow Expiration Date, Parent and the Stockholders’ Representative shall deliver to the PPP Escrow Agent a joint written instruction to release the PPP Escrow Fund as follows:
(i)In the event of a final determination that the PPP Loan will be forgiven in whole pursuant to Section 1106 of the CARES Act, then Parent and the Stockholders’ Representative shall deliver to the PPP Escrow Agent a joint written instruction to release from the PPP Escrow Fund all then-remaining amounts in the PPP Escrow Fund to the Paying Agent for further payment to the Company Equityholders pursuant to the terms of the Paying Agent Agreement; or
(ii)In the event that (A) a final determination is made that the PPP Loan either will be forgiven in part or will not be forgiven pursuant to Section 1106 of the CARES Act or (B) no final determination is made whether the PPP Loan will be forgiven, then Parent and the Stockholders’ Representative shall deliver to the PPP Escrow Agent a joint written instruction to release from the PPP Escrow Fund (x) such unforgiven amount, together with interest accrued thereon through the PPP Escrow Expiration Date (the “PPP Loan Repayment Amount”), to the PPP Escrow Agent as consideration for the repayment of such amounts (for the avoidance of doubt, only up to the amount of cash then remaining in the PPP Escrow Fund) and (y) following the release of the PPP Loan Repayment Amount pursuant to the foregoing clause (x), all then-remaining amounts in the PPP Escrow Fund (if any) to the Paying Agent for further payment to the Company Equityholders pursuant to the terms of the Paying Agent Agreement.
(iii)Any portion of the PPP Escrow Fund payable with respect to former holders of Options or Warrants shall be paid to the Company or the Surviving Company for further payment to such former holders (1) through the Company’s or the Surviving Company’s payroll (and net of applicable withholding) no later than the first regular payroll date following any such release from the PPP Escrow Fund in accordance with the terms hereof, with respect to any Options or Warrants granted to the holder in the holder’s capacity as, or had vesting tied to the holder’s performance of services as, an employee of the Company for applicable employment Tax purposes or (2) through the Company’s or the Surviving Company’s accounts payable with respect to all other former holders of Options and Warrants.
Section 4.20 Resignations of Directors and Officers. Prior to Closing, the Company shall use its Reasonable Efforts to cause each of the directors and officers of the Company and its subsidiaries (except to the extent otherwise requested by Parent) to provide written resignations, effective as of the Closing Date, from all directorships and offices with the Company and its subsidiaries, respectively.

ARTICLE V
TAXES
Section 5.1 Filing Responsibility. From and after the Closing Date, Parent shall, or shall cause its Affiliates to, timely prepare and file all Tax Returns of the Company and its subsidiaries attributable to any Pre-Closing Tax Period. For any such Tax Return of the Company and its subsidiaries, Parent shall, or shall cause its affiliates to, (i) prepare and file timely the Tax Return in accordance with the most recent past practice of such entity (except as otherwise required by applicable Law), (ii) if such Tax Return is an income or other material Tax Return, deliver a draft of such Tax Return to the Stockholders’ Representative, for the Stockholders’ Representative’s review, a reasonable period of time before the due date (after giving effect to any applicable extensions of time for filing) so that the Stockholders’ Representative has a meaningful opportunity to review and comment on such draft, and (iii) negotiate in good faith with the Stockholders’ Representative with respect to any comment provided in writing by the Stockholders’ Representative to Parent with respect to such Tax Return. If the

Stockholders’ Representative consents to such Tax Returns (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall, or shall cause its Affiliates to, execute and file such Tax Returns as prepared by Parent. In the event of any disagreement between Parent and the Stockholders’ Representative regarding any Tax Return relating to any Pre-Closing Period that cannot be resolved by the tenth day prior to the due date for such Tax Return, such disagreement shall be resolved by the Independent Accounting Firm mutatis mutandis in accordance with the dispute resolution procedures set forth in Section 1.4(e), and any such determination by the Independent Accounting Firm shall be final. The fees and expenses of the Independent Accounting Firm shall be borne equally by Parent and the Stockholders’ Representative (on behalf of the Company Equityholders). If the Independent Accounting Firm does not resolve any differences between Parent and the Stockholders’ Representative with respect to such Tax Return at least five days prior to the due date therefor, such Tax Return shall be prepared and filed consistent with past practices of the Company and its subsidiaries and in accordance with Parent’s instructions and such Tax Return shall be amended to reflect the Independent Accounting Firm’s resolution.
Section 5.2 Straddle Period and other Conventions. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its subsidiaries for the Straddle Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per-diem basis), and (b) the amount of other Taxes of the Company and its subsidiaries for a Straddle Period that relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. Pre-Closing Taxes shall be calculated by (1) for the purpose of computing any income described in Sections 951(a)(1) or 951A(a) of the Code, treating the Closing Date as the last day of the taxable year of the Company’s subsidiaries that are “controlled foreign corporations” (under Section 957 of the Code), (2) treating all Transaction Deductions as deducted on Tax Returns for the taxable period that ends (or is deemed to end) as of the end of the day on the Closing Date to the extent permitted by applicable Law on a “should” basis, (3) assuming that the Company makes a timely election under Revenue Procedure 2011-29, 2011-18 I.R.B. 746, by applying the seventy percent (70%) safe-harbor to any Transaction Deductions that are “success based fees” as defined in Treasury Regulation Section 1.263(a)-5(f), and (4) applying any net operating losses of the Company arising in taxable periods ending (or deemed to end) on or prior to the Closing Date against income arising in Pre-Closing Tax Periods to the extent permitted by applicable Law (including, if permitted by applicable law, pursuant to a carryback that would not require the filing of an amended Tax Return by the Company or its subsidiaries for Tax years ending after the Closing Date or by Parent or any of its Affiliates (other than the Company or its subsidiaries).
Section 5.3 Contests. Parent will have the right to control, at its own expense, any audit, examination, contest, litigation or other proceeding by or against any taxing authority (a “Tax Proceeding”) in respect of the Company and its subsidiaries for any taxable period that ends on or before the Closing Date and for any Straddle Period, and will defend such Tax Proceeding diligently and in good faith as if it were the only party in interest in connection with such Tax Proceeding; provided, however, that Parent (a) will consult with the Stockholders’ Representative before taking any significant action in connection with such Tax Proceeding, (b) will consult with the Stockholders’ Representative and offer the Stockholders’ Representative an opportunity to comment before submitting any written materials prepared or furnished in connection with such Tax Proceeding, (c) will provide the Stockholders’ Representative with the opportunity to participate, at the expense of the Company Stockholders, in any such Tax Proceeding and (d) will not settle or compromise any such Tax Proceeding, to the extent that it could increase the Tax liability of the Company Equityholders in respect of any Pre-Closing Tax Period (including as a result of an indemnification claim pursuant to this Agreement), without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed).
Section 5.4 Cooperation. After the Closing, Parent and the Stockholders’ Representative shall promptly make available or cause to be made available to the other, as reasonably requested, and to any taxing authority, all information, records or documents relating to Tax Liabilities and potential Tax Liabilities relating to the Company and its subsidiaries for all periods prior to or including the Closing Date, including workpapers used to prepare Tax Returns, and shall preserve all such information, records and documents until seven years following the Closing Date. Thereafter, Parent and the Stockholders’ Representative may dispose of any such information, records or documents after offering the other Party reasonable notice and opportunity to take possession of such Tax Returns and other documents, provided that any such notice must in any event be made in writing at least 60 days prior to such disposition. Notwithstanding anything to the contrary in this Agreement, the Stockholders’ Representative shall have no obligation to prepare or file any Tax Returns on behalf of the Company or its subsidiaries.
Section 5.5 Post-Closing Actions. In each case if such action could have the effect of reducing any Tax asset of the Company or its subsidiaries or increasing the Tax liability of the Company, its subsidiaries or the Company Equityholders or their affiliates in respect of any Pre-Closing Tax Period (including as result of an indemnification claim pursuant to this Agreement), (a) without the prior written consent of the Stockholders’ Representative (not to be unreasonably withheld, conditioned or delayed), Parent shall not, and shall not cause or permit any of its affiliates to, amend any Tax Return of the Company or its subsidiaries with respect to a Pre-Closing Tax Period or Straddle Period or participate in any amnesty or similar program with respect to Taxes of the Company or its subsidiaries for a Pre-Closing Tax Period or a Straddle Period, and (b) Parent shall provide written notice to, and consult in good faith with, the Stockholders’ Representative prior to initiating any voluntary contracts with any Tax authority regarding, or taking, any voluntary self-corrective action with respect to Taxes of the Companies or its subsidiaries for a Pre-Closing Tax Period or a Straddle Period.
Section 5.6 Refunds. Parent shall pay any refunds of Taxes of the Company attributable to the Pre-Closing Tax Period to the Paying Agent (for further distribution to the Company Stockholders) promptly following actual receipt thereof.
Section 5.7 Transfer Taxes. Transfer Taxes, if any, shall be borne fifty percent (50%) by the Company Stockholders and (50%) by Parent, and any Tax Returns with respect thereto shall be prepared and filed by the party required by applicable Law to do so.

ARTICLE VI
INDEMNIFICATION
Section 6.1 Indemnification.
(a)Indemnification by Company Equityholders. Subject to the limits set forth in Section 6.1(e), from and after the Closing, the Company Equityholders, severally but not jointly, will indemnify, defend and hold Parent, Merger Sub and their respective officers, directors and affiliates, as well as, after the Closing, the Surviving Company, its subsidiaries, and their respective officers, directors and affiliates (other than the Company Stockholders) (all of such persons are collectively referred to herein as the “Parent Indemnified Parties”) harmless from and in respect of any and all Losses that any of them incur to the extent arising out of or in connection with:
(i)any inaccuracy or breach of:
1)any representation or warranty made by to the Company contained in ARTICLE II of this Agreement or in any agreement or the certificate delivered pursuant to Section 7.1(f)(i); or
2)any covenant, undertaking or other agreement of the Company contained in this Agreement;
(ii)any Specified Tax Liabilities;
(iii)any inaccuracy contained in the Disbursement Schedule;
(iv)any failure to timely (1) file IRS Form 1094-C or IRS Form 1095-C, or (2) distribute an IRS Form 1095-C to each employee of the Company, in each case with respect to the Company’s 2019 fiscal year; or
(v)any claims or threatened claims by a Company Stockholder (i) alleging a breach of any fiduciary duty of any Person (including aiding and abetting a breach of fiduciary duty) relating to or arising out of any action taken (or failed to be taken) in connection with this Agreement or the negotiation, approval or consummation of the transactions contemplated hereby, or (ii) with respect to or otherwise relating to the proceeds payable to such Company Stockholder in connection herewith.

For the avoidance of doubt, if any claim for indemnification made pursuant to Section 6.1(a)(i)2) through Section 6.1(a)(v) above (each, a “Special Indemnity Claim”) also could be made or brought under or pursuant to Section 6.1(a)(i)1) above, Parent and the other Parent Indemnified Parties need not bring such Special Indemnity Claim under Section 6.1(a)(i)2) through Section 6.1(a)(v) above, and the Company Equityholders and the Stockholders’ Representative shall not assert as a defense thereto or otherwise that such Special Indemnity Claim should instead be brought under or pursuant to Section 6.1(a)(i)1) above.
(b)Indemnification by Parent and Merger Sub. Subject to the limits set forth in Section 6.1(e), Parent and Merger Sub agree to jointly and severally indemnify, defend and hold the Company Stockholders, their subsidiaries, officers, directors and affiliates and their respective heirs, successors and permitted assigns (the “Stockholder Indemnified Parties”) harmless from and in respect of any and all Losses that the Stockholder Indemnified Parties incur to the extent arising out of, in connection with any inaccuracy or breach of:
(i)any representation or warranty of Parent or Merger Sub contained in ARTICLE III of this Agreement or the certificate delivered pursuant to Section 7.2(f)(i); or
(ii)any covenant, undertaking or other agreement of Parent or Merger Sub contained in this Agreement.
(c)Materiality Qualifiers. The Parties acknowledge and agree that certain representations and warranties contained in this Agreement and certificates and agreement delivered pursuant to this Agreement, and certain defined terms used or included therein, are qualified by references to “material,” “materiality,” “material respects” and the like (including by reference to a dollar threshold), or by matters having or not having a “Company Material Adverse Effect” (all of the foregoing, “Materiality Qualifiers”). Notwithstanding anything to the contrary contained herein, for purposes of (i) determining whether a representation or warranty in this Agreement or any certificate or agreement delivered pursuant to this Agreement has been breached or is inaccurate, and (ii) determining and calculating the amount of a claim and any related Loss resulting from such a breach or inaccuracy, all such Materiality Qualifiers in such representations and warranties (and defined terms used or referenced therein other than the use of the word “material” as part of any defined term) shall be ignored and disregarded and the representations and warranties (and defined terms used or referenced therein) shall be construed without regard to any such Materiality Qualifiers therein contained, except that notwithstanding the foregoing, the reference to Company Material Adverse Effect in the first sentence of Section 2.6 shall not be so ignored or disregarded.
(d)Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Parties contained in this Agreement or the certificates delivered pursuant to Section 7.1(f)(i) or Section 7.2(f)(i) will survive the Closing Date and will remain in full force and effect (i) in the case of the Fundamental Representations, until six years following the Closing Date; (ii) in the case of all other representations and warranties, until the date that is 12 months following the Closing Date; (iii) in the case of all covenants and agreements that are to be performed on or prior to the Closing Date, until the date that is 12 months following the Closing Date; and (iv) in the case of the covenants and agreements that by their terms are to be performed after the Closing Date, for the respective terms specified therein or, if no term is specified, until fully discharged; provided, however, that, in each case, such representations, warranties and covenants shall survive beyond their respective periods with respect to any inaccuracy therein or breach thereof, notice of which shall have been duly given within such applicable period in accordance with Section 6.1(f) hereof. Notwithstanding the foregoing, claims related to Fraud with respect to this Agreement and the transactions contemplated hereby shall survive until 90 days after the expiration of the date on which the statute of limitations otherwise applicable to such claims has expired.
(e)Limitations on Indemnification Obligations. Notwithstanding anything to the contrary contained herein:
(i)(A) With respect to the indemnification obligations of the Company Equityholders pursuant to Section 6.1(a)(i)1), the Company Equityholders shall not be obligated to indemnify the Parent Indemnified Parties under Section 6.1(a)(i)1) unless the aggregate of all Losses for which the Company Equityholders would, but for this clause (i)(A), be liable under Section 6.1(a)(i)1) exceeds on a cumulative basis $550,000 (the “Deductible”), at which point, subject to any other applicable limitations contained in this Section 6.1(e), the Parent Indemnified Parties shall be entitled to all indemnification amounts under Section 6.1(a)(i)1) from the Company Equityholders in excess of the Deductible up to an amount equal to $1,100,000 (the “Retention”); and (B) with respect to the indemnification obligations of the Company Equityholders pursuant to Section 6.1(a), the Company Equityholders shall not be obligated to indemnify Parent Indemnified Parties under Section 6.1(a) for any Losses for which the Company Equityholders would, but for this clause (B), be obligated to indemnify the Parent Indemnified Parties under Section 6.1(a) in excess of an amount equal to the Closing Payment plus the Earnout Amount that is actually paid pursuant to this Agreement (or would be paid but for an offset against such Earnout Amount in accordance with this Agreement); provided, however, that the limitations in Section 6.1(e)(i)(A) shall not apply (x) to any indemnification obligations arising from the Fundamental Representations, or (y) in the case of Fraud with respect to this Agreement or the transactions contemplated hereby. The amount equal to the Retention minus the Deductible is defined herein as the “Stockholder Retention Amount”.

(ii)With respect to the indemnification obligations of Parent and Merger Sub pursuant to Section 6.1(b)(i), Parent and Merger Sub shall not be obligated to indemnify the Stockholder Indemnified Parties under Section 6.1(b)(i) unless the aggregate of all Losses for which Parent and Merger Sub would, but for this clause (ii), be liable under this Agreement exceeds on a cumulative basis the Deductible, at which point the Stockholder Indemnified Parties shall be entitled to all indemnification amounts under Section 6.1(b)(i) in excess of the Deductible, provided, however, that the limitations in this Section 6.1(e)(ii) shall not apply (A) to any indemnification obligations arising from the Fundamental Representations, or (B) in the case of Fraud with respect to this Agreement or the transactions contemplated hereby.
(iii)With respect to the indemnification obligations of Parent and Merger Sub pursuant to Section 6.1(b), Parent and Merger Sub shall not be obligated to indemnify the Stockholder Indemnified Parties under Section 6.1(b) for any Losses for which Parent or Merger Sub would, but for this clause (iii), be obligated to indemnify the Stockholder Indemnified Parties under Section 6.1(b) in excess of an amount equal to the Closing Payment plus the Earnout Amount; provided, however, that the limitations in this clause (iv) shall not apply (A) to any indemnification obligations arising from the representations and warranties set forth in Section 3.2 or Section 3.7, or (B) in the case of Fraud with respect to this Agreement or the transactions contemplated hereby.
(iv)The Company or the Stockholders’ Representative shall not be entitled to contribution or any other payments from the Company or any of its subsidiaries for any Losses for which the Company or the Stockholders’ Representative (on behalf of the Company Equityholders) is obligated to make any payment to any Parent Indemnified Party pursuant to this Agreement (including ARTICLE VI).

(f)Indemnification Notice; Litigation Notice. If a party believes that it is entitled to indemnification pursuant to Section 6.1(a) or Section 6.1(b) (the “Claimant”), it shall so notify the Party which the Claimant believes has an obligation to indemnify (the “Indemnifying Party”) promptly in writing describing such indemnification obligation and any Loss related thereto in reasonable detail and the amount thereof, if known, all with reasonable particularity (the “Indemnification Notice”); provided that any Indemnification Notice originating from Parent or Merger Sub only need to be delivered to the Stockholders’ Representative. If any Proceeding is instituted by or against a third party with respect to which the Claimant intends to claim any Liability or expense as a Loss under this ARTICLE VI, it shall promptly notify the Indemnifying Party in writing of such Proceeding describing such Loss, the amount thereof, if known, and the method of computation of such Loss, all with reasonable particularity (the “Litigation Notice”) in lieu of an Indemnification Notice; provided that any Litigation Notice originating from Parent or Merger Sub only need to be delivered to the Stockholders’ Representative. No failure or delay by the Claimant with respect to an Indemnification Notice or a Litigation Notice in the performance of the foregoing shall reduce or otherwise affect the indemnification or reimbursement obligations hereunder, except and only to the extent that such failure or delay shall have adversely affected the Indemnifying Party’s ability to defend against, settle or satisfy any Loss for which the indemnified party is entitled to indemnification or reimbursement hereunder.
(g)Defense of Third Person Claims.
(i)The Indemnifying Party shall have the right after receipt of the Litigation Notice to promptly notify the Claimant that it elects to undertake, conduct and assume control (through counsel of Indemnifying Party’s choice reasonably acceptable to Claimant) any Proceeding instituted by a third party with respect to an identifiable claim (the “Election Notice”); provided, that as a condition precedent to the Indemnifying Party’s right to assume control of such defense, the Indemnifying Party must first demonstrate to Claimant in writing reasonable evidence of the Indemnifying Party’s financial ability to assume control of such defense of such third party claim; provided, further, that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Claimant (to the extent required herein), if (1) the third party claim seeks an injunction or equitable relief, or relief for other than money damages against the Claimant that the Claimant reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (2) the third party claim involves criminal proceeding, action, indictment, allegation or investigation that could reasonably be expected to involve incarceration of Claimant, any of its affiliates or any of their respective Personnel, (3) the parties to any such third party claim or threatened third party claim (including any impleaded parties) include both the Indemnifying Party and the Claimant and the Indemnifying Party shall have been advised in writing by counsel for the Claimant that there exists legal conflicts of interest pursuant to applicable rules of professional conduct between the Indemnifying Party and the Claimant, (4) the Indemnifying Party failed or is failing to use Reasonable Efforts to diligently prosecute or defend such third party claim, or (5) the R&W Insurer has exercised a right to defend the third party claim under the R&W Policy.
(ii)If the Indemnifying Party timely gives the foregoing Election Notice, the Indemnifying Party shall have the right, subject to the provisos contained in the first sentence of Section 6.1(g)(i), to undertake, conduct and assume control, at the Indemnifying Party’s sole expense, the conduct and settlement of such Proceeding, and the Claimant shall reasonably cooperate with the Indemnifying Party in such Proceeding, including providing reasonable access to the Indemnifying Party to records and Personnel of the Company, as applicable; provided, however, (A) the Indemnifying Party shall conduct such Proceeding diligently and in good faith, (B) the Indemnifying Party shall permit the Claimant to participate in such Proceeding through legal counsel chosen by the Claimant, but the fees and expenses of such legal counsel shall be borne solely by the Claimant (unless a conflict of interest exists between the Indemnifying Party and the Claimant, in which case the expense of one firm of Claimant’s legal counsel shall be borne by the Indemnifying Party), (C) upon a final determination of such Proceeding, the Indemnifying Party shall promptly reimburse the Claimant, to the extent required under this ARTICLE VI, for the full amount of any Loss incurred by the Claimant, except fees and expenses of legal counsel to be borne by the Claimant pursuant to clause (B) above, and (D) the Indemnifying Party shall have the right to pay or settle any such Proceeding provided the Claimant has no Liability with respect to such settlement and the settlement does not impose injunctive or other equitable relief against the Claimant or encumber any of Claimant’s assets.
(iii)The Indemnifying Party shall be liable for the reasonable out-of-pocket fees and expenses of counsel employed by the Claimant for any period during which the Indemnifying Party has not assumed (or is not entitled to assume) the defense of a Proceeding with respect to which an Indemnification Notice or a Litigation Notice has been issued by or on behalf of the Claimant.

(h)Calculation of Losses. The amount of any Loss will be determined net of any Tax benefits actually realized in connection with (and in the same year as the payment or incurrence of) such Loss, and any amounts actually recovered by the Parent Indemnified Parties under insurance policies (including the R&W Policy) or other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Loss (in each case, net of (A) any increase in future or retroactive premiums directly and solely resulting from such Loss, (B) any deductibles incurred in obtaining such amounts and any self-insurance retention amounts, and (C) costs of collection or other cost incurred in connection with the receipt of such proceeds). Parent shall use Reasonable Efforts to make any insurance claims under applicable insurance policies then in effect that reasonably relate to and provide coverage with respect to any Loss for which any Parent Indemnified Party has been indemnified under this ARTICLE VI.
(i)Effect of R&W Policy. With respect to all claims for Losses made pursuant to this ARTICLE VI for which coverage is available and sought under the R&W Policy, to the extent the procedures in this ARTICLE VI are inconsistent with the procedures, requirements, terms, conditions or other provisions of the R&W Policy with regard to matters such as notice, retention of counsel, settlement or defense of claims or any other matter addressed in this ARTICLE VI, the procedures in the R&W Policy shall control, it being understood that such inconsistency shall not relieve the Claimant from its obligations to give notice to the Indemnifying Party if such claim involves any matter for which indemnification may be required to be made by the Company Stockholders (and not exclusively under the R&W Policy).
(j)Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this Agreement as an adjustment to the consideration payable to Company Equityholders pursuant to ARTICLE I of this Agreement for all Tax purposes, and the Parties agree to file their Tax Returns accordingly.
(k)No Double Counting. To the extent that a Loss for which the Parent Indemnified Parties would otherwise be entitled to indemnification pursuant to Section 6.1(a) with respect to a breach of a representation or warranty (but not a breach of a covenant) consists of or includes a liability that is expressly reflected as a current liability in the Closing Net Working Capital, or as Funded Debt, Indebtedness or Transaction Expenses in the Final Statement, then the Parent Indemnified Parties shall not be indemnified for such Loss under this ARTICLE VI to the extent and by the amount of such liability included in the Closing Net Working Capital, Indebtedness or Transaction Expenses as reflected in the Final Statement.
(l)Exclusive Remedy and Release. Parent and Merger Sub acknowledge and agree that, following the Closing, the indemnification provisions of this ARTICLE VI shall be the sole and exclusive remedies for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that Parent or Merger Sub may at any time suffer or incur, or become subject to, as a result of, or in connection with the transactions contemplated by this Agreement, including any breach of any representation or warranty in this Agreement, or any failure to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, under this Agreement; provided, however, that the foregoing shall not apply to claims against any Party of Fraud by such Party; and provided, further, that the foregoing shall not apply to the Parties’ rights to seek specific performance as contemplated by Section 9.13.
(m)Mitigation. Each of the Parties agrees to use its Reasonable Efforts to mitigate its respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this ARTICLE VI.
(n)Payment of Claims.
(i)Subject to the other limitations contained in this ARTICLE VI, any amounts owing to any Parent Indemnified Party shall be paid solely as follows:
(A)pursuant to Section 6.1(a)(i)1) (other than with respect to a Fundamental Representation) shall be paid (x) first, with respect to any Losses included in the Stockholder Retention Amount, via offset against any portion of the Earnout Amount payable pursuant to Section 1.5, and (y) second, with respect to amounts above the Retention, under and in accordance with the terms of the R&W Policy;

(B)pursuant to Section 6.1(a)(i)1) with respect to any Fundamental Representation, or pursuant to Section 6.1(a)(ii) with respect to any Specified Tax Liabilities, shall be paid as follows: (w) first, with respect to any Losses included in the Stockholder Retention Amount, via offset against any portion of the Earnout Amount payable pursuant to Section 1.5, (x) second, from the R&W Policy, if and to the extent that all or any part of such claim is actually recovered, under and in accordance with the terms of the R&W Policy, (y) third, via offset against any portion of the Earnout Amount payable pursuant to Section 1.5, and (z) fourth, to the extent any such amounts are not recovered under clauses (w), (x) or (y), from the Company Equityholders; provided, that, the right provided for under the foregoing clause (z) shall (i) be available only with respect to any Indemnification Notice properly delivered in accordance with this ARTICLE VI during the duration of the Earnout Period, except in the case of Fraud, and (ii) not apply in the case of claims pursuant to Section 6.1(a)(i)2) in respect of any covenant, undertaking or other agreement that is by its terms to be performed on or prior to the Closing Date; and
(C)pursuant to Section 6.1(a)(i)2), Section 6.1(a)(iii), Section 6.1(a)(iv) shall be as follows: (x) first, via offset against any portion of the Earnout Amount payable pursuant to Section 1.5, and (y) then, to the extent any such amounts are not recovered under clause (x), from the Company Equityholders; provided, that, the right provided for under the foregoing clause (y) shall (i) be available only with respect to any Indemnification Notice delivered in accordance with this ARTICLE VI during the duration of the Earnout Period, except in the case of Fraud, and (ii) not apply in the case of claims pursuant to Section 6.1(a)(i)2) in respect of any covenant, undertaking or other agreement that is by its terms to be performed on or prior to the Closing Date.
(ii)Claims for indemnification made pursuant to this Agreement that are not covered by the R&W Policy shall be paid, or deemed to be offset from the Earnout Amount, if applicable, within five days of a final written settlement among the Indemnifying Parties and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction that an indemnification obligation is owing by the Indemnifying Party to the Indemnified Party.

ARTICLE VII
CONDITIONS
Section 7.1 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by Parent or Merger Sub) as of the Closing of the following conditions:
(a)
(i)the representations and warranties made by the Company in this Agreement (other than the Specified Fundamental Representations) shall be true and correct as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties (other than Specified Fundamental Representations) shall be true and correct on and as of such earlier date (without giving effect to materiality or Company Material Adverse Effect qualifications for purposes of this Section 7.1(a)(i) to prevent an unintended double materiality standard), in each case, except where the failure of such representations and warranties collectively to be true and correct shall not have had a Company Material Adverse Effect;

(ii)the Specified Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such Specified Fundamental Representations that expressly relate to an earlier date, in which case such Specified Fundamental Representations shall be true and correct in all respects except for de minimis inaccuracies;
(b)The Company shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by the Company at or prior to the Closing (and all materiality qualifiers in such obligations and covenants shall be disregarded for purposes of this Section 7.1(a)(ii) to prevent an unintended double materiality standard);
(c)no Law enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the Merger shall be in effect;
(d)no Company Material Adverse Effect shall have occurred since the date of this Agreement;
(e)the waiting period under the HSR Act, if applicable to the Merger, shall have expired or been terminated;
(f)the Company shall have delivered to Parent evidence reasonably satisfactory to Parent that either (i) any equityholder vote required pursuant to Section 4.14 was solicited with respect to such Disqualified Individuals that have executed waivers in conformity with Section 280G(b)(5) of the Code and the 280G Approval was obtained, or (ii) the 280G Approval was not obtained and as a consequence, the Waived Parachute Payments shall not be made or provided, as provided in waivers of those payments and/or benefits that were executed by the Disqualified Individuals in accordance with Section 4.14 and which remain in full force and effect;
(g)the Company shall have delivered to Parent each of the following:
(i)a certificate executed by an authorized officer of the Company, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(b), have been satisfied;
(ii)a certificate executed by an authorized officer of the Company, certifying as of the Closing Date (A) a true and complete copy of the Governing Documents of the Company; (B) true and complete copies of the resolutions of the board of directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated by this Agreement; and (C) incumbency matters;
(iii)a certificate of the Secretary of State of the State of Delaware certifying the good standing of the Company as of a date within seven days of the Closing Date;
(iv)the Estimated Closing Adjustment Statement, prepared and delivered in accordance with Section 1.4(b)(i), and the final Disbursement Schedule, prepared and delivered in accordance with Section 1.2(a);

(v)a counterpart to the Escrow Agreement duly executed by the Stockholders’ Representative and the Escrow Agent;
(vi)a counterpart to the PPP Escrow Agreement duly executed by the Company and the PPP Escrow Agent;
(vii)a FIRPTA certificate that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) issued by the Company dated as of the Closing Date certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the five-year period ending on the Closing Date;
(viii)with respect to each item of Funded Debt of the type for which a Payoff Letter is required hereunder to be obtained, (A) a copy of a duly executed Payoff Letter, (B) the executed originals of all then outstanding notes or other documents evidencing such Funded Debt (or appropriate loss affidavits and indemnities), and (C) a confirmation reasonably satisfactory to Parent of arrangements made to deliver UCC-3 termination statements or other documents evidencing the termination of all Encumbrances held by the providers with respect to such item of Funded Debt;
(ix)a copy of the Certificate of Merger duly executed by an authorized officer of the Company; and
(x)the Written Consent.

Section 7.2 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction (or waiver by the Company) as of the Closing of the following conditions:
(a)the representations and warranties made by each of Parent and Merger Sub in this Agreement shall be true and correct in all material respects (and all materiality qualifiers in such representations and warranties shall be disregarded for purposes of this Section 7.2(a) to prevent an unintended double materiality standard), as of the date hereof and as of the time of the Closing as though made as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects (and all materiality qualifiers in such representations and warranties shall be disregarded for purposes of this Section 7.2(a) to prevent an unintended double materiality standard) on and as of such earlier date);
(b)Each of Parent and Merger Sub shall have performed or complied in all material respects with all obligations and covenants hereunder required to be performed or complied with by Parent or Merger Sub, as the case may be, at or prior to the Closing Date (and all materiality qualifiers in such obligations and covenants shall be disregarded for purposes of this Section 7.2(b) to prevent an unintended double materiality standard);
(c)no Law enacted, entered, promulgated, enforced or issued by any Governmental Entity or other legal restraint or prohibition preventing the Merger shall be in effect;
(d)the waiting period under the HSR Act, if applicable to the Merger, shall have expired or been terminated; and
(e)Parent or Merger Sub shall have made all payments required of Parent or Merger Sub pursuant to Section 1.2(c) and Section 1.3(c);

(f)Parent or Merger Sub shall have delivered to the Company each of the following:
(i)a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;
(ii)a certificate signed by an authorized officer of Parent certifying as of the Closing Date (A) a true and complete copy of the Governing Documents of Merger Sub; (B) a true and complete copy of the resolutions of the board of directors of each of Parent and Merger Sub authorizing the execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated by this Agreement; and (C) incumbency matters;
(iii)a certificate of the Secretary of State or other applicable Governmental Entity certifying the good standing of each of Parent and Merger Sub in its jurisdiction of organization as of a date within seven days of the Closing Date;
(iv)a counterpart to the Escrow Agreement duly executed by Parent; and
(v)a copy of the Certificate of Merger duly executed by an authorized officer of Merger Sub.
Section 7.3 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied if such failure was caused by such Party’s failure to use Reasonable Efforts to cause the Closing to occur, as required by and subject to Section 4.3.

ARTICLE VIII
TERMINATION
Section 8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions contemplated herein may be abandoned at any time prior to the Closing Date:
(a)by the mutual written consent of the Company and Parent;
(b)by either the Company or Parent:
(i)if the Closing shall not have occurred on or prior to the six-month anniversary of the date of this Agreement (such date, the “End Date”); provided, further, (A) Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(i) if Parent’s or Merger Sub’s breach of this Agreement has substantially contributed to the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date, and (B) the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(b)(i) if the Company’s breach of this Agreement has substantially contributed to the failure of, or has prevented, the consummation of the transactions contemplated hereby to occur by the End Date; or
(ii)if any Governmental Entity shall have issued an Order or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Order, ruling or other action shall have become final and non-appealable;

(c)by the Company if (i) Parent or Merger Sub breaches or fails to perform or comply with any of its covenants or agreements contained herein such that the closing condition set forth in Section 7.2(b) would not be satisfied, or (ii) any representations or warranties made by or with respect to Parent or Merger Sub in this Agreement have been breached or fail to be true and correct such that the closing condition set forth in Section 7.2(a) would not be satisfied, and in the case of either of clauses (i) or (ii), the Company has notified Parent in writing of such breach or failure and such breach or failure is incapable of being cured or has continued without cure for a period of 25 days after the notice thereof; provided that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(c) if there has been a material violation or material breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of Parent or Merger Sub set forth in Section 7.1 (other than those conditions which, by their nature, cannot be satisfied until the Closing);
(d)by Parent if (i) the Company breaches or fails to perform or comply with any of their respective covenants or agreements contained herein such that the closing condition set forth in Section 7.1(a)(ii) would not be satisfied, or (ii) any representations or warranties made by or with respect to the Company have been breached or fail to be true and correct such that the closing condition set forth in Section 7.1(a) would not be satisfied, and in the case of either of clauses (i) or (ii), Parent has notified the Company in writing of such breach or failure and such breach or failure is incapable of being cured or has continued without cure for a period of 25 days after the notice thereof; provided that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if there has been a material violation or material breach by Parent or Merger Sub of any covenant, representation or warranty contained in this Agreement which has prevented or would prevent the satisfaction of any condition to the obligations of the Company set forth in Section 7.2 (other than those conditions which, by their nature, cannot be satisfied until the Closing); or
(e)by Parent if the Written Consent signed by the Requisite Stockholders has not been delivered to Parent within 24 hours after the execution of this Agreement; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) from and after the time that the Written Consent signed by the Requisite Stockholders has been delivered to Parent.
Section 8.2 Procedure and Effect of Termination.
(a)In the event of the termination and abandonment of this Agreement by the Company or Parent pursuant to Section 8.1 hereof, written notice thereof shall forthwith be given to the other Party specifying the provision hereof pursuant to which such termination is made. If the transactions contemplated by this Agreement are terminated as provided herein:
(i)each Party will redeliver all documents, work papers and other material of any other Party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the Party furnishing the same; and
(ii)all confidential information received by any Party hereto with respect to the business of any other Party or its subsidiaries or affiliates shall be treated in accordance with the provisions of the Confidentiality Agreement, which shall survive the termination of this Agreement.
(b)If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 8.2, all rights and obligations of the Parties hereunder shall terminate without any Liability hereunder of any Party to any other Party, except (i) for the rights, obligations and terms contained in ARTICLE IX and this Section 8.2, and (ii) that nothing in this Section 8.2 shall be deemed to release or relieve any Party from any Liability for any Intentional Breach by such Party of any term or provision of this Agreement prior to the termination of this Agreement.

ARTICLE IX
MISCELLANEOUS
Section 9.1 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects only by written agreement of the Stockholders’ Representative, the Company and Parent with respect to any of the terms contained herein.
Section 9.2 Notices. All notices, consents and other communications that are required or may be given pursuant to the terms of this Agreement shall be in writing, and delivery shall be deemed sufficient and shall be deemed to have been duly given as follows: (a) on the actual date of service if delivered personally; (b) at the time of receipt of confirmation by the transmitting Party if by facsimile transmission (provided that no delivery failure message is received by the sender); (c) at the time of receipt if given by electronic mail to the e-mail addresses set forth in this Section 9.2 (provided that no delivery failure message is received by the sender); or (d) on the day after delivery to a nationally recognized overnight courier service during its business hours or the Express Mail service maintained by the United States Postal Service during its business hours for overnight delivery against receipt, and properly addressed as set forth in this Section 9.2:
(a)if to Parent or Merger Sub (or, after the Closing, the Surviving Company), to:
Kimball International, Inc.
1600 Royal Street
Jasper, IN 47546
E-mail: mark.johnson@kimballinternational.com
Attention: Mark Johnson;
with a copy (which copy shall not constitute notice hereunder) to:
Schiff Hardin LLP
233 S. Wacker Drive, Suite 7100
Chicago, Illinois 60606
E-mail: jzgliniec@schiffhardin.com
Facsimile No.: (312) 258-5600
Attention: Jason Zgliniec, Esq.; and
(b)if to the Stockholders’ Representative (or, prior to the Closing, the Company), to:
Fortis Advisors LLC
Attention: Notices Department (Project 5th Gear)
E-mail: notices@fortisrep.com
Facsimile No.: (858) 408-1843;

with a copy (which copy shall not constitute notice hereunder) to:
Cooley LLP
55 Hudson Yards
New York, New York 10001
Email: sross@cooley.com; kcooper@cooley.com
Attention: Sacha Ross; Kevin Cooper

Any Party may change its address or other contact information for notice by giving notice to each other Party in accordance with the terms of this Section 9.2. In no event shall delivery to a copied Person alone constitute delivery to the party represented by such copied Person, provided that notices deliverable to the Stockholders’ Representative shall be delivered solely via email or facsimile.
Section 9.3 Interpretation.
(a)The words “hereunder,” “hereof,” “hereto,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. “Including” (and with correlative meaning “include”) as used in this Agreement means including without limiting the generality of any description preceding such term. The words in this Agreement describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include entities and vice versa. The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date first written in the Preamble of this Agreement. If any Party has breached any representation, warranty, covenant or agreement contained herein in any respect, the fact that there exists another representation, warranty, covenant or agreement relating to the same subject matter that the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant or agreement. All uses of “written” contained in ARTICLE II and ARTICLE III shall be deemed to include information transmitted via electronic mail, facsimile or other electronic transmission. The Parties agree that any drafts of this Agreement or any Related Agreement prior to the final fully executed agreements shall not be used for purposes of interpreting any provision of this Agreement or any Related Agreement, and each of the Parties agrees that no Party, Indemnifying Party or Claimant shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute or Proceeding among any of the foregoing or for any other purpose.
(b)As used in this Agreement:
(i)“Accounting Principles” means GAAP, and where a specific method, principle or calculation within GAAP is specified in the accounting principles set forth in Exhibit I, means a calculation made in a consistent manner (to the extent applicable) in accordance with such specific method, principle or calculation. For purposes of any application of the Accounting Principles hereunder, (A) GAAP is to be applied on a basis consistent with those principles reflected by the Company in the preparation of the Historical Financial Statements, except as otherwise provided for in Exhibit I and (B) any amounts which are to be included in any calculation of Net Working Capital, Cash or Indebtedness which are expressed in a currency other than U.S. dollars shall be converted into U.S. dollars at the applicable exchange rate published in the Wall Street Journal on the Closing Date.

(ii)“Accounts Receivable” means (A) all trade accounts receivable and other rights to payment from customers of the Company and its subsidiaries and the full benefit of all security for such accounts or debts, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers; (B) all other accounts or notes receivable and the full benefit of all security for such accounts or notes; and (C) any claims, remedies and other rights related to any of the foregoing.
(iii)“affiliate” means, with respect to any specified Person, any other Person that directly or indirectly controls, is controlled by or is under direct or indirect common control with, such specified Person. For the avoidance of doubt, directors, officers and employees of a Person shall be deemed “affiliates” of such Person. As used in this definition, “control” (including, its correlative meanings “controlled by”, “under common control with”, “controlling” and “controlled”), when used with respect to any specified Person, means possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of ten percent (10%) or more of outstanding voting securities or partnership or other ownership interests, by Commitment or otherwise).
(iv)“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act and all other federal, state and foreign statutes, rules, regulations, Orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition.

(v)“Business Day” means a day, other than a Saturday or a Sunday, on which banking institutions in New York, New York are required to be open.
(vi)“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), as amended from time to time and applicable rules, requests, guidelines, directives and/or regulations thereunder or issued by the Small Business Administration (the “SBA”) or any other Governmental Entity in connection therewith, in each case as in effect from time to time.
(vii)“Certificate of Merger” means a certificate of merger with respect to the Merger in accordance with Section 252 of the Act.
(viii)“Charter” means the Company’s Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 25, 2019, as amended by that certain Certificate of Amendment filed with the Secretary of State of the State of Delaware on April 24, 2019.
(ix)“Commitment” means, to the extent binding among the parties thereto, any contract, agreement, plan, understanding, undertaking, commitment or arrangement, whether written or oral, including any note, bond, mortgage, indenture, lease, license, sublicense, franchise, order or deed of trust.
(x)“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
(xi)“Company Common Stock” means the common stock, par value $0.00001 per share, of the Company.

(xii)“Company Material Adverse Effect” means any change, effect, event, condition, development, factor, circumstance, occurrence or state of facts that, individually or in the aggregate with all other changes, effects, events, conditions, developments, factors, circumstances, occurrences or state of facts, has, or would reasonably be expected to have, a material adverse effect upon the business, financial condition, operations or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that no change, effect, event, condition, development, factor, circumstance, occurrence or state of facts arising from or relating to the following, in and of itself, shall be deemed to constitute a Company Material Adverse Effect: (1) general business or economic conditions affecting the U.S. economy as a whole; (2) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (3) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (4) the taking of any action expressly required by the terms of this Agreement, (5) any failure by the Company to meet its internal financial projections, provided, however, that the underlying causes of such failure shall not be excluded, (6) changes in any Laws or legal, regulatory or political conditions or changes in GAAP or other applicable accounting standards, or the interpretation or enforcement thereof, (7) any natural disaster, outbreak, pandemic or epidemic of disease (including in respect of COVID-19), epidemic, act of God, any act of terrorism, war or other armed hostilities, any regional, national or international calamity or any other similar event, (8) the identity of Parent as the acquiror of the Company, including any impact thereof on relationships, contractual or otherwise, with customers, lessors, suppliers, vendors, investors, lenders, partners, contractors or employees of the Company, and (9) any breach or violation of this Agreement by Parent or Merger Sub; provided, further, that clauses (1), (2), (3), (6), and (7) shall not apply to the extent that such changes, effects, events, conditions, developments, factors, circumstances, occurrences or state of facts adversely affect the Company or its subsidiaries, as applicable, in a disproportionate manner relative to participants operating in the same industries in which the Company and its subsidiaries operate.
(xiii)“Company Note” means each promissory note made by a Company Note Payor in favor of the Company, as set forth in Section 2.18 of the Company Disclosure Schedule.
(xiv)“Company Note Payor” means each Company Stockholder identified in Section 2.18 of the Company Disclosure Schedule as having issued a Company Note.
(xv)“Company Owned Intellectual Property” means Company Intellectual Property to the extent owned by or purported to be owned by the Company or its subsidiaries.
(xvi)“Company Preferred Stock” means the issued and outstanding shares of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D-1 Preferred Stock, Series AA Preferred Stock, Series BB-1 Preferred Stock, Series BB-2 Preferred Stock, in each case with a par value of $0.00001 per share and having the rights, preferences and privileges set forth in the Charter.
(xvii)“Company Stockholder” means any beneficial and record holder of Company Capital Stock immediately prior to the Effective Time.
(xviii)“Company Systems” means the computer software, computer firmware, computer hardware, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, peripherals and computer systems that are owned or used or relied on by the Company or its subsidiaries.

(xix)“Consent” means any consent, approval, filing, registration, notification, Permit, Order or authorization.
(xx)“COVID-19” means the novel coronavirus first identified in 2019, which is also referred to as SARS-CoV-2.
(xxi)“COVID-19 Order” means any mandate or order of a Governmental Entity (it being acknowledged that all such mandates and orders are deemed to be Laws) issued, adopted or in force (or announced to be issued, adopted or in force) regarding COVID-19, the Pandemic or the containment or mitigation of the Pandemic, including, without limitation, any of the foregoing regarding (A) any “shelter in place,” “stay home” or other restrictions on the freedom of activities of individuals, or (B) any business being restricted from operating in the Ordinary Course of its Business.
(xxii)“Data Room” means that certain virtual data site room established by the Company with Cooley LLP for purposes of the transactions contemplated hereby and Parent’s due diligence investigation related thereto, containing certain documents and other information relating to the Company and its subsidiaries, in final form as of 12:01 A.M. Eastern Standard Time on the date hereof.
(xxiii)“Desktop Software” means any third-party office productivity Computer Software that is licensed for use on desktop or laptop “PC-class” computers or related local area network servers other than by a written agreement executed by the licensee. Desktop Software includes software licensed by shrink-wrap or click-wrap licenses, the Microsoft Windows class of operating system software and Microsoft Office or similar office productivity software (including individual programs contained therein).
(xxiv)“Dispute” means a claim for money damages arising out of this Agreement for which an Indemnification Notice was provided by the applicable Claimant to the Indemnifying Party. For the avoidance of doubt, and notwithstanding the foregoing, a Dispute shall not include (A) a claim seeking provisional or urgent interlocutory relief, (B) a claim seeking the enforcement of Section 9.13, or (C) any claim or dispute made with respect to or in accordance with Section 1.4.
(xxv)“Dissenting Shares” means the shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement and who is entitled to demand and properly demands appraisal rights for such Company Capital Stock in accordance with Section 262 of the Act.
(xxvi)“Dissenting Stockholder” means a Company Stockholder who has properly exercised his, her or its right to dissent in accordance with Section 262 of the Act.
(xxvii)“Encumbrances” means all liens (statutory or otherwise), mortgages, pledges, security interests, conditional sales agreements, , easements, rights of way, or other comparable restrictions or encumbrances of any kind, whether imposed by Commitment, , Law, equity or otherwise.

(xxviii)“Equity Securities” of any Person means capital stock or partnership, membership or other ownership interest in or of such Person, or any other securities or similar rights with respect to such Person (including securities directly or indirectly convertible into or exchangeable or exercisable for any such stock or interest, any phantom stock or stock appreciation right, or options, warrants, calls, commitments or rights of any kind to acquire any such stock or interest).
(xxix)“Excluded Shares” means shares of Company Capital Stock held by the Company, Parent, Merger Sub or any of Parent’s or Merger Sub’s Affiliates.
(xxx)“Fraud” means, with respect to a party hereto, any actual and intentional misrepresentation of a fact with respect to the making of any representation or warranty set forth in ARTICLE II or ARTICLE III with the express intention that the other party would rely thereon to its detriment.
(xxxi)“Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization); Section 2.2 (Capitalization); Section 2.3(a) (Authorization); Section 2.10 (Taxes); Section 2.18 (Arrangements with Related Parties); Section 2.23(Brokers or Finders); Section 3.2 (Authorization); and Section 3.7 (Brokers or Finders).
(xxxii)“GAAP” means United States generally accepted accounting principles.

(xxxiii)“Governing Documents” means, with respect to any particular Person: (A) if a corporation, the articles or certificate of incorporation and the bylaws of such entity; (B) if a general partnership, the partnership agreement and any statement of partnership; (C) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (D) if a limited liability company, the articles or certificate of organization or formation and the operating agreement or limited liability company agreement; (E) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; (F) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of such Person or relating to the rights, duties and obligations of the equity holders of such Person; and (G) any amendment or supplement to any of the foregoing.
(xxxiv)“Government Contract” means any Commitment that (A) is between the Company or any of its subsidiaries and a Governmental Entity, or (B) is entered into by the Company or any of its subsidiaries as a subcontractor (at any tier) in connection with a contract between another entity and a Governmental Entity.
(xxxv)“Government Contract Bid” means any bid, offer, proposal or quote for goods or services, including any software licenses, to be delivered to or in support of a Governmental Entity which, if accepted, would result in a Government Contract;
(xxxvi)“Governmental Entity” means any court, tribunal, arbitral body, government agency, department, regulatory or administrative authority, commission, board, bureau or instrumentality of the United States, any local, county, state, federal or political subdivision thereof, or any foreign governmental entity of any kind.

(xxxvii)“Intentional Breach” means with respect to any representation, warranty, agreement or covenant in this Agreement, an intentional or deliberate act or omission where the breaching party actually knows at the time that such action or omission is a breach of this Agreement.
(xxxviii)“Intercompany Liability” means all Liabilities, Commitments, rights, interests or accounts between the Company or one of its subsidiaries, on the one hand, and any Company Stockholder, any holder of Equity Securities of any Company Stockholder (as applicable) or any of their respective affiliates (other than the Company and its subsidiaries), on the other hand, excluding any employment agreements or any benefit arrangements disclosed in the Company Disclosure Schedule.
(xxxix)“Knowledge of the Company” and words of similar import mean the actual knowledge of any of Randy Nicolau, Jeremy Westin, Jeffrey Kabat, Christopher Robison or Jesse Liu.
(xl)“Law” means any local, county, state, federal, foreign or other constitution, law, statute, treaty, regulation, ordinance, code, common law or any rule, Order, decree, judgment, judicial consent, consent decree, edict, Permit, directive or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Entity.
(xli)“Liability” means any liability, obligation, deficiency (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) of every kind and description, including any liability for Taxes, and any liability arising under any Commitment or undertaking.
(xlii)“Liquidation Preference” has the meaning ascribed to such term in the Company’s Amended and Restated Certificate of Incorporation, as amended.
(xliii)“Loss” or “Losses” means all damages, losses, obligations, Liabilities, Encumbrances, amounts paid in settlement, penalties, fines, assessments, Taxes, interest, costs and expenses, including reasonable out-of-pocket costs and expenses of investigation, pursuit of claims and collection, defense, court costs and reasonable out-of-pocket attorneys’ and consultants’ fees, investigation fees and expenses.
(xliv)“made available to Parent” and words of similar import mean included prior to the date hereof in the Data Room.
(xlv)“Order” means any order, writ, judgment, award, injunction, assessment, finding, decree, settlement agreement or consent agreement of any Governmental Entity.
(xlvi)“Pandemic” means the outbreak of COVID-19.
(xlvii)“Pandemic-Relief Debt” means any Indebtedness incurred in connection with any Law or program involving any Governmental Entity providing or expanding any loan, guaranty, investment, participation, grant, program or other assistance in response to or to provide relief for the Pandemic, including, without limitation, any PPP Loan, any U.S. Small Business Administration Economic Injury Disaster Loan, any loan under the Main Street Lending Program announced by the U.S. Department of Treasury and Board of Governors of the Federal Reserve, or any other similar federal, state or local Governmental Entity program.

(xlviii)“Pandemic-Relief Debt Documentation” means as to any Pandemic-Relief Debt (A) all documents, instruments and agreements evidencing or related to such Pandemic-Relief Debt, any collateral provided in respect thereof or any indemnity and/or hold-harmless agreement related thereto, (B) all Laws governing such Pandemic-Relief Debt or that require certain action or inaction as a result of incurring such Pandemic-Relief Debt or the forgiveness thereof (including, without limitation, the requirement prohibiting claiming of any Employee Retention Credit under Section 2301 of the CARES Act), but excluding the application of such requirement to Parent or its affiliates) and (C) all applications (and all attachments, exhibits, addenda the like with respect thereto, including without limitation, information with respect to affiliation), submissions, reports, or other documentation (including, without limitation, payroll documentation and affiliation documentation) provided by or on behalf of any Company to any lender, lender agent or Governmental Entity in connection with applying for, obtaining, using the proceeds of, or seeking forgiveness of such Pandemic-Relief Debt.
(xlix) “Permit” means any license, permit, registration, variance, exemption, Consent, waiver, authorization, right, certificate, franchise, order or approval, qualification, or similar document or authority, and all pending applications therefor or renewals thereof.
(l)“Permitted Encumbrance” means any of the following: (A) the provisions of all applicable zoning Laws regulating the use of or occupancy of Real Property which are imposed by any Governmental Entity having jurisdiction over such Real Property which are not violated by the current use or occupancy of such Real Property or the operation of the business of the Company and its subsidiaries thereon; (B) statutory liens of landlords, carriers, workmen, warehousemen, repairmen, mechanics, contractors, materialmen and other similar Persons arising or incurred in the ordinary course of business, and other liens imposed by applicable Laws for amounts which are not due and payable and which shall be paid in full and released at Closing; (C) easements, rights-of-ways, restrictions and other similar charges and encumbrances of record affecting title to such Real Property which do not or would not materially impair the use or occupancy of such Real Property in the operation of the business of the Company and its subsidiaries conducted thereon; (D) liens for Taxes and other governmental assessments, charges or claims not yet due and payable or that the taxpayer is reasonably contesting in good faith and that are described in Section 2.10(e) of the Company Disclosure Schedule; (E) purchase money liens securing rental payments under capital lease arrangements; (F) any Encumbrances created as a result of any act taken by or through Parent or any of its affiliates; and (G) the Encumbrances set forth on Section 9.3(b)(li) of the Company Disclosure Schedule.
(li)“Person” means any individual, firm, corporation (including not-for-profit), partnership (whether general or limited), joint venture, association, limited liability company, joint-stock company, estate, trust, unincorporated organization, or any other entity or organization of any kind or nature, or any Governmental Entity, officer, department, commission, board, bureau or instrumentality thereof.
(lii)“Personnel” means any (i) current director, officer, employee, representative, agent or contractor of the Company or any of its subsidiaries; or (ii) former director, officer, employee, representative, agent or contractor of the Company or any of its subsidiaries since January 1, 2017.
(liii)“PPP Escrow Amount” shall mean $2,503,275 plus any applicable interest amount, as required by the PPP Escrow Agreement.

(liv)“PPP Escrow Expiration Date” shall mean the date on which a final determination whether the PPP Loan will be forgiven (in whole or in part) pursuant to Section 1106 of the CARES Act.
(lv)“PPP Loan” means a loan incurred under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).
(lvi)“PPP Payroll Costs” means “payroll costs” as defined in 15 U.S.C. 636(a)(36)(A)(viii) (as added to the Small Business Act by Section 1102 of the CARES Act).
(lvii)“PPP Specified Forgivable Uses” means uses of proceeds of a PPP Loan that are eligible for forgiveness under Section 1106 of the CARES Act (including, without limitation, PPP Payroll Costs).
(lviii)“Proceeding” means any demand, claim, action, dispute, cause of action, arbitration, audit, hearing, investigation, inquiry, litigation, suit, charge, complaint, grievance, allegation, indictment, assessment, or legal, administrative or other proceeding.
(lix)“Prohibited Person” means (A) a Person who is a “designated national,” “specially designated national,” “specially designated terrorist,” “specially designated global terrorist,” “foreign terrorist organization,” “specially designated narcotics trafficker” or “blocked person,” within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the “OFAC Regulations”), or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations or is owned or controlled by a Person who appears on such list or (B) the government, including any political subdivision, agency, instrumentality or national thereof, of any country against which the United States maintains economic sanctions or embargos.

(lx)“Pro Rata Share” means, with respect to any Company Equityholders, a fraction, (a) the numerator of which is the gross amount payable to such Company Stockholder pursuant to the terms hereof, and (b) the denominator of which is the gross amount payable to all Company Equityholders pursuant to the terms hereof.
(lxi)“Reasonable Efforts” shall mean commercially reasonable efforts.
(lxii)“Related Agreements” means the Escrow Agreement, the Support Agreements, the Employment Agreements, the Restrictive Covenant Agreements, the Paying Agent Agreement, the Retention Award Agreements and the Performance-Based Sales Retention Bonus Plan Participation Letters.
(lxiii)“R&W Binder” means the Binder Agreement for the R&W Policy issued by the R&W Insurer, a copy of which is attached as Exhibit J.
(lxiv)“R&W Insurer” means DUAL North America, Inc. (together with its successors and assigns).
(lxv)“R&W Policy” means the Buyer-Side Representations and Warranties Insurance Policy, together with endorsements related thereto, issued by the R&W Insurer, a draft of which is attached as an exhibit to the R&W Binder.

(lxvi)“Series A Preferred Stock” means the shares of capital stock of the Company designated as “Series A Preferred Stock” in the Charter.
(lxvii)“Series B Preferred Stock” means the shares of capital stock of the Company designated as “Series B Preferred Stock” in the Charter.
(lxviii)“Series C Preferred Stock” means the shares of capital stock of the Company designated as “Series C Preferred Stock” in the Charter.
(lxix)“Series D-1 Preferred Stock” means the shares of capital stock of the Company designated as “Series D-1 Preferred Stock” in the Charter.
(lxx)“Series AA Preferred Stock” means the shares of capital stock of the Company designated as “Series AA Preferred Stock” in the Charter.
(lxxi)“Series BB-1 Preferred Stock” means the shares of capital stock of the Company designated as “Series BB-1 Preferred Stock” in the Charter.
(lxxii)“Series BB-2 Preferred Stock” means the shares of capital stock of the Company designated as “Series BB-2 Preferred Stock” in the Charter.

(lxxiii)“Small Business Act” means the Small Business Act (15 U.S. Code Chapter 14A – Aid to Small Business) and applicable rules and regulations, as amended from time to time.
(lxxiv)“Specified Fundamental Representations” means the representations and warranties set forth in Section 2.1 (Organization); Section 2.2 (Capitalization); and Section 2.3(a) (Authorization).
(lxxv)“subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or business entity of which (A) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other subsidiaries of that Person or a combination thereof, or (B) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or will be or control any manager, managing member, management agent, managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a “subsidiary” of any Person will be given effect only at such times that such Person has one or more subsidiaries, and, unless otherwise indicated, the term “subsidiary” refers to a subsidiary of the Company.
(c)Any reference in this Agreement or any Related Agreement to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment of, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

(d)All references to dollar(s) or use of the $ symbol in this Agreement or any Related Agreement refer to U.S. dollars.
(e)The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
Section 9.4 Counterparts; Delivery. This Agreement may be executed in multiple original, PDF or facsimile counterparts, each of which shall be deemed an original, and all of which taken together shall be considered one and the same agreement. Each executed signature page to this Agreement and to each agreement and certificate delivered by a Party pursuant to this Agreement may be delivered by any of the methods described in Section 9.2 hereof, including via facsimile or e-mail, provided that such delivery is effected in accordance with the notice information provided for in Section 9.2 hereof. In the event that any signature to this Agreement or any agreement or certificate delivered pursuant hereto, or any amendment thereof, is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof. No Party shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver any such signature page or the fact that such signature was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation or enforceability of a contract and each Party forever waives any such defense.
Section 9.5 Entire Agreement. This Agreement (including the Company Disclosure Schedule), the Confidentiality Agreement and the Related Agreements constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties (including the non-binding indication of interest by and between the Company and Parent, dated September 16, 2020) with respect to the subject matter of this Agreement and the Related Agreements; provided that no concession is made that any prior agreement or understanding (oral or otherwise) exists, other than such indication of interest.
Section 9.6 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns and nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Person other than Parent, Merger Sub, the Company, the Company Stockholders, the Stockholders’ Representative and their respective successors and permitted assigns.
Section 9.7 Severability. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under Law. In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability, without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.
Section 9.8 Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal law of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.
Section 9.9 Dispute Resolution for Direct Claims. In the event of a Dispute (provided that for the avoidance of doubt, this Section 9.9 shall not be applicable with respect to any claim for indemnification for which a Litigation Notice was provided) and the Indemnifying Party disputes all or any part of the Indemnification Notice relating to such Dispute, Parent and the Stockholders’ Representative shall first attempt to resolve such Dispute through direct negotiations. Any Party may initiate this process by making a written demand for direct negotiation that describes the Dispute to be negotiated in reasonable detail. At either Party’s option, such direct negotiations may be held telephonically or in person. No settlement reached in such negotiations under this Section 9.9 shall be binding until reduced to a writing signed by the applicable Parties. If the Dispute is not resolved within 20 Business Days after the date of the demand for direct negotiation, then the Stockholders’ Representative and/or Parent may petition to any court of competent jurisdiction in accordance with and pursuant to Section 9.10 to resolve such Dispute. Nothing in this Section 9.9 shall prevent any party from seeking injunctive relief under Section 9.10 (which injunctive relief, for the avoidance of doubt, may be sought prior to complying with this Section 9.9).
Section 9.10 Court Proceedings; Jurisdiction. For the purpose of any Proceeding permitted by the terms of this Agreement to be filed in a court (which shall not include disputes relating to the Closing Adjustment or the Earnout Amount pursuant to Section 1.4 and Section 1.5 hereof (except for the enforcement of any ruling of the Independent Accounting Firm thereunder)), which Proceeding is brought to enforce, challenge or construe the terms or making of this Agreement, and any Proceeding arising out of or related to this Agreement, each of the Parties submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware), in any such Proceeding, agrees that all claims in respect of any such Proceeding may be heard and determined in any such court and agrees not to bring any action or proceeding arising out of or relating thereto in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any such Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto.
Section 9.11 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, WHICH CANNOT BE WAIVED, FOR ANY PROCEEDING WHICH IS PERMITTED UNDER THIS AGREEMENT TO BE FILED IN A COURT, EACH PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ANY RIGHT TO A TRIAL BY JURY IN SUCH PROCEEDING, INCLUDING THOSE PROCEEDINGS TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, CONSENT, WAIVER, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION WITH ANY OF THEM OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT. EACH PARTY AGREES THAT IN ANY SUCH PROCEEDING, THE MATTERS SHALL BE TRIED TO A COURT AND NOT TO A JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY

UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.
Section 9.12 Service of Process. Each Party irrevocably consents to the service of summons and complaint and any other process outside the territorial jurisdiction of the courts referred to in Section 9.10 hereof in any Proceeding by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2 hereof (except that email shall not be a permitted delivery means pursuant to this Section 9.12). Nothing herein shall affect the right of any Party to serve process in any other manner permitted by applicable Law.
Section 9.13 Specific Performance. Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached or violated. Accordingly, each Party agrees, subject to Section 8.2, that, without posting bond or other undertaking, the other Party or Parties will be entitled to an injunction or injunctions to prevent breaches or violations of the provisions of this Agreement and to enforce specifically the provisions of this Agreement in any Proceeding from, by or before any Governmental Entity having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity. Each Party further agrees that, in the event of any such action for specific performance in respect of such breach or violation, it will not assert the defense that a remedy at law would be adequate or that the consideration reflected in this Agreement was inadequate or that the terms of this Agreement were not just and reasonable.
Section 9.14 Assignment. No Party to this Agreement shall have the right to assign or delegate his, her or its rights or duties hereunder, in whole or in part, without the prior written consent of the other parties to this Agreement in their sole discretion; provided, however, that Parent or Merger Sub may assign any or all of its rights, interests and obligations under this Agreement to (a) one or more of its wholly-owned subsidiaries (in which case Parent and/or Merger Sub nonetheless shall remain responsible for the performance of all of its obligations under this Agreement), (b) any subsequent purchaser of Parent or any of its subsidiaries or all or any part of the business or assets of Parent or any of its subsidiaries (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise), or (c) any lender of Parent or Merger Sub as security for obligations to such lender in respect of any financing arrangements entered into by Parent or Merger Sub, and any refinancings, extensions, refundings or renewals thereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns. Any purported assignment in violation of this Section 9.14 shall be void.
Section 9.15 Expenses. Except as set forth in this Agreement, all costs and expenses (including all legal, accounting, broker, finder or investment banker fees) incurred in connection with this Agreement and the transactions contemplated hereby are to be paid by the party incurring the expenses.
Section 9.16 Headings. Headings of the Articles and Sections of this Agreement, the Table of Contents, the Index of Exhibits, the Exhibits, the Index of Schedules, the Schedules, the Index of Defined Terms, and the schedules included in the Company Disclosure Schedule, are for convenience of the Parties only, and shall be given no substantive or interpretative effect whatsoever.
Section 9.17 Cumulative Remedies; No Waiver. Except as specifically set forth herein, the rights and remedies of the parties to this Agreement are cumulative and not alternative. No failure or delay on the part of any Party in exercising any right, power or remedy under this Agreement shall operate as a waiver of such right, power or remedy, and no single or partial exercise of any such right, power or remedy shall preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. To the maximum extent permitted by Law: (a) no claim or right arising out of this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the Party or Parties against whom the waiver is to be effective; provided, however, that the Stockholders’ Representative may provide such a waiver for each Company Equityholders; (b) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

Section 9.18 Schedules, Disclosure Schedule and Exhibits. The Schedules hereto, the Disclosure Schedule and the Exhibits hereto are hereby incorporated by reference into, and made a part of, this Agreement. The disclosure of any matter on a Section of the Disclosure Schedule shall be deemed to be a disclosure for each representation and warranty to which it is reasonably apparent on its face from the disclosure that such matters relate. Any capitalized and undefined term used in any Section of the Disclosure Schedule shall have the same meaning that is assigned to such term in this Agreement.

[Signature page[s] follow.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed as of the date first written above.

POPPIN, INC.

By:	/s/ Randy Nicolau
Name: Randy Nicolau
Title: Chief Executive Officer

FORTIS ADVISORS LLC:

By:	/s/ Ryan Simkin
Name: Ryan Simkin
Title: Managing Director

KIMBALL INTERNATIONAL, INC.

By:	/s/ Kristine L. Juster
Name: Kristine L. Juster
Title: Chief Executive Officer

PROJECT FIFTH GEAR MERGER CORP.

By:	/s/ Kristine L. Juster
Name: Kristine L. Juster
Title: President